Exhibit 10.2

EXECUTION VERSION

THIRD AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

dated as of September 18, 2015

among

CF INDUSTRIES HOLDINGS, INC.,
as Holdings,

prior to the Darwin Acquisition Closing Date,
CF INDUSTRIES, INC.,
as the Company,

on and after the Darwin Acquisition Closing Date,
DARWIN HOLDINGS LIMITED,
as the UK Borrower,

the DESIGNATED BORROWERS party hereto,
as additional Borrowers,

the Lenders party hereto,

the Issuing Banks party hereto

and

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent

MORGAN STANLEY SENIOR FUNDING, INC., GOLDMAN SACHS BANK USA, BMO CAPITAL MARKETS, RBC CAPITAL MARKETS, LLC,(1) THE BANK OF TOKYO-MITSUBISHI UFJ, LTD. AND WELLS FARGO SECURITIES, LLC,
as Joint Lead Arrangers and Joint Bookrunners,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as Syndication Agent,

and

GOLDMAN SACHS BANK USA, BANK OF MONTREAL, ROYAL BANK OF CANADA AND WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Co-Documentation Agents

(1)  RBC Capital Markets is a brand name for the capital markets businesses of Royal Bank of Canada and its affiliates.

i

ii

SCHEDULES

Schedule 2.1	—	Commitments
Schedule 2.5	—	Existing Letters of Credit
Schedule 2.16(g)	—	UK Treaty Lenders and UK Non-Bank Lenders
Schedule 2.17	—	Administrative Agent’s Office
Schedule 3.12(a)	—	Subsidiaries
Schedule 3.12(b)	—	Inactive Subsidiaries
Schedule 6.2	—	Existing Liens

EXHIBITS

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Borrowing Request
Exhibit C	—	Form of Interest Election Request
Exhibit D	—	Form of Revolving Note
Exhibit E	—	Form of Guaranty Agreement
Exhibit F	—	Form of Compliance Certificate
Exhibit G	—	Form of Maturity Date Extension Request
Exhibit H	—	Form of Designated Borrower Request and Assumption Agreement
Exhibit I	—	Form of Credit Agreement Joinder
Exhibit J	—	Form of Guaranty Joinder Agreement

iii

THIRD AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT, dated as of September 18, 2015, among CF INDUSTRIES HOLDINGS, INC., a Delaware corporation (“Holdings”), prior to the Darwin Acquisition Closing Date (such term and each other capitalized term used and not otherwise defined herein having the meaning assigned to it in Article I), CF INDUSTRIES, INC., a Delaware corporation (the “Company”), on and after the Darwin Acquisition Closing Date, DARWIN HOLDINGS LIMITED, a limited liability company incorporated under the laws of England and Wales with registered number 09713230 (as may be renamed in connection with the re-registration as a public company under the Companies Act 2006 of the United Kingdom on or prior to the Darwin Acquisition Closing Date in connection with the Acquisition Agreement Transactions) (prior to the consummation of the Acquisition Agreement Transactions to occur on the Darwin Acquisition Closing Date, “UK Holdco”) (the “UK Borrower”), the DESIGNATED BORROWERS from time to time party hereto, the LENDERS from time to time party hereto, MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent, and MORGAN STANLEY BANK, N.A., GOLDMAN SACHS BANK USA, BANK OF MONTREAL, ROYAL BANK OF CANADA, THE BANK OF TOKYO-MITSUBISHI UFJ, LTD. and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Issuing Banks.

WHEREAS, the Company is party to that certain Second Amended and Restated Credit Agreement, dated as of March 20, 2015 (as amended and restated to but not including the Third Restatement Effective Date, the “Second Amended and Restated Credit Agreement”), by and among, among others, Holdings, the Company, the “Lenders” as defined therein (the “Existing Lenders”), MORGAN STANLEY SENIOR FUNDING, INC., as “Administrative Agent” as defined therein and MORGAN STANLEY BANK, N.A. and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as “Issuing Banks” as defined therein.

Subject to and upon the terms and conditions set forth herein, the parties hereto wish to amend and restate the Second Amended and Restated Credit Agreement in its entirety in the form of this Agreement.

The parties hereto hereby agree that, on the Third Restatement Effective Date, the Second Amended and Restated Credit Agreement shall be and is hereby amended and restated as follows:

ARTICLE I

Definitions

Section 1.1            Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“2010 Indenture” means the Indenture, dated as of April 23, 2010, among the Company, as issuer, Holdings, as a guarantor, and Wells Fargo Bank, National Association, as trustee.

“2010 Indenture Notes” means the notes issued by the Company on or prior to the Darwin Acquisition Closing Date pursuant to the 2010 Indenture or any supplemental indenture thereto.

“2013 Indenture” means the Indenture, dated as of May 23, 2013, among the Company, as issuer, Holdings, as a guarantor, and Wells Fargo Bank, National Association, as trustee.

“2013 Indenture Notes” means the notes issued by the Company on or prior to the Darwin Acquisition Closing Date pursuant to the 2013 Indenture or any supplemental indenture thereto.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.  All ABR Loans shall be denominated in dollars.

“Acquired Business” means the Target Companies; provided that if at any time pursuant to the terms of the Acquisition Agreement Firewater One S.a.r.l., a société à responsabilité limitée organized under the law of Luxembourg (“Firewater One”) (or such other Person that owns, directly or indirectly, OCI’s Natgasoline methanol project in Beaumont, Texas) ceases to be a “Purchased Company” as defined in the Acquisition Agreement, then from and after such time, Firewater One and its subsidiaries shall be excluded from this definition.

“Acquisition” means a transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that Parent or a Subsidiary is the surviving entity.

“Acquisition Agreement” means that certain Combination Agreement, dated as of August 6, 2015, among Holdings, the UK Borrower, MergerCo and OCI.

“Acquisition Agreement Transactions” means the “Transactions” (as such term is defined in the Acquisition Agreement).

“Additional Lender” has the meaning set forth in Section 2.20(b).

“Administrative Agent” means Morgan Stanley Senior Funding, Inc., in its capacity as administrative agent for the Lenders hereunder, or any successor administrative agent appointed in accordance with Article VIII.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 2.17 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Lead Borrower and the Lenders in writing.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Cooperatives” means, collectively, CHS Inc. and GROWMARK, Inc.

“Agent Parties” has the meaning set forth in Section 9.1.

“Agreed Guarantee Principles” means, with respect to any Subsidiary (other than the Company), that a guaranty of the Obligations shall not be required to be given by such Subsidiary to the extent such guaranty would:

(i)            be prohibited by or in breach of (x) applicable law, rule, regulation or general statutory limitations, including, if such Subsidiary is a Foreign Subsidiary, where such guaranty would result in any breach of financial assistance, capital maintenance, corporate benefit, “thin capitalization” rules and similar restrictions of the applicable jurisdiction; or (y) any contractual obligation in effect as of the Third Restatement Effective Date (or, if later, the date such Subsidiary is formed or acquired so long as not incurred in contemplation thereof (or contractual obligations not materially more restrictive, solely in the case of limitations and restrictions impacting guarantees, than those in existence at such earlier time));

(ii)           if such Subsidiary is a Foreign Subsidiary, result in a risk of (x) breach of the fiduciary duties of, or  personal or criminal liability on the part of, any of such Foreign Subsidiary’s officers, directors or similar persons or (y) criminal liability on the part of such Foreign Subsidiary;

(iii)          if such Subsidiary is a Foreign Subsidiary, result in material adverse tax consequences to Parent, any Domestic Subsidiary or such Foreign Subsidiary, including as a result of a change in law, as determined by the Lead Borrower in its reasonable discretion in consultation with the Administrative Agent; or

(iv)          if such Subsidiary is a Foreign Subsidiary, result in costs that would be excessive in relation to the benefits afforded thereby, as determined in writing by the Administrative Agent in its reasonable discretion.

“Agreement” means this Third Amended and Restated Revolving Credit Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Eurocurrency Rate for dollars with an Interest Period of 1 month commencing on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurocurrency Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurocurrency Rate, respectively.

“Alternative Currency” means each of the following currencies: Canadian Dollars, Euro and Sterling.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with dollars.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Parent or any of its Subsidiaries from time to time concerning or relating to bribery or corruption administered or enforced by any Governmental Authority having jurisdiction over Parent or any of its Subsidiaries.

“Anti-Terrorism Laws” means any laws, regulations or orders of any Governmental Authority of the United States, the United Nations, the United Kingdom or the European Union relating to terrorism financing or money laundering, including, but not limited to, the International Emergency Economic Powers Act (50 U.S.C. § 1701 et seq.), the Trading With the Enemy Act (50 U.S.C. § 5 et seq.), the International Security Development and Cooperation Act (22 U.S.C. § 2349aa-9 et seq.), the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, the Bank Secrecy Act, as amended by Title III of the USA Patriot Act, and any rules or regulations promulgated pursuant to or under the authority of any of the foregoing.

“Applicable LC Fronting Sublimit” means (a) with respect to each Issuing Bank on the Third Restatement Effective Date, the amount set forth opposite such Issuing Bank’s name on Schedule 2.1 and (b) with respect to any other Person that becomes an Issuing Bank pursuant to Section 2.5(j) or 2.5(k)(ii), such amount as agreed to in writing by the Lead Borrower and such Person at the time such Person becomes an Issuing Bank or otherwise as provided in Section 2.5(k)(ii)(y), as each of the foregoing amounts may be decreased or increased from time to time with the written consent of the Lead Borrower and the Issuing Banks (provided that any increase in the Applicable LC Fronting Sublimit with respect to any Issuing Bank shall require the consent of only the Lead Borrower and such Issuing Bank); provided that the aggregate amount of the individual Issuing Bank amounts under this definition shall not be reduced below the LC Sublimit without the written consent of the Lead Borrower.

“Applicable Percentage” means, with respect to any Lender, subject to Section 2.22, the percentage of the total Commitments represented by such Lender’s Commitment.  If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any permitted assignments hereunder and subject to Section 2.22.

“Applicable Rate” means, for any day, with respect to any Eurocurrency Loan, any ABR Loan or the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth under the caption “Applicable Rate — ABR Loans”, “Applicable Rate — Eurocurrency Loans” or “Commitment Fee Rate” in the table below, as the case may be, based upon the Moody’s Rating and the S&P Rating applicable on such date:

		Applicable Rate
Level	Ratings (S&P / Moody’s)	ABR Loans	Eurocurrency Loans	Commitment Fee Rate
I	> BBB+ / Baa1	0.125%	1.125%	0.125%
II	BBB / Baa2	0.25%	1.25%	0.15%
III	BBB- / Baa3	0.50%	1.50%	0.20%
IV	BB+ / Ba1	0.75%	1.75%	0.25%
V	< BB / Ba2	1.00%	2.00%	0.30%

For purposes of the foregoing, (i) if either Moody’s or S&P shall not have in effect a Moody’s Rating or a S&P Rating, respectively (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating in Level V; (ii) if the Moody’s Rating and the S&P Rating established or deemed to have been established by Moody’s and S&P, respectively, shall fall within different Levels, the Applicable Rate shall be based on the higher of the two ratings unless one of the two ratings is more than one Level lower than the other, in which case the Applicable Rate shall be determined by reference to the Level next below that of the higher of the two ratings; and (iii) if the Moody’s Rating and the S&P Rating established or deemed to have been established by Moody’s and S&P, respectively, shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.  If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrowers and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Applicant Borrower” has the meaning set forth in Section 2.23(a).

“Approved Fund” has the meaning set forth in Section 9.4.

“Approved Member State” means Belgium, France, Germany, Luxembourg, The Netherlands, Sweden and the United Kingdom.

“Arrangers” means Morgan Stanley Senior Funding, Inc., Goldman Sachs Bank USA, BMO Capital Markets, RBC Capital Markets, LLC, The Bank of Tokyo-Mitsubishi UFJ, Ltd. and Wells Fargo Securities, LLC, each in its capacity as a joint lead arranger and a joint bookrunner, and any successors thereto.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.4), and accepted by the Administrative Agent, in the form of Exhibit A attached hereto or any other form approved by the Administrative Agent.

“Assuming Lender” has the meaning set forth in Section 2.19(d).

“Availability Period” means the period from and including the Third Restatement Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments in accordance with the terms of this Agreement.

“Bankruptcy Code” means Chapter 11 of Title 11 of the United States Code and any successor statute and all rules and regulations promulgated thereunder.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America (or any successor).

“Borrower” means, as applicable, the Lead Borrower and each Designated Borrower.

“Borrowing” means (a) Revolving Loans of the same Type, in the same currency, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Request” means a request by the Lead Borrower for a Borrowing in accordance with Section 2.3.

“Bridge Credit Agreement” means that certain 364-Day Bridge Credit Agreement, dated as of the Third Restatement Effective Date, among Holdings, the Company, the UK Borrower (to be joined as a party thereto on or about the Darwin Acquisition Closing Date), the lenders from time to time party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New

York, New York or the state where the Administrative Agent’s Office with respect to Obligations denominated in dollars is located and:

(a)           if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in dollars, any fundings, disbursements, settlements and payments in dollars in respect of any such Eurocurrency Loan, or any other dealings in dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan, means any such day that is also a London Banking Day;

(b)           if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan, means a TARGET Day;

(c)           if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in a currency other than dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d)           if such day relates to any fundings, disbursements, settlements and payments in a currency other than dollars or Euro in respect of a Eurocurrency Loan denominated in a currency other than dollars or Euro, or any other dealings in any currency other than dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Canadian Dollar” means the lawful money of Canada.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateral Obligations” has the meaning set forth in Section 2.5(i).

“Cash Equivalents” means any of the following: (i) direct obligations issued or directly and fully guaranteed or insured by any Approved Member State, the United States or Canada or any agency or instrumentality thereof (provided that the full faith and credit of the Approved Member State, the United States or Canada is pledged in support thereof) having maturities of not more than one year from the date of acquisition thereof, (ii) marketable direct obligations issued by any state of the United States or the District of Columbia or a province or municipality of Canada, or any political subdivision or government-sponsored entity of any of the foregoing or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having an A- credit rating or better by S&P or

A3 credit rating or better by Moody’s or, in the case of such obligations of a province or a political subdivision of Canada, an equivalent rating from DBRS, (iii) dollar denominated time deposits, certificates of deposit and bankers acceptances issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any Lender or any lender under the Bridge Credit Agreement (or in each case, any affiliate thereof) or any commercial bank having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least “A-” or the equivalent thereof from S&P or “A3” or the equivalent thereof from Moody’s or A (low) from DBRS with maturities of not more than one year from the date of acquisition by such Person or, in the case of bankers’ acceptances endorsed by any Lender (or affiliate thereof) or other such commercial bank, maturing within six months of the date of acceptance, (iv) repurchase obligations, including whole mortgage loans, with a term of not more than thirty days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iii) above, (v) commercial paper issued by any Person incorporated in the United States rated at least A-2 or the equivalent thereof by S&P, at least P-2 or the equivalent thereof by Moody’s or at least R-1 (low) from DBRS and in each case maturing not more than one year after the date of acquisition by such Person (vi) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender (or affiliate thereof) or any other commercial bank that is rated at least A- or the equivalent thereof by S&P, at least A3 or the equivalent thereof by Moody’s or at least A (low) or the equivalent thereof by DBRS, (vii) investments in money market funds that invest at least 95% of their assets in investments of the types described in clauses (i) through (vi) above and (viii) other investments that the Administrative Agent and the Lead Borrower may approve in writing from time to time.

“CDOR” has the meaning set forth in the definition of “Eurocurrency Rate”.

“CFC” means a controlled foreign corporation within the meaning of Section 957(a) of the Code.

“CFIISC” means CF Industries International Services Corporation, an Iowa corporation (formerly known as Terra Real Estate Development Corporation).

“Change of Control” means any of (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as that term is used under Rule 13d-3 under the Exchange Act), directly or indirectly, of Equity Interests representing more than fifty percent (50%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Parent; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of Parent by Persons who were not nominated, appointed or approved for election by the members of the board of directors of Parent constituting at the time of such nomination, appointment or approval at least a majority of such board; (c) the failure of Parent to own, directly or indirectly, 100% of the outstanding Equity Interests of the Company (or any permitted successor thereof in accordance with Section 6.3); or (d) any “change of control” (as such term or any words of similar import are defined under any Material Indebtedness) shall occur; provided that a “change of control” under this clause (d) shall constitute a Change of Control only if (x) such Material Indebtedness became due and payable as a result thereof and/or (y) the holders of the obligations under such Material Indebtedness shall have the right to accelerate, cancel, terminate, or otherwise require the repayment, repurchase or redemption of, such Material Indebtedness as a result of such “change of control.” Notwithstanding anything in any Loan Document to the contrary, none of the Acquisition Agreement Transactions shall constitute a Change of Control.

“Change in Law” means the occurrence, after the Third Restatement Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, requirements, guidelines or directives thereunder, issued in connection therewith or in implementation thereof, (y) all requests, rules, requirements, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III and (z) the CRD IV and any law, rule, regulation or guideline, in each case that implements CRD IV in any jurisdiction, shall in each case be deemed to be a “Change in Law” after the Third Restatement Effective Date, regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning set forth in Section 9.13.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans hereunder and to acquire participations in Letters of Credit and Swingline Loans, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.8, (b) increased from time to time pursuant to Section 2.19 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 2.21 or Section 9.4.  The initial amount of each Lender’s Commitment as of the Third Restatement Effective Date is set forth on Schedule 2.1.  The initial aggregate amount of the Lenders’ Commitments as of the Third Restatement Effective Date is $2,000,000,000.

“Commitment Date” has the meaning set forth in Section 2.19(b).

“Commitment Increase” has the meaning set forth in Section 2.19(a).

“Communications” has the meaning set forth in Section 9.1.

“Company” has the meaning set forth in the introductory paragraph hereto.

“Compliance Certificate” has the meaning set forth in Section 5.1(c).

“Consent” means any consent, waiver, amendment or modification to the terms of any Darwin Debt and any related documents that is obtained on or prior to the Darwin Acquisition Closing Date and that permits the Darwin Transactions (and that waives any default, event of default, mandatory prepayments or mandatory offer, in each case with respect to such Darwin Debt, that would otherwise arise in connection with any of the Darwin Transactions).

“Consenting Lender” has the meaning set forth in Section 2.21(a).

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus, without duplication and to the extent deducted from revenues in determining such Consolidated Net Income, the sum of:

(a) the aggregate amount of Consolidated Interest Expense for such period;

(b) the aggregate amount of expense for taxes paid or accrued for such period (including payments to Affiliated Cooperatives under the NOL Agreement);

(c) all amounts attributable to depreciation and depletion for such period;

(d) all amortization and other non-cash charges (including, without limitation, non-cash impairment charges); and

(e) fees, cash charges and other cash expenses, premiums or penalties incurred in connection with any acquisition, any asset sale, any recapitalization, any investment, any issuance of Equity Interests by Parent or any issuance, incurrence or repayment of Indebtedness by Parent or its Subsidiaries, the amortization of any deferred financing charges, and/or any refinancing transaction or modification or amendment of any debt instrument (including any transaction undertaken but not completed);

in each case for such period, minus the sum of:

(i)            all non-cash gains included in Consolidated Net Income for such period; and

(ii)           all amounts (except as expressly contemplated by clause (e) above) which constituted non-cash charges in prior periods (and which were deducted in determining Consolidated Net Income in a prior period) and which were actually paid in cash during the period for which Consolidated EBITDA is being determined, all calculated for Parent and its Subsidiaries on a consolidated basis.

To the extent the net income of any Subsidiary is excluded from Consolidated Net Income in accordance with the proviso to the definition of Consolidated Net Income, then add-backs and deductions in determining Consolidated EBITDA, to the extent relating to such Subsidiary, shall be limited to the same extent.

“Consolidated Indebtedness” means, at any time, the sum of (without duplication) (i) all Indebtedness of Parent and its Subsidiaries (on a consolidated basis) as would be required to be reflected as debt or Capital Lease Obligations on the liability side of a consolidated balance sheet of Parent and its Subsidiaries in accordance with GAAP and (ii) all Guarantees by Parent and its Subsidiaries in respect of Indebtedness of any third Person (other than Parent and its Subsidiaries) of the type referred to in the preceding clause (i).

“Consolidated Interest Expense” means, with reference to any period, accrued interest expense of Parent and its Subsidiaries calculated on a consolidated basis for such period determined in accordance with GAAP excluding amortization of financing fees.

“Consolidated Net Income” means, for any period, the net income (or loss) of Parent and its Subsidiaries determined on a consolidated basis for such period (taken as a single accounting period) in accordance with GAAP; provided that the following items shall be excluded in computing Consolidated Net Income (without duplication): (i) the net income (or loss) of any Person in which a Person or Persons other than Parent and its Wholly-Owned Subsidiaries has an Equity Interest or Equity Interests to the extent of such Equity Interests held by Persons other than Parent and its Wholly-Owned Subsidiaries in such Person, (ii) except for determinations expressly required to be made on a Pro Forma Basis, the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or accrued prior to such Person merging into or consolidating with any Subsidiary or accrued prior to all or substantially all of the property or assets of such Person being acquired by a Subsidiary and (iii) the net income of any Subsidiary to the extent that the declaration or payment of cash dividends or similar cash distributions by such Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary.

“Consolidated Total Assets” means, as of any date of determination thereof, the total assets of Parent and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.

“Contemplated Debt Securities” means any unsecured debt securities issued by the UK Borrower, Parent or any Subsidiary in connection with or in anticipation of (x) the purchase of the Purchased Equity Interests or (y) the Darwin Debt Refinancing.

“Contemplated Private Placement” means the private placement of notes pursuant to Section 4(a)(2) of the Securities Act by the Company, the proceeds of which will be used to refinance amounts outstanding under this Agreement and for general corporate purposes.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise; provided that being an officer or director of a Person shall not, in and of itself, be deemed “Control” of such Person.  “Controlling” and “Controlled” have meanings correlative thereto.

“CRD IV” means (a) Regulation (EU) No. 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No. 648/2012 and (b) Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing directives 2006/48/EC and 2006/49/EC.

“Credit Agreement Joinder” means each joinder agreement to this Agreement in substantially the form of Exhibit I attached hereto or any other form reasonably approved by the Administrative Agent.

“Credit Event” means the making of a Loan or the issuance, amendment, extension or renewal of any Letter of Credit (other than any amendment, extension or renewal that does not change the maximum stated amount of such Letter of Credit).

“CTA” means the UK Corporation Tax Act 2009.

“Darwin Acquisition Closing Date” means the date on which all of the conditions precedent set forth in Section 4.3 are satisfied (or waived in accordance with Section 9.2):

“Darwin Debt” means indebtedness issued or incurred pursuant to any of (i) the OCI Nitrogen Credit Agreement, (ii) the Iowa Bonds Indenture or the Iowa Bond Financing Agreement, (iii) the Iowa Fertilizer Credit Agreement, (iv) the OCI Beaumont Credit Agreement, (v) the MLP Credit Agreement and (vi) the OCI Fertilizer Trade Finance Facility.

“Darwin Debt Refinancing” means the repayment, redemption, repurchase modification, extension, exchange, extension, renewal, refinancing, refunding, or replacement of Darwin Debt (and the payment of any related fees (including prepayment penalties and/or make-whole payments) and expenses) on or prior to the Darwin Acquisition Closing Date.

“Darwin Transactions” means, collectively, the Acquisition Agreement Transactions, the Darwin Debt Refinancing, the offering of Contemplated Debt Securities, the negotiation, execution and delivery of this Agreement, the Contemplated Private Placement, the negotiation, execution and delivery of the Consents, if any, and the payment of fees and expenses in connection with any of the foregoing.

“DBRS” means Dominion Bond Rating Service Inc.

“Debtor Relief Laws” means the Bankruptcy Code, the Insolvency Act 1986 of the United Kingdom and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, the United Kingdom or other applicable jurisdictions from time to time in effect.

“Declining Lender” has the meaning set forth in Section 2.21(a).

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, subject to the last sentence of Section 2.22, any Lender that (a) has failed to (i) fund all or any portion of its Loans (including pursuant to a

Mandatory Borrowing) or participations in LC Disbursements or Swingline Loans within two Business Days of the date such Loans were required to be funded hereunder or (ii) pay to the Administrative Agent, any Issuing Bank, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including with respect to its participations in LC Disbursements and Swingline Loans) within three Business Days of the date when due, unless, in each case, such Lender notifies the Administrative Agent, each Issuing Bank and the Lead Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to such funding or payment (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Lead Borrower or the Administrative Agent, each Issuing Bank or the Swingline Lender, as applicable, in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan or participations in LC Disbursements or Swingline Loans hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within two Business Days after written request by the Administrative Agent, any Issuing Bank or the Lead Borrower, to confirm in writing to the Administrative Agent, such Issuing Bank and the Lead Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent, such Issuing Bank and the Lead Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender, subject to the last sentence of Section 2.22, upon delivery of written notice of such determination to the Lead Borrower and each Lender.

“Designated Borrower” has the meaning set forth in Section 2.23.

“Designated Borrower Request and Assumption Agreement” has the meaning set forth in Section 2.23(a).

“Designated Borrowing Date” has the meaning set forth in Section 4.4.

“Designated Borrower Jurisdiction” means the United States or any state thereof or the District of Columbia or England and Wales.

“Designated LC Disbursement” has the meaning set forth in Section 2.5(e).

“Documentation Agents” means each of Goldman Sachs Bank USA, Bank of Montreal, Royal Bank of Canada and Wells Fargo Bank, National Association.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in dollars as determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of dollars with such Alternative Currency.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” of any Person means any Subsidiary of such Person incorporated or organized in the United States or any state thereof or the District of Columbia; provided that any Subsidiary that would otherwise constitute a Domestic Subsidiary and is a holding company which owns Equity Interests in one or more Foreign Subsidiaries that are CFCs, but owns no other material assets and does not engage in any trade or business (other than acting as a holding company for such Equity Interests in Foreign Subsidiaries) shall not constitute a Domestic Subsidiary hereunder; provided, further, that a Subsidiary that is disregarded as separate from its owner for federal income tax purposes and owns assets substantially all of which constitute Equity Interests in one or more Foreign Subsidiaries that are CFCs, shall not constitute a Domestic Subsidiary hereunder.

“DTTP Scheme” has the meaning set forth in Section 2.16(g).

“Effective Date” means May 1, 2012.

“Eligible Assignee” means and includes any commercial bank, an insurance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), but in any event excluding Parent and its Subsidiaries and Excluded Subsidiaries and any natural person.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of investigation, reclamation or remediation, fines, penalties or indemnities), of Parent or any of its Subsidiaries directly or indirectly resulting from or based upon (a) noncompliance with any Environmental Law, (b) the treatment (for the purpose of reducing hazardous characteristics) or disposal of any Hazardous Materials, in each case, outside the ordinary course of business, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a cooperative society or a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest (other than any debt security which by its terms is convertible at the option of the holder into Equity Interests, to the extent such holder has not so converted such debt security but including, for the avoidance of doubt, but only for the purposes of the definition of Domestic Subsidiary, any interests treated as equity for United States federal income tax purposes).

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974 and the regulations promulgated thereunder.

“ERISA Affiliate” means any person that for purposes of Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a single employer or otherwise aggregated with any Loan Party or any Subsidiaries of any Loan Party under Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means any one or more of the following: (a) any reportable event, as defined in Section 4043 of ERISA, with respect to a Plan, as to which the PBGC has not waived the requirement that it be notified of such event; (b) the receipt by or issuance from any Loan Party, any Subsidiary of any Loan Party or any ERISA Affiliate of notice from or to the PBGC regarding the intention to take action under Section 4042 or 4041 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (c) the failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived, or the filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code with respect to any Plan or that such filing may be made; or a determination that any Plan is, or is expected to be, considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; (d) the incurrence by any Loan Party, any Subsidiary of any Loan Party or any ERISA Affiliate of any liability with respect to the complete or partial withdrawal of any Loan Party, any Subsidiary of any Loan Party or any ERISA Affiliate from a Multiemployer Plan, the reorganization or insolvency under Title IV of ERISA of any Multiemployer Plan; or the receipt by any Loan Party, any Subsidiary of any Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Loan Party, any Subsidiary of any Loan Party or any ERISA Affiliate of any notice, that a Multiemployer Plan is in endangered or critical status under Section 432 of the Code or Section 305 of ERISA; (e) any Loan Party, any Subsidiary of any Loan Party or any ERISA Affiliate incurring any liability under Title IV of ERISA with respect to the termination of any Plan; or (f) any Foreign Plan Event.

“Escrowed Proceeds” means the proceeds from the offering of any debt securities or other Indebtedness incurred by Parent or any of its Subsidiaries for the purpose of financing any of the Acquisition Agreement Transactions or financing all or any portion of the Darwin Debt Refinancing that, on or prior to the Darwin Acquisition Closing Date, is funded into an escrow account with an independent escrow agent pursuant to customary escrow arrangements

(as reasonably determined by the Lead Borrower). The term “Escrowed Proceeds” shall include any interest earned on the amounts held in escrow.

“Euro” and “€” mean the single currency of the Participating Member States.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Eurocurrency Rate.  Eurocurrency Loans may be denominated in dollars or in an Alternative Currency.  All Loans denominated in an Alternative Currency must be Eurocurrency Loans.

“Eurocurrency Rate” means, for any Interest Period with respect to any Eurocurrency Borrowing:

(a)           denominated in a LIBOR Quoted Currency, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent in its reasonable discretion from time to time for purposes of providing quotations of interest rates applicable to deposits in the relevant currency in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for deposits in the relevant currency with a maturity comparable to such Interest Period (the “Eurocurrency Screen Rate”).  In the event that the Eurocurrency Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to any Eurocurrency Borrowing then the Eurocurrency Rate shall be the Interpolated  Rate, determined at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. If neither the Eurocurrency Screen Rate nor the Interpolated Rate is available at such time for any reason, then the “Eurocurrency Rate” with respect to such Eurocurrency Borrowing for such Interest Period shall be the rate at which deposits in the applicable currency in the Dollar Equivalent of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in Same Day Funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; or

(b)           denominated in Canadian Dollars, the rate per annum equal to the Canadian Dealer Offered Rate (“CDOR”) displayed and identified as such on the display referred to as the “CDOR Page” (or any display substituted therefor) of Reuter Monitor Money Rates Service at approximately 10:00 a.m., Toronto, Ontario time, on the first day of such Interest Period (or, if the first day of such Interest Period is not a Business Day, as of approximately 10:00 a.m. Toronto, Ontario time on the immediately preceding Business Day); provided that if such rate does not appear on the CDOR Page at such time on such date, the rate for such date will be the annual interest rate equivalent to the discount rate as of approximately 10:00 a.m. Eastern time on such day at which one of the three largest Canadian chartered banks listed on Schedule I of the Bank Act (Canada)

as selected by Administrative Agent in consultation with the Lead Borrower is then offering to purchase Canadian Dollar denominated bankers’ acceptances accepted by it having such specified term (or a term as closely as possible comparable to such specified term);

provided that if any such rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Eurocurrency Screen Rate” has the meaning set forth in the definition of “Eurocurrency Rate.”

“Event of Default” has the meaning set forth in Article VII.

“Excluded Subsidiary” means each of CFIISC, Terra Investment Fund, Terra Investment Fund II, Terra Nitrogen, TNCLP, TNGP, Iowa Fertilizer, OCI GP LLC, OCI Partners LP, OCI Beaumont LLC and each of their respective subsidiaries.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) Taxes imposed on (or measured by) its net income or gross profit, franchise Taxes, and branch profits Taxes, in each case (i) imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes; (b) other than in the case of an assignee pursuant to a request by the Lead Borrower under Section 2.18(b), any United States withholding Tax that is imposed on amounts payable to a recipient at the time such recipient becomes a party to this Agreement (or designates a new lending office), except to the extent that such recipient (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from any Borrower with respect to such withholding tax pursuant to Section 2.16(b); (c) Taxes attributable to any Lender’s failure to comply with Section 2.16(f) or Section 2.16(g); (d) any U.S. withholding Taxes imposed under FATCA; and (e) other than in the case of an assignee pursuant to a request by the Lead Borrower under Section 2.18(b), any UK Tax Deduction, if on the date on which the payment falls due, (i) the payment could have been made to the relevant Lender without a UK Tax Deduction if the Lender had been a UK Qualifying Lender, but on that date the Lender is not or has ceased to be a UK Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration or application of) any law or Treaty or any published practice or published concession of any relevant Governmental Authority; or (ii) the relevant Lender is a UK Qualifying Lender solely by virtue of paragraph (b) of the definition of “UK Qualifying Lender” and: (A) an officer of HM Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA which relates to the payment and that Lender has received from the person making the payment or from the Lead Borrower a certified copy of that Direction; and (B) the payment could have been made to the Lender without any UK Tax Deduction if that Direction had not been made; or (iii) the relevant Lender is a UK Qualifying Lender solely by virtue of paragraph (b) of the definition of “UK Qualifying Lender” and: (A) the relevant Lender has not given a UK Tax Confirmation to the relevant Borrower; and (B) the payment could have been made to the Lender without any Tax Deduction if the Lender had given a UK Tax Confirmation to the relevant Borrower, on the basis that the UK Tax Confirmation would have enabled the relevant Borrower to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA.

“Exempt Subsidiaries” means (a) Immaterial Subsidiaries; (b) (x) prior to the Darwin Acquisition Closing Date, any Foreign Subsidiary and (y) on and after the Darwin Acquisition Closing Date, any Foreign Subsidiary that is a direct or indirect Subsidiary of a Domestic Subsidiary; (c) any Subsidiary not required to be a Guarantor in accordance with the Agreed Guarantee Principles; provided that this clause (c) shall not apply to a Person if (and only for so long as) such Person is a borrower, issuer or guarantor of (A) the Bridge Credit Agreement, (B) any Contemplated Debt Securities or the Contemplated Private Placement or (C) the Existing CF Notes; and (d) Excluded Subsidiaries.

“Existing CF Notes” means the 2010 Indenture Notes and the 2013 Indenture Notes, collectively.

“Existing Lenders” has the meaning set forth in the second introductory paragraph hereto.

“Existing Loans” has the meaning set forth in Section 9.19(a).

“Existing Maturity Date” has the meaning set forth in Section 2.21(a).

“Extension Effective Date” has the meaning set forth in Section 2.21(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the Third Restatement Effective Date (or any amended or successor version of such Sections that is substantively comparable and not materially more onerous to comply with), any current or future regulations promulgated thereunder or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any intergovernmental agreements (and any related laws or official administrative guidance) implementing the foregoing.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as an overnight bank funding rate (from and after such date as the Federal Reserve Bank of New York shall commence to publish such composite rate); provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means that certain Revolver Fee Letter, dated as of August 6, 2015, among Holdings and the Arrangers.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the applicable Loan Party.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Company is located.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Plan” means any benefit plan sponsored, maintained or contributed to (or that is required to be sponsored, maintained or contributed to) by any Loan Party or any Subsidiary of any Loan Party, that under applicable law other than the laws of the United States or any political subdivision thereof, is required to be funded through a trust or other funding vehicle, other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Plan Event” means, with respect to any Foreign Plan, (i) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (ii) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (iii) the receipt of a notice from, or the provision of notice to, a Governmental Authority relating to the intention to terminate any Foreign Plan or to appoint a trustee or similar official to administer any Foreign Plan, (iv) the insolvency of any Foreign Plan or the incurrence of any liability to any Loan Party or any Subsidiary of any Loan Party under applicable law on account of the complete or partial termination of any Foreign Plan or the complete or partial withdrawal of any participating employer therein or (v) any other event or condition with respect to a Foreign Plan that could result in liability of any Loan Party or any Subsidiary of any Loan Party.

“Foreign Subsidiary” of any Person means any Subsidiary of such Person that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America.

“Governmental Authority” means the government of the United States of America, the United Kingdom, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“GrowHow Credit Agreement” means that certain £40,000,000 Multicurrency Revolving Facilities Agreement, dated as of October 1, 2012, among GrowHow UK Group Limited and GrowHow UK Limited, as the original borrowers and the original guarantors, the financial institutions party thereto, as the original lenders, and The Royal Bank of Scotland plc, as the arranger, the issuing bank, the agent and the bilateral ancillary lender.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business, or customary indemnification obligations entered into in connection with any acquisition or disposition of assets or of other entities (other than to the extent that the primary obligations that are the subject of such indemnification obligation would be considered Indebtedness hereunder).

“Guarantor” means, from the time that such Person delivers an executed Guaranty Agreement, Guaranty Joinder Agreement or comparable guaranty documentation reasonably satisfactory to the Administrative Agent (i) the UK Borrower (with respect to the Obligations of each other Borrower) and (ii) the Company (with respect to the Obligations of each other Borrower), (iii) Holdings and (iv) each Wholly-Owned Subsidiary of Parent; provided that the Guarantors shall not include any Exempt Subsidiary.

“Guaranty” means a Guarantee pursuant to (x) the Guaranty Agreement entered into on the Third Restatement Effective Date or (y) any Guaranty Agreement, Guaranty Joinder Agreement or comparable guaranty documentation reasonably satisfactory to the Administrative Agent entered into hereunder.

“Guaranty Agreement” means each guarantee agreement in substantially the form of Exhibit E attached hereto, as such agreement may be modified (including, but not limited to, by adding limitations to the extent necessary to comply with the Agreed Guarantee Principles (including by limiting the maximum amount guaranteed), which limitations in such agreement shall in each case be subject to the reasonable satisfaction of the Administrative Agent) in form and substance reasonably satisfactory to the Administrative Agent.

“Guaranty Joinder Agreement” means each joinder agreement to a Guaranty Agreement in substantially the form of Exhibit J attached hereto, as such agreement may be modified (including , but not limited to, by adding limitations to the extent necessary to comply with the Agreed Guarantee Principles (including by limiting the maximum amount guaranteed), which limitations in such agreement shall in each case be subject to the reasonable satisfaction of the Administrative Agent) in form and substance reasonably satisfactory to the Administrative Agent.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Holdings” has the meaning set forth in the introductory paragraph hereto.

“IFRS” means the International Financial Reporting Standards, as promulgated by the International Accounting Standards Board (or any successor board or agency), as in effect from time to time.

“Immaterial Subsidiary” means, as of any date of determination, a Subsidiary (other than a Loan Party) (a) whose consolidated total assets on a Pro Forma Basis do not constitute more than 5.0% of the Consolidated Total Assets of Parent and its Subsidiaries (for the most recently ended fiscal year of Parent for which audited financial statements are available), and (b) whose consolidated gross sales do not constitute more than 5.0% of the consolidated gross sales of Parent and its Subsidiaries on a Pro Forma Basis (for the most recently ended fiscal year of Parent for which audited financial statements are available); provided that if at any time one or more Immaterial Subsidiaries are subject to one or more events as described under clause (h) and/or (i) of Article VII, if such Immaterial Subsidiaries would fail to meet either the test described in preceding clause (a) or (b) if all such Immaterial Subsidiaries were a single Subsidiary (rather than separate Subsidiaries), for this purpose treated as if each reference in preceding clause (a) and (b) to “5.0%” were instead a reference to “7.5%”, then the respective such Subsidiaries shall not constitute Immaterial Subsidiaries unless and until such time as in aggregate they do not fail either of the tests referenced in this proviso.

“Impacted Interest Period” has the meaning set forth in the definition of “Eurocurrency Rate.”

“Increase Date” has the meaning set forth in Section 2.19(a).

“Increasing Lender” has the meaning set forth in Section 2.19(b).

“Incremental Amendment” has the meaning set forth in Section 2.20(b).

“Incremental Facilities” has the meaning set forth in Section 2.20(a).

“Incremental Lenders” has the meaning set forth in Section 2.20(b).

“Incremental Revolving Commitments” has the meaning set forth in Section 2.20(a).

“Incremental Term Loan” has the meaning set forth in Section 2.20(a).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services that is due more than six months after taking delivery of such property (excluding accounts payable and accrued liabilities incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned or acquired by such Person (other than Liens on Equity Interests in joint ventures), whether or not such Person has assumed or become liable for the payment of such obligation; provided that, in the event such Person has not assumed or become liable for payment of such obligation, only the lesser of the fair market value of such property or the amount of the obligation secured shall be deemed to be Indebtedness, (g) all Guarantees by such Person of Indebtedness of others, the amount of such obligation being deemed to be an amount equal to the stated or determinable amount of the obligations of such Person in respect of such Guarantee or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith, (h) the principal portion of all Capital Lease Obligations of such Person, (i) all obligations, after giving effect to any prior drawings or reductions which have been reimbursed, contingent or otherwise, of such Person as an account party or applicant in respect of letters of credit, letters of guaranty, surety bonds or similar arrangements, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) obligations of such Person under any liquidated earn-out that would appear as liabilities on a balance sheet of such Person and (l) any Off-Balance Sheet Liability.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Indemnitee” has the meaning set forth in Section 9.3(b).

“Index Debt” means senior, unsecured, long-term Indebtedness for borrowed money of Parent (or, in the event that Parent does not have senior, unsecured, long-term Indebtedness for borrowed money outstanding, the Company) that is not Guaranteed by any other Person or entity (other than a Loan Party) or subject to any other credit enhancement which has the higher long term debt rating by S&P or Moody’s.

“Information” has the meaning set forth in Section 9.12(a).

“Interest Coverage Ratio” means, for any period, the ratio of (a) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters most recently ended to (b) Consolidated Interest Expense for such period of four (4) consecutive fiscal quarters; provided that, for purposes of any calculation of the Interest Coverage Ratio pursuant to this Agreement, Consolidated EBITDA and Consolidated Interest Expense shall be determined on a Pro Forma Basis in accordance with the definition of “Pro Forma Basis” contained herein.

“Interest Election Request” has the meaning set forth in Section 2.7(b).

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December when such Loan is outstanding and the Maturity Date, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid in accordance with the terms hereof and the Maturity Date.

“Interest Period” means, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, if available to, or with the consent of, each Lender, such other period that is less than one month or greater than six months) thereafter, as the Lead Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the last available Eurocurrency Screen Rate) reasonably determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Eurocurrency Screen Rate for the longest period (for which the Eurocurrency Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the Eurocurrency Screen Rate for the shortest period (for which that Eurocurrency Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Iowa Bond Financing Agreement” means that certain Bond Financing Agreement, dated as of May 1, 2013, between Iowa Finance Authority, as issuer, and Iowa Fertilizer, as company.

“Iowa Bonds Indenture” means that certain Indenture, dated as of May 1, 2013, between Iowa Finance Authority, as issuer, and Citibank, N.A., as trustee.

“Iowa Fertilizer” means Iowa Fertilizer Company LLC, a Delaware limited liability company.

“Iowa Fertilizer Credit Agreement” means that certain Credit Agreement, dated as of May 19, 2015, among Iowa Fertilizer, as borrower, various financial institutions and other persons from time to time party thereto as lenders and National Bank of Abu Dhabi PJSC, as administrative agent.

“IRS” means the U.S. Internal Revenue Service.

“Issuing Bank” means Morgan Stanley Bank, N.A. (except as otherwise provided in Article VIII), Goldman Sachs Bank USA, Bank of Montreal, Royal Bank of Canada, The Bank of Tokyo-Mitsubishi UFJ, Ltd. and Wells Fargo Bank, National Association and each Lender that shall have become an Issuing Bank hereunder as provided in Section 2.5(j) or Section 2.5(k)(ii) (other than any Person that shall have ceased to be an Issuing Bank as provided in Section 2.5(k)); provided that, unless Morgan Stanley Bank, N.A. or Goldman Sachs Bank USA, as applicable, specifically consents thereto in a given instance, neither Morgan Stanley Bank, N.A. nor Goldman Sachs Bank USA nor any of their respective Affiliates shall be obligated to issue any trade Letters of Credit (and each of Morgan Stanley Bank, N.A. and Goldman Sachs Bank USA and their respective Affiliates shall only be obligated to issue standby Letters of Credit).  Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliates with respect to Letters of Credit issued by such Affiliates.  Notwithstanding anything to the contrary herein, (x) Morgan Stanley Bank, N.A. or its Affiliates in their respective capacities as Issuing Banks shall not be obligated to have, collectively, more than ten (10) Letters of Credit outstanding at any time and (y) Goldman Sachs Bank USA or its Affiliates in their respective capacities as Issuing Banks shall not be obligated to have, collectively, more than ten (10) Letters of Credit outstanding at any time.

“ITA” means the UK Income Tax Act 2007.

“Judgment Currency” has the meaning set forth in Section 9.18(a).

“Judgment Currency Conversion Date” has the meaning set forth in Section 9.18(a).

“LC Collateral Account” has the meaning set forth in Section 2.5(i).

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of the Dollar Equivalent of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time.  The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“LC Sublimit” has the meaning set forth in Section 2.5(b).

“Lead Borrower” means (a) prior to the Darwin Acquisition Closing Date, the Company and (b) on and after the Darwin Acquisition Closing Date, the UK Borrower.

“Lenders” means the Persons listed on Schedule 2.1 on the Third Restatement Effective Date and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or pursuant to Section 2.19 or Section 2.21, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any irrevocable letter of credit issued pursuant to this Agreement.  Letters of Credit may be issued in dollars or in an Alternative Currency.

“Letter of Credit Suspension Notice” has the meaning set forth in Section 2.5(b).

“LIBOR Quoted Currency” means dollars, Euro and Sterling.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Documents” means this Agreement, including any amendment hereto or waiver hereunder, the Notes, if any, each Guaranty Agreement, Guaranty Joinder Agreement and comparable guaranty documentation delivered to the Administrative Agent hereunder, each Credit Agreement Joinder and each Designated Borrower Request and Assumption Agreement.

“Loan Parties” means Parent, each Borrower party to this Agreement and each Guarantor.

“Loans” means each Revolving Loan and each Swingline Loan.

“London Banking Day” means any day on which dealings in dollar deposits are conducted by and between banks in the London interbank Eurodollar market.

“Mandatory Borrowing” shall have the meaning provided in Section 2.4(c).  All Mandatory Borrowings shall be denominated in dollars.

“Margin Stock” shall have the meaning provided in Regulation U of the Board.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property or financial condition of Parent and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement, any Guaranty or any of the other Loan Documents or the rights and remedies, in each case taken as a whole, of the Administrative Agent, the Issuing Banks or the Lenders hereunder or thereunder.

“Material Indebtedness” means Indebtedness (other than any Indebtedness under the Loan Documents), or obligations in respect of one or more Swap Agreements, of any one or more of Parent and its Subsidiaries in a principal amount exceeding $200,000,000 outstanding at the time of determination, but excluding any Indebtedness owing to Parent, any Borrower or any of their respective Subsidiaries. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Parent, any Borrower or any of their respective Subsidiaries in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Parent, such Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means any Subsidiary other than an Immaterial Subsidiary.

“Maturity Date” means September 18, 2020, as such date may be extended pursuant to Section 2.21.

“Maturity Date Extension Request” means a request by the Lead Borrower, substantially in the form of Exhibit G attached hereto or such other form as shall be approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed), for the extension of the Maturity Date pursuant to Section 2.21.

“Maximum Rate” has the meaning set forth in Section 9.13.

“Measurement Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of Parent ended on such date.

“MergerCo” means Beagle Merger Company, LLC, a Delaware limited liability company and wholly-owned, direct or indirect subsidiary of UK Holdco, or any other wholly-owned, direct or indirect subsidiary of UK Holdco.

“MLP Credit Agreement” means that certain Credit Agreement, dated as of April 4, 2014, among OCI Beaumont LLC, as borrower, OCI Partners LP, as the MLP and Bank of America, N.A., as administrative agent.

“Moody’s” means Moody’s Investors Service, Inc.

“Moody’s Rating” means the public corporate family rating of Parent from Moody’s; provided that if Moody’s shall not have in effect a public corporate family rating of Parent, the “Moody’s Rating” shall mean the long-term debt rating by Moody’s for the Index Debt.

“Multiemployer Plan” means any multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is contributed to (or to which there is an obligation to contribute to) by any Loan Party or any Subsidiary of any Loan Party or any ERISA Affiliate, and each such plan for the six-year period immediately following the latest date on which any Loan Party, any Subsidiary of any Loan Party or any ERISA Affiliate contributed to or had an obligation to contribute to such plan.

“NOL Agreement” means that certain Net Operating Loss Agreement, dated August 16, 2005, by and among Holdings, the Company and the members from time to time party thereto.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 9.2 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Guarantor Subsidiary” means any Subsidiary of Parent that is not a Guarantor (other than Holdings and the Company).

“Note” has the meaning set forth in Section 2.9(e).

“Obligation Currency” has the meaning set forth in Section 9.18(a).

“Obligations” means all amounts owing by any Loan Party to the Administrative Agent, any Issuing Bank or any Lender pursuant to the terms of this Agreement or any other Loan Document (including all interest which accrues after the commencement of any case or proceeding in bankruptcy after the insolvency of, or for the reorganization of any Borrower or any of its Subsidiaries, whether or not allowed in such case or proceeding).

“OCI” means OCI N.V., a public company with limited liability (naamloze vennootschap) incorporated under the law of the Netherlands.

“OCI Beaumont Credit Agreement” means that certain Credit Agreement, dated as of August 20, 2013, among OCI Beaumont LLC, as borrower, OCI USA, Inc., as holdings, various lenders party thereto and Bank of America, N.A., as administrative agent.

“OCI Fertilizer Trade Finance Facility” means that certain Uncommitted Trade Finance Facility, dated as of January 15, 2014, between OCI Fertilizer Trading Limited, as borrower, and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. (trading as Rabobank International), Utrecht Branch, as bank.

“OCI Nitrogen Credit Agreement” means that certain Facilities Agreement, dated as of October 3, 2011, among OCI Nitrogen B.V., the subsidiaries of OCI Nitrogen B.V. party thereto, Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., as agent, and the other financial institutions party thereto.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any sale and leaseback transaction which is not a Capital Lease Obligation, or (c) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person.

“Other Connection Taxes” means, with respect to any recipient of a payment hereunder, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future stamp, stamp duty reserve, court or documentary taxes or duties or any other excise, property, intangible, recording, filing or similar Taxes which arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement and the other Loan Documents; excluding, however, such Taxes imposed with respect to an assignment (other than (i) such taxes that arise from the enforcement of this Agreement or the other Loan Documents, and (ii) such taxes imposed with respect to an assignment that occurs as a result of the request of a Borrower pursuant to Section 2.18(b)).

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in dollars, the greater of (i) the Federal Funds Effective Rate and (ii) an overnight rate determined by the Administrative Agent, the applicable Issuing Bank or the Swingline Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Morgan Stanley Senior Funding, Inc. in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Parent” means (a) prior to the Darwin Acquisition Closing Date, Holdings and (b) on and after the Darwin Acquisition Closing Date, the UK Borrower.

“Participant” has the meaning set forth in Section 9.4(c)(i).

“Participant Register” has the meaning set forth in Section 9.4(c)(ii).

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“PBGC” means the U.S. Pension Benefit Guaranty Corporation and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a)           Liens imposed by law for Taxes, assessments or governmental charges or levies that are not yet due and payable or are being contested in compliance with Section 5.4;

(b)           landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, suppliers’, processors’, workman’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days or are being contested in compliance with Section 5.4;

(c)           pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or similar laws or regulations (other than Liens arising under ERISA);

(d)           utility deposits and deposits made to secure the performance of bids, tenders, contracts, leases, statutory obligations, surety and appeal bonds (or deposits made to otherwise secure an appeal, stay or discharge in the course of any legal proceeding), performance or completion bonds and other obligations of a like nature or other cash deposits required to be made, in each case in the ordinary course of business;

(e)           judgment liens and judicial attachment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f)            recorded or unrecorded easements, encroachments, rights-of-way, covenants, conditions, restrictions, leases, licenses, reservations, subdivisions, and similar encumbrances of any kind or rights of others for rights-of-way, utilities and other similar purposes, or zoning, building, subdivision, environmental regulations, or other restrictions as to the use of owned or leased real property and minor defects and irregularities in title on real property that do not secure any monetary obligations and do not materially affect the ability of the applicable Loan Party or Subsidiary to operate the affected property in the ordinary conduct of business;

(g)           any matters disclosed on any survey, aerial survey, ExpressMap or equivalent photographic depiction delivered by the Lead Borrower to the Administrative Agent, all of which matters shall be acceptable to the Administrative Agent in its reasonable discretion;

(h)           any exceptions to title set forth in any title insurance policy;

(i)            Liens in favor of the United States or any state thereof, or in favor of any other country, or political subdivision thereof, to secure certain payments pursuant to any contract or statute or to secure any Indebtedness incurred for the purpose of financing all or any part of the purchase price, or, in the case of real property, the cost of construction, of the assets subject to such Liens, including, without limitation, such Liens incurred in connection with pollution control, industrial revenue or similar financing; and

(j)            any interest or title, and any encumbrances thereon, of a lessor or sublessor under any lease entered into by a Loan Party or Subsidiary as a lessee or sublessee.

“Permitted Indebtedness” means:

(a)           Indebtedness of any Subsidiary under the Loan Documents;

(b)           Indebtedness of any Subsidiary to Parent, any Borrower or any other Subsidiary of Parent;

(c)           Indebtedness of any Subsidiary incurred to finance the acquisition, construction, repair, development or improvement of any property, plant or equipment (including Capital Lease Obligations), and any modifications, extensions, exchanges, extensions, renewals, refinancings, refundings, and replacements of any such Indebtedness that does not increase the outstanding principal amount thereof, plus accrued interest, premium thereon and any original issue discount pursuant to the terms thereof, plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection therewith; provided that such Indebtedness is incurred prior to or within 270 days after such acquisition or the completion of such construction, repair, development or improvement and provided, further, that the principal amount of Indebtedness secured by any Lien shall at no time exceed 100% of the cost of acquiring, constructing, repairing, developing or improving such property;

(d)           Indebtedness of any Person that becomes a Subsidiary after the Third Restatement Effective Date, or that is secured by an asset when such asset is acquired by a Subsidiary after the Third Restatement Effective Date, and any modifications, extensions, exchanges, extensions, renewals, refinancings, refundings, and replacements of any such Indebtedness that does not increase the outstanding principal amount thereof, plus accrued interest, premium thereon and any original issue discount pursuant to the terms thereof, plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection therewith; provided that such Indebtedness exists at the time such Person becomes a Subsidiary (or such asset is acquired) and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such asset being acquired); provided further that this clause (d) shall not apply to Indebtedness of the Acquired Business that is outstanding on the Darwin Acquisition Closing Date;

(e)           Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument of a Subsidiary drawn against insufficient funds in the ordinary course of business;

(f)            Indebtedness of an account party in respect of trade letters of credit;

(g)           obligations arising from tax increment financings and other similar arrangements with Governmental Authorities and credit support (including, without limitation, letters of credit and lines of credit) provided in connection therewith;

(i)            Indebtedness under the GrowHow Credit Agreement, and any modifications, extensions, exchanges, extensions, renewals, refinancings, refundings, and replacements of any such Indebtedness that does not increase the outstanding principal amount thereof, plus accrued interest, premium thereon and any original issue discount pursuant to the terms thereof, plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection therewith;

(j)            from and after the Darwin Acquisition Closing Date and after giving effect to the Darwin Transactions to occur on the Darwin Acquisition Closing Date, Darwin Debt to the extent a Consent has been obtained or is not required in respect of any such Darwin Debt (as determined by the Lead Borrower in its reasonable discretion), and any modifications, extensions, exchanges, extensions, renewals, refinancings, refundings, and replacements of any such Indebtedness that does not increase the outstanding principal amount thereof, plus accrued interest, premium thereon and any original issue discount pursuant to the terms thereof, plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection therewith; and

(k)           Indebtedness incurred by Shanxi FengHe Melamine Co. Ltd. (China) up to an aggregate principal amount not to exceed €3,000,000 at any time, and any modifications, extensions, exchanges, extensions, renewals, refinancings, refundings, and replacements of any such Indebtedness that does not increase the outstanding principal amount thereof, plus accrued interest, premium thereon and any original issue discount pursuant to the terms thereof, plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection therewith.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity, whether or not a legal entity.

“Plan” means any “employee benefit plan” as defined in Section 3 of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA in respect of which any Loan Party, any Subsidiary of any Loan Party or any ERISA Affiliate would be (or under Section 4069 of ERISA would be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning set forth in Section 9.1.

“Pooling Agreement” means (i) that certain Spare Parts Pooling Agreement, dated as of August 15, 1968, by and among Commercial Solvents Corporation, First Nitrogen Corporation, the Company (formerly known as Central Farmers Fertilizer Company), Miscoa and Triad Chemical, with CF Nitrogen, LLC and Koch Nitrogen Company, LLC as successor parties, (ii) that certain Spare Parts Sharing Agreement, dated May 6, 2013, by and among CF Industries Nitrogen, LLC, Terra Nitrogen, and Canadian Fertilizers Limited and (iii) that certain Spare Parts Pooling Agreement, dated February 1, 2007, by and among Agrium U.S. Inc., Agrium, an Alberta, Canada general partnership, Koch Nitrogen Company, LLC, Mosaic Fertilizer, LLC and Terra Nitrogen, as amended by that certain Pool Addendum Agreement. dated January 28, 2009, as further amended by that certain Amending Agreement No. 1, dated January 1, 2011, as further amended by that Pool Addendum dated September 1, 2012, without giving effect to any amendments, restatements, supplements or other modifications which, taken as a whole, are materially adverse to the Loan Parties, Subsidiaries or Excluded Subsidiaries.

“primary obligor” has the meaning set forth in the definition of “Guarantee”.

“Prime Rate” means the rate of interest per annum from time to time published in the “Money Rates” or successor section of The Wall Street Journal U.S. edition as being the “U.S. Prime Rate” or, if more than one rate is published as the “U.S. Prime Rate”, then the average of such rates (each change in the Prime Rate to be effective as of the date of publication in The Wall Street Journal U.S. edition of a “U.S. Prime Rate” that is different from that published on the preceding domestic Business Day); provided that in the event that The Wall Street Journal U.S. edition shall, for any reason, fail or cease to publish the “U.S. Prime Rate”, the Administrative Agent shall choose a reasonably comparable index or source to use as the basis for the “U.S. Prime Rate”.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by the Administrative Agent, which may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Pro Forma Basis”  means, in connection with any calculation of and compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to any Acquisition and any Significant Asset Sale consummated after the first day of the relevant period and on or prior to the last day of the relevant period (or, in the case of determinations other than pursuant to Section 6.4, on or prior to the date of determination) and, in the case of all determinations other than pursuant to Section 6.4, giving effect to all incurrences and repayments of Indebtedness through the date of determination, as if same had occurred on the first day of the respective period, in each case with such pro forma adjustments as are appropriate, in the good faith judgment of a Responsible Officer of the Lead Borrower, to reflect identifiable and factually supportable additional cost savings or synergies from such actions that have been realized or for which substantially all the steps necessary for realization have been taken or, at the time of determination, are reasonably expected to be taken within 12 months immediately following any such action (net of the amount of actual benefits realized during such period from such actions).

“Projections” has the meaning set forth in Section 3.11.

“Purchased Equity Interests” means:

(a) 100% of the Equity Interests of any Person that owns, directly or indirectly through one or more of its subsidiaries, OCI’s fertilizer plant in Wever, Iowa;

(b) 100% of the Equity Interests of any Person that owns, directly or indirectly through one or more of its subsidiaries, OCI’s nitrogen fertilizer and melamine business as operated at, or in respect of, the complex in Geleen, Netherlands;

(c) 100% of the Equity Interests of any Person that owns, directly or indirectly through one or more of its subsidiaries, OCI’s ammonia and methanol business as operated at, or in respect of, the complex in Beaumont, Texas; and

(d) 45% of the Equity Interests of any Person that owns, directly or indirectly through one or more of its subsidiaries, OCI’s methanol plant in Beaumont, Texas; provided that if at any time pursuant to the terms of the Acquisition Agreement such Person ceases to be a “Purchased Company” as defined in the Acquisition Agreement, then from and after such time, the Equity Interests of such entity and its subsidiaries shall be excluded from this definition.

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank.

“Register” has the meaning set forth in Section 9.4(b)(iv).

“Regulation” means the Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings.

“Reimbursement Date” has the meaning set forth in Section 2.5(e).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Party” has the meaning set forth in Section 2.16(j).

“Requesting Borrower” has the meaning set forth in Section 2.5(a)(i).

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time. The Revolving Credit Exposures and unused Commitments of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Responsible Officer” means any of the chief executive officer, president, principal accounting officer, chief financial officer, chief internal general counsel, treasurer or controller, in each case, of the applicable Loan Party, or any person designated by any such Loan Party in writing to the Administrative Agent from time to time, acting singly.

“Restricted Cash” means cash or Cash Equivalents of Parent and its Subsidiaries, that (i) appear (or would be required to appear) as “restricted” on a consolidated balance sheet of Parent and its subsidiaries (unless such appearance is related to the Loan Documents or Liens created thereunder), (ii) are subject to any Lien granted by Parent and/or its Subsidiaries in favor of any Person or (iii) are subject to binding contractual or legal obligations that result in such cash or Cash Equivalents being not otherwise generally available for use by such Borrower or such Guarantor.

“Revaluation Date” means (a) with respect to any Loan denominated in an Alternative Currency, each of the following: (i) each date of a Borrowing of a Eurocurrency Loan, (ii) each date of a continuation of a Eurocurrency Loan pursuant to Section 2.7, (iii) the first Business Day of March, June, September and December of each year and (iv) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit denominated in an Alternative Currency, each of the following: (i) each date of issuance of a Letter of Credit, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by any Issuing Bank under any such Letter of Credit, (iv) the first Business Day of March, June, September and December of each year and (v) such additional dates as the Administrative Agent or the applicable Issuing Bank shall determine or the Required Lenders shall require.

“Revolving Borrowing” means a Borrowing comprised of Revolving Loans.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the Dollar Equivalent of the outstanding principal amount of such Lender’s Revolving Loans, its LC Exposure and its Swingline Exposure at such time.

“Revolving Loan” has the meaning set forth in Section 2.1.

“S&P” means Standard & Poor’s Ratings Services.

“S&P Rating” means the public corporate credit rating of Parent from S&P; provided that if the S&P shall not have in effect a public corporate credit rating of Parent, the “S&P Rating” shall mean the long-term debt rating by S&P for the Index Debt.

“Same Day Funds” means (a) with respect to disbursements and payments in dollars, immediately available funds, and (b) with respect to disbursements and payments in an

Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions (at the time of this Agreement, the Crimea region, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, any Person that is (a) listed on any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, or the European Union, (b) located or organized in a Sanctioned Country or (c) directly or indirectly owned 50% or more or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Amended and Restated Credit Agreement” has the meaning set forth in the second introductory paragraph hereto.

“Securities Act” means the United States Securities Act of 1933.

“Significant Asset Sale” means each asset sale where the gross consideration received therefor by Parent and its Subsidiaries (taking the net sale proceeds therefrom plus the fair market value (as reasonably determined by the Lead Borrower) of any non-cash consideration received) equals or exceeds (x) $300,000,000 or (y) together with the gross consideration of all other asset sales excluded from this definition in any period of four consecutive fiscal quarters commencing with the first day of the first full fiscal quarter following the Third Restatement Effective Date, $500,000,000.

“Spot Rate” for a currency means the rate determined by the Administrative Agent or the applicable Issuing Bank, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the applicable Issuing Bank may obtain such spot rate from another financial institution designated by the Administrative Agent or the applicable Issuing Bank if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the applicable Issuing Bank may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subsidiary”  means, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than 50% of the total voting power of the equity interests therein at the time.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a subsidiary or subsidiaries of Parent; provided, however, that each Excluded Subsidiary shall not be considered a Subsidiary for purposes of this Agreement, except that each Excluded Subsidiary shall be considered a Subsidiary for purposes of calculating the Interest Coverage Ratio and the Total Leverage Ratio and for purposes of the accounting and financial terms used in connection with making such calculations.

“Successor Index Debt” means, for any Person, the senior, unsecured, long-term Indebtedness for borrowed money of such Person which has the higher long term debt rating by S&P or Moody’s.

“Successor Moody’s Ratings” means, for any Person, the public corporate family rating of such Person from Moody’s; provided that if Moody’s shall not have in effect a public corporate family rating of such Person or such Person’s parent company, the “Successor Moody’s Ratings” shall mean the long-term debt rating by Moody’s for the Successor Index Debt of such Person.

“Successor S&P Ratings” means, for any Person, the public corporate credit rating of such Person from S&P; provided that if S&P shall not have in effect a public corporate credit rating of such Person or such Person’s parent company, the “Successor S&P Ratings” shall mean the long-term debt rating by S&P for the Successor Index Debt of such Person.

“Supplier” has the meaning set forth in Section 2.16(j).

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Parent or its Subsidiaries shall be a Swap Agreement.

“Swingline Expiry Date” means that date which is five Business Days prior to the Maturity Date.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means Morgan Stanley Senior Funding, Inc. or any Affiliate thereof, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” has the meaning set forth in Section 2.4.

“Syndication Agent” means The Bank of Tokyo-Mitsubishi UFJ, Ltd.

“Target Companies” has the meaning set forth in the Acquisition Agreement.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Terra Investment Fund” means Terra Investment Fund LLC, an Oklahoma limited liability company.

“Terra Investment Fund II” means Terra Investment Fund II LLC, an Oklahoma limited liability company.

“Terra Nitrogen” means Terra Nitrogen Limited Partnership, a Delaware limited partnership.

“Third Restatement Effective Date” means the date on which the conditions specified in Section 4.1 are satisfied (or waived in accordance with Section 9.2).

“TNCLP” means Terra Nitrogen Company, L.P., a Delaware limited partnership.

“TNGP” means Terra Nitrogen GP Inc., a Delaware corporation.

“Total Leverage Ratio” means, on any date of determination, the ratio of (x) the remainder of (i) Consolidated Indebtedness on such date minus (ii) the aggregate amount of Unrestricted Cash on such date, to (y) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters most recently ended on or prior to such date; provided that for purposes of any calculation of the Total Leverage Ratio pursuant to this Agreement, Consolidated EBITDA shall be determined on a Pro Forma Basis in accordance with the definition of “Pro Forma Basis” contained herein.

“Transactions” means (a) the execution, delivery and performance by the Loan Parties of each Loan Document to which it is a party, the borrowing of Loans, the use of the proceeds thereof, the issuance of Letters of Credit hereunder and the use of such Letters of Credit and (b) the payment of fees and expenses in connection with any of the foregoing.

“Treaty” has the meaning specified in the definition of “Treaty State”.

“Treaty State” means a jurisdiction having a double taxation agreement with the United Kingdom (the “Treaty”) which makes provision for full exemption from Tax imposed by the United Kingdom on payments of interest.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Eurocurrency Rate or the Alternate Base Rate.

“UK Borrower” has the meaning set forth in the introductory paragraph hereto.

“UK Borrower DTTP Filing” means an HM Revenue & Customs’ Form DTTP2 duly completed and filed by the relevant Borrower, which:

(i)                                     where it relates to a UK Treaty Lender that is a Lender on the date of this Agreement, contains the scheme reference number and jurisdiction of tax residence opposite that Lender’s name in Schedule 2.16(g), and

(A)                              where the Borrower is a Borrower on the date of this Agreement, is filed with HM Revenue & Customs within 30 Business Days after the Third Restatement Effective Date; or

(B)                              where the Borrower becomes an additional Borrower after the date of this Agreement, is filed with HM Revenue & Customs within 30 Business Days after the date on which that Borrower becomes an additional Borrower under this Agreement; or

(ii)                                  where it relates to a UK Treaty Lender that becomes a Lender after the Third Restatement Effective Date, contains the scheme reference number and jurisdiction of tax residence in the relevant Assignment and Assumption, joinder agreement or Incremental Amendment (as the case may be), and

(A)                              where the Borrower is a Borrower on the date such Treaty Lender becomes a Lender under this Agreement (“New Lender Date”), is filed with HM Revenue &Customs within 30 Business Days after the New Lender Date; or

(B)                              where the Borrower becomes an additional Borrower under this Agreement after the New Lender Date, is filed with HM Revenue & Customs within 30 Business Days after the date on which that Borrower becomes an additional Borrower under this Agreement.

“UK Holdco” has the meaning set forth in the introductory paragraph hereto.

“UK Non-Bank Lender” means: (i) where a Lender becomes a Party on the day on which this Agreement is entered into, a lender which is designated as a UK Non-Bank Lender in Schedule 2.16(g); and (ii) where a Lender becomes a Party after the day on which this Agreement is entered into, a Lender which gives a UK Tax Confirmation in the Assignment and Assumption which it executes on becoming a Party.

“UK Qualifying Lender” means a Lender which is beneficially entitled to interest payable to that Lender under that Loan Document and which:

(a)           (i) is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Loan Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payment apart from section 18A of the CTA or (ii) in respect of an advance made under a Loan Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(b)           is:

(i)            a company resident in the United Kingdom for United Kingdom tax purposes;

(ii)           a partnership each member of which is:

(A)          a company so resident in the United Kingdom; or

(B)          a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(iii)          a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or

(c)           is a UK Treaty Lender.

“UK Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document is either: (i) a company resident in the United Kingdom for United Kingdom tax purposes; (ii) a partnership each member of which is: (1) a company so resident in the United

Kingdom; or (2) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or (iii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.

“UK Tax Deduction” means a deduction or withholding for or on account of Tax imposed by the United Kingdom from a payment under a Loan Document.

“UK Treaty Lender” means a Lender which:

(a)           is treated as resident of a Treaty State for the purposes of the relevant Treaty;

(b)           does not carry on business in the United Kingdom through a permanent establishment with which that Lender’s participation in the relevant Loan is effectively connected; and

(c)           meets all other conditions in the relevant Treaty for full exemption from tax on interest in the United Kingdom, except for this purpose it shall be assumed that the following are satisfied:

(i)            any condition which relates (expressly or by implication) to there being no special relationship between the applicable Borrower and the Lender or between both of them and another person, or to the amounts or terms of any Loan or the Loan Documents or to any other matter that is outside the exclusive control of that Lender; and

(ii)           any necessary procedural formalities.

“Unavailable Rate” has the meaning set forth in Section 2.13.

“Uniform Commercial Code” means the Uniform Commercial Code, as in effect from time to time, of the State of New York.

“Unrestricted Cash” means (x) cash or Cash Equivalents of Parent and its Subsidiaries other than Restricted Cash and (y) on or prior to the Darwin Acquisition Closing Date, Escrowed Proceeds.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“VAT” means:

(a)           any tax imposed in compliance with the Council Directive of November 28, 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)           any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

“Wholly-Owned Subsidiary” means, as to any Person, any Subsidiary of such Person which is (i) a corporation of which 100% of the capital stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person or (ii) a partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time (other than, in the case of a Foreign Subsidiary of Parent with respect to the preceding clauses (i) and (ii), directors’ qualifying shares and/or other nominal amounts of shares required to be held by Persons other than Parent and its Subsidiaries under applicable law).

“Withholding Agent” means any Loan Party and the Administrative Agent.

Section 1.2            Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”) and Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).

Section 1.3            Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein (other than the Second Amended and Restated Credit Agreement) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, amendments and restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

Section 1.4            Accounting Terms; GAAP.  Except as otherwise expressly provided herein, the financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP (except as set forth in the notes thereto or as otherwise disclosed in writing by the Lead Borrower to the Lenders); provided that, except as otherwise specifically provided herein, all computations and all definitions (including accounting terms) used in determining compliance with Section 6.4 shall utilize GAAP and policies in conformity with those used to prepare the audited financial statements of Holdings delivered pursuant to Section 5.1 of the Second Amended and Restated Credit Agreement for the fiscal year ended December 31, 2014; provided, further, that if the Lead Borrower notifies the Administrative Agent that the Lead Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Third Restatement Effective Date in GAAP or in the application thereof on the operation of any provision hereof (including as a result of an election to apply IFRS) (or if the Administrative Agent notifies the Lead Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP (or such election) or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change (or such election) shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  At any time after the Third Restatement Effective Date, Parent may elect to apply IFRS in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS; provided that any calculation or determination in this Agreement that requires the application of GAAP for periods that include fiscal quarters ended prior to Parent’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP.  Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, (a) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards No. 159 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) permitting or requiring a Person to value its financial liabilities or Indebtedness at the fair value thereof and (b) if at any time the obligations of any Person in respect of an operating lease are required to be recharacterized as Capital Lease Obligations as a result of a change in GAAP (including as a result of an election to apply IFRS) after the Third Restatement Effective Date, then for purposes hereof such Person’s obligations under such operating lease shall not, following the date of such recharacterization, be deemed Capital Lease Obligations and if after any such change in GAAP any Capital Lease Obligations would constitute obligations in respect of an operating lease, as defined and interpreted in accordance with GAAP as in effect and applied on the Third Restatement Effective Date, then the obligations under such lease shall not be deemed Capital Lease Obligations.

Section 1.5            Exchange Rates; Currency Equivalents.

(a)           The Administrative Agent or the applicable Issuing Bank, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Events and Revolving Credit Exposure (or components thereof)

denominated in Alternative Currencies.  Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as determined by the Administrative Agent or the applicable Issuing Bank, as applicable, in accordance with the first sentence of this clause (a).  The Lead Borrower and the Lenders will be promptly informed of the results of such calculations. Notwithstanding the foregoing, for purposes of this Agreement and the other Loan Documents, where the permissibility of a transaction or determinations of required actions or circumstances (excluding for the avoidance of doubt in connection with Credit Events or Revolving Credit Exposure or components thereof or the matters referred to in paragraph (b) below) depend upon compliance with, or are determined by reference to, amounts stated in dollars, such amounts shall be deemed to refer to dollars or Dollar Equivalents and any requisite currency translation shall be based on the Spot Rate in effect on the Business Day immediately preceding the date of such transaction or determination and the permissibility of actions taken under Article VI shall not be affected by subsequent fluctuations in exchange rates; provided that if Indebtedness is incurred to refinance other Indebtedness, and such refinancing would cause the applicable dollar denominated limitation to be exceeded if calculated at the Spot Rate in effect on the Business Day immediately preceding the date of such refinancing, such dollar denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced except as permitted hereunder.

(b)           Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurocurrency Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in dollars, but such Borrowing, Eurocurrency Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the applicable Issuing Bank, as the case may be.

Section 1.6            Change of Currency.

(a)           Each obligation of each Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the Third Amendment Effective Date shall be redenominated into Euro at the time of such adoption.  If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b)           Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c)           Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

ARTICLE II

The Credits

Section 2.1            Commitments.  Subject to the terms and conditions set forth herein, each Lender agrees to make loans in dollars or in one or more Alternative Currencies to the Borrowers (each such loan, a “Revolving Loan”) from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (b) the sum of the aggregate amount of the Revolving Credit Exposure of all Lenders exceeding the total Commitments.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.

Section 2.2            Loans and Borrowings.      (a)  Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Applicable Percentages.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.  Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.4.

(b)           Subject to Section 2.13 and Section 2.14(c), (i) each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Lead Borrower may request in accordance herewith and (ii) each Swingline Loan shall be comprised entirely of ABR Loans.  Eurocurrency Revolving Loans may be denominated in dollars or in any Alternative Currency, as the Lead Borrower may request in accordance herewith.  ABR Loans shall be denominated only in dollars.  Subject to Section 2.14(c), each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(c)           At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000.  At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or the amount that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.5(e), as the case may be.  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Eurocurrency Borrowings outstanding.

(d)           Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.3            Requests for Revolving Borrowings.  To request a Revolving Borrowing, the Lead Borrower (or the Company, on the UK Borrower’s behalf) shall notify the Administrative Agent of such request by telephone, telecopy or electronic mail (a) in the case of a Eurocurrency Borrowing denominated in dollars or Canadian Dollars, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing, (b) in the case of a Eurocurrency Borrowing denominated in Euro or Sterling, not later than 8:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing, or (c) in the case of an ABR Borrowing (excluding a Borrowing of Swingline Loans and Revolving Loans made pursuant to a Mandatory Borrowing), not later than 12:00 noon, New York City time, one Business Day prior to the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by delivery (including by telecopy or electronic mail) to the Administrative Agent of a written Borrowing Request in substantially the form of Exhibit B attached hereto and signed by the Lead Borrower (or the Company, on the UK Borrower’s behalf).  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.2:

(i)            the aggregate amount of the requested Borrowing;

(ii)           the identity of the applicable Borrower;

(iii)          the date of such Borrowing, which shall be a Business Day;

(iv)          whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(v)           in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vi)          in the case of a Eurocurrency Borrowing, the currency in which such Eurocurrency Borrowing shall be denominated; and

(vii)         the location and number of the account or accounts to which funds are to be disbursed, which shall comply with the requirements of Section 2.6.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Eurocurrency Borrowing with an Interest Period of one month’s duration denominated in the currency specified, and if no currency is specified, in dollars. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Lead Borrower shall be deemed to have selected an Interest Period of one month’s duration. If no currency is specified with respect to any requested Eurocurrency Borrowing, then the Lead Borrower shall be deemed to have selected a Eurocurrency Borrowing denominated in dollars.  Promptly following receipt of a Borrowing Request in accordance with this Section 2.3, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Notwithstanding anything to the contrary, Mandatory Borrowings shall be made upon the notice specified in Section 2.4(c), with each Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of the Mandatory Borrowings as set forth in Section 2.4(c); provided, however, that the making of such Mandatory Borrowings shall not constitute a representation or warranty by Parent or any Borrower that any of the conditions specified in Section 4 are satisfied as of the time such Mandatory Borrowings are made.

Section 2.4            Swingline Loans.  (a)  Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make loans to the Borrowers (each such loan, a “Swingline Loan”), at any time and from time to time on or after the Third Restatement Effective Date and prior to the Swingline Expiry Date, in an aggregate principal amount at any time outstanding that will not result in (i) the sum of the total Swingline Exposures exceeding $75,000,000, (ii) the sum of the total Revolving Credit Exposures exceeding the total Commitments, (iii) any Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (iv) in the case of the Lender acting as the Swingline Lender (whether directly or through an Affiliate), the sum of such Lender’s Revolving Credit Exposure plus (without duplication) the outstanding principal amount of Swingline Loans made by the Swingline Lender exceeding such Lender’s Commitment. Each Swingline Loan shall be made as part of a Borrowing consisting of Swingline Loans made by the Swingline Lender.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans.  Each Swingline Loan shall be denominated in dollars and shall be in an amount that is an integral multiple of $500,000 and not less than $500,000; provided that a Swingline Loan may be made in an aggregate amount that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.5(e).

(b)     To request a Swingline Loan, the Lead Borrower shall notify the Administrative Agent of such request by telephone, telecopy or electronic mail (and, in the case of telephonic notice, confirmed by hand delivery, telecopy or electronic mail), not later than 1:00 p.m., New York City time, on the day of a proposed Swingline Loan.  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan.  The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Lead Borrower. The Swingline Lender shall make such Swingline Loan available to the Borrowers by means of a credit to the general deposit account of the applicable Borrower or Borrowers with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.5(e), by remittance to the applicable Issuing Bank) by 4:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c)           On any Business Day, the Swingline Lender may, in its sole discretion, give written notice to the Lead Borrower (unless a Default or Event of Default then exists under clauses (h) and (i) of Article VII) and the other Lenders that the Swingline Lender’s outstanding

Swingline Loans shall be funded with one or more Borrowings of Revolving Loans (provided that such notice shall be deemed to have been automatically given upon the occurrence of a Default or an Event of Default under clauses (h) and (i) of Article VII or upon the exercise of any of the remedies provided in the last paragraph of Article VII), in which case one or more Borrowings of Revolving Loans constituting ABR Loans and denominated in dollars (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by all Lenders pro rata based on each such Lender’s Applicable Percentage (determined before giving effect to any termination of the Commitments pursuant to the last paragraph of Article VII, if applicable) and the proceeds thereof shall be applied directly by the Administrative Agent to repay the Swingline Lender for such outstanding Swingline Loans.  Each Lender hereby irrevocably agrees to make Revolving Loans upon one Business Day’s notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by the Swingline Lender notwithstanding (i) the amount of the Mandatory Borrowing may not comply with any minimum borrowing amount otherwise required hereunder, (ii) whether any conditions specified in Section 4 are then satisfied, (iii) whether a Default or an Event of Default then exists or would result therefrom, (iv) the date of such Mandatory Borrowing, and (v) the amount of the total Commitments at such time.  In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code, the Insolvency Act 1986 of the United Kingdom or any other applicable Debtor Relief Laws with respect to any Borrower), then each Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from any Borrower on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause the Lenders to share in such Swingline Loans ratably based upon their respective Applicable Percentages (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to the last paragraph of Article VII), provided that (x) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the participant from and after such date and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Lender shall be required to pay the Swingline Lender interest on the principal amount of participation purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the Overnight Rate for the first three days and at the interest rate otherwise applicable to Revolving Loans maintained as ABR Loans hereunder for each day thereafter.

Section 2.5            Letters of Credit.(a)  General.  (i) Subject to the terms and conditions set forth herein, any Borrower may request (the Borrower that shall have made such request, a “Requesting Borrower”) the issuance by any Issuing Bank of Letters of Credit in dollars or in any Alternative Currency for such Requesting Borrower’s own account, in a form reasonably acceptable to the Administrative Agent and such Issuing Bank, at any time on or after the Third Restatement Effective Date and prior to the 60th day prior to the Maturity Date, and (subject to the conditions set forth in Section 4.2), such Issuing Bank will (in all events subject to, and in accordance with, such Issuing Bank’s policies and procedures) issue the Letters of Credit in the requested currency.  Notwithstanding anything to the contrary in this Section 2.5, no Issuing Bank shall be under any obligation to issue any Letter of Credit if (x) the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally or (y) such Issuing Bank does not, as of the issuance date of the requested Letter of Credit, issue letters of credit in the requested currency. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by any Requesting Borrower to, or entered into by any Requesting Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(ii) Notwithstanding anything to the contrary above and at the request of the Requesting Borrower, any Letter of Credit may contain a statement to the effect that such Letter of Credit is issued for the account of Parent, any of its Subsidiaries, or an Excluded Subsidiary; provided that (x) notwithstanding such statement, the Requesting Borrower shall be the actual account party for all purposes of the Loan Documents for such Letter of Credit and such statement shall not affect the Requesting Borrower’s reimbursement obligations hereunder with respect to such Letter of Credit, or the benefit of the guaranties provided pursuant to the Guaranties and (y) Parent, the respective Subsidiaries or Excluded Subsidiaries, as applicable shall deliver such documentation (including, without limitation, customary letter of credit applications and reimbursement agreements) as may be reasonably requested by the Administrative Agent or the applicable Issuing Bank consistent with the terms of the Loan Documents.

(b)     Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Requesting Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by such Issuing Bank) to any Issuing Bank and the Administrative Agent (at least five Business Days in advance of the requested date of issuance, amendment, renewal or extension (or such shorter period as is acceptable to such Issuing Bank)) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section 2.5), the stated amount and currency of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit; provided that the initial stated amount of each Letter of Credit shall not be less than $100,000 or such lesser amount as is acceptable to the respective Issuing Bank.  If requested by the applicable Issuing Bank, the Requesting Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the applicable Requesting Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the aggregate LC Exposure shall not exceed $175,000,000 (the “LC Sublimit”), (ii) the sum of the total Revolving Credit Exposures shall not exceed the total Commitments, (iii) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Commitment, (iv) the face amount of outstanding Letters of Credit issued by any Issuing Bank shall not exceed such Issuing Bank’s Applicable LC Fronting Sublimit, (v) in the case of the Lender acting as the Issuing Bank with respect to such

Letter of Credit (whether directly or through an Affiliate), unless such Lender shall agree otherwise in its sole discretion, such Lender’s Revolving Credit Exposure plus (without duplication) the aggregate face amount of outstanding Letters of Credit issued by such Issuing Bank shall not exceed such Lender’s Commitment and (vi) following the effectiveness of any Maturity Date Extension Request, the LC Exposure in respect of all Letters of Credit having an expiration date after the second Business Day prior to the Existing Maturity Date shall not exceed the total Commitments of the Consenting Lenders extended pursuant to Section 2.21; provided that an Issuing Bank shall not issue, amend, renew or extend any Letter of Credit (other than automatic renewals thereof pursuant to customary evergreen provisions or amendments that do not effect an extension, or increase the stated face amount, of such Letter of Credit) if it shall have been notified by the Administrative Agent at the written request of the Required Lenders that a Default or an Event of Default has occurred and is continuing and that, as a result, no further Letters of Credit shall be issued by it (a “Letter of Credit Suspension Notice”); provided that the applicable Issuing Bank shall have received such Letter of Credit Suspension Notice within a sufficient amount of time to process internally the instructions therein contained.

(c)     Expiration Date.  Each Letter of Credit shall by its terms terminate (x) in the case of standby Letters of Credit, on or before the earlier of (A) the date which occurs 12 months after the date of the issuance thereof and (B) five Business Days prior to the Maturity Date, and (y) in the case of trade Letters of Credit, on or before the earlier of (A) the date which occurs 180 days after the date of issuance thereof and (B) 30 days prior to the Maturity Date; provided that any standby Letter of Credit may provide for the automatic extension thereof for any number of additional periods each of up to one year in duration (none of which, in any event, shall extend beyond the date referred to in the preceding clause (x)(B) above) so long as such Letter of Credit permits the applicable Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof within a time period during such twelve month period to be agreed upon at the time such Letter of Credit is issued.  For the avoidance of doubt, if the Maturity Date shall be extended pursuant to Section 2.21, “Maturity Date” as referenced in this clause (c) shall refer to the Maturity Date as extended pursuant to Section 2.21; provided that, notwithstanding anything in this Agreement (including Section 2.21 hereof) or any other Loan Document to the contrary, the Maturity Date, as such term is used in reference to any Issuing Bank or any Letter of Credit issued thereby, may not be extended without the prior written consent of the applicable Issuing Bank.

(d)     Participations.  (i) By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrowers on the date due as provided in paragraph (e) of this Section 2.5, or of any reimbursement payment required to be refunded to any Borrower for any reason; it being understood and agreed that (x) with respect to each LC Disbursement denominated in dollars, such payment shall be denominated in dollars and (y) with respect to each LC Disbursement denominated in an Alternative Currency, such payment shall be denominated in such Alternative Currency or, in the case of a Designated LC Disbursement, in dollars.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit, the occurrence and continuance of a Default, the reduction or termination of the Commitments or any adverse change in the relevant exchange rates or the availability of the relevant Alternative Currency to any Borrower or any Subsidiary or the relevant currency markets generally, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(ii)           In determining whether to pay under any Letter of Credit, no Issuing Bank shall have any obligation other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit.  Any action taken or omitted to be taken by an Issuing Bank under or in connection with any Letter of Credit issued by it shall not create for such Issuing Bank any resulting liability to any Borrower, any other Loan Party, any Lender or any other Person unless such action is taken or omitted to be taken with gross negligence, bad faith or willful misconduct on the part of such Issuing Bank (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(e)     Reimbursement.  If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Requesting Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent at the applicable Administrative Agent’s Office an amount equal to such LC Disbursement (x) in the case of an LC Disbursement denominated in dollars or Canadian Dollars, in such currency not later than 5:00 p.m., New York City time, on the Business Day (the “Reimbursement Date”) immediately following the date on which such Requesting Borrower receives notice of such LC Disbursement and (y) in the case of an LC Disbursement denominated in Euro or Sterling, in such currency not later than 12:00 noon, New York City time, on the Reimbursement Date; provided that in the case of an LC Disbursement denominated in an Alternative Currency, reimbursement of such LC Disbursement shall be paid in dollars in accordance with clause (x) above if either (A) the applicable Issuing Bank (at its option) shall have specified in its notice of such LC Disbursement to the Requesting Borrower that such Issuing Bank will require reimbursement in dollars or (B) in the absence of any such requirement for reimbursement in dollars, the Requesting Borrower shall have notified such Issuing Bank promptly following receipt of the notice of such LC Disbursement that the Requesting Borrower will reimburse such Issuing Bank in dollars. In the case of any LC Disbursement that has been designated for reimbursement in dollars in accordance with the proviso to the foregoing sentence (a “Designated LC Disbursement”) or any LC Disbursement that is denominated in dollars, the Lead Borrower may, at its election and subject to the conditions to borrowing set forth herein, request in accordance with Section 2.3 or Section 2.4, as applicable, that such payment be financed with a Revolving Borrowing or a Swingline Loan in an equivalent amount and, to the extent so financed, the Requesting Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing or Swingline Loan.  In the case of a Designated LC Disbursement, the applicable Issuing Bank shall notify the Requesting Borrower of the Dollar Equivalent of the amount of such Designated LC

Disbursement promptly following the determination thereof. If the Requesting Borrower fails to timely reimburse the applicable Issuing Bank for any LC Disbursement on the applicable Reimbursement Date, the Administrative Agent shall promptly notify each Lender of the applicable LC Disbursement, the payment then due from such Requesting Borrower in respect thereof (expressed in dollars or, in the case of an LC Disbursement denominated in an Alternative Currency, the amount of the Dollar Equivalent thereof) and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from such Requesting Borrower, in the same manner as provided in Section 2.6 with respect to Loans made by such Lender (and Section 2.6 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders.  Promptly following receipt by the Administrative Agent of any payment from a Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear.  Any payment made by a Lender pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Requesting Borrower of its obligation to reimburse such LC Disbursement.

(f)     Obligations Absolute.  The Borrowers’ obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section 2.5 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by each Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.5, constitute a legal or equitable discharge of, or provide a right of setoff against, any Borrower’s Obligations hereunder.  Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to any Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by applicable law) suffered by such Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of the applicable Issuing Bank (as determined by a court of competent jurisdiction in a final and non-appealable decision), such Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, each Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)     Disbursement Procedures.  The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by such Issuing Bank.  Such Issuing Bank shall promptly notify the Administrative Agent and the Requesting Borrower by telephone (confirmed by telecopy or electronic mail), telecopy or electronic mail of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Requesting Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)     Interim Interest.  If an Issuing Bank shall make any LC Disbursement, then, unless the Requesting Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Requesting Borrower reimburses such LC Disbursement, at the Overnight Rate; provided that, if the Requesting Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section 2.5, then Section 2.12(c) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section 2.5 to reimburse the applicable Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)      Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that the Lead Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Banks and Lenders (the “LC Collateral Account”), an amount in cash equal to the Dollar Equivalent of 103% of the LC Exposure as of such date plus any accrued and unpaid interest thereon (all obligations to deposit such cash collateral, “Cash Collateral Obligations”); provided that the Cash Collateral Obligations shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (h) or (i) of Article VII.  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made solely in Cash Equivalents at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse each applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations.  If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default as set forth above or as required in the two immediately succeeding sentences, such amount (to the extent not applied as aforesaid) shall be returned to the Lead Borrower within three (3) Business Days after all Events of Default have been cured or waived or such LC Exposure no longer exceeds (or no longer exceeds 103% of) the LC Sublimit or the Applicable LC Fronting Sublimit, as applicable.  If the Administrative Agent or an Issuing Bank notifies the Lead Borrower at any time that the LC Exposure at such time exceeds the LC Sublimit, or the face amount of Letters of Credit issued by any Issuing Bank exceeds such Issuing Bank’s Applicable LC Fronting Sublimit, other than as a result of fluctuations in currency exchange rates, then, within three Business Days after receipt of such notice, the Borrowers shall provide cash collateral for the LC Exposure in an amount not less than the amount of such excess.  If at any time, including any Revaluation Date, solely as a result of fluctuations in currency exchange rates, the LC Exposure at such time exceeds 103% of the LC Sublimit, or the face amount of Letters of Credit issued by any Issuing Bank exceeds 103% of such Issuing Bank’s Applicable LC Fronting Sublimit, then within three Business Days after the receipt of such notice the Borrowers shall provide cash collateral for the LC Exposure in an amount not less than the amount of such excess.

(j)      Designation of Issuing Banks.  The Lead Borrower may, at any time and from time to time, upon notice to the Administrative Agent, designate as an Issuing Bank one or more Lenders that agree to serve in such capacity as provided below.  The acceptance by a Lender of an appointment as an Issuing Bank hereunder shall be evidenced by (i) the execution and delivery to the Administrative Agent by such designated Lender on the Third Restatement Effective Date of a counterpart to this Agreement in its capacity as an Issuing Bank or (ii) an agreement, which shall be in form and substance reasonably satisfactory to such Issuing Bank, executed by each Borrower, the Administrative Agent and such designated Lender and, from and after the Third Restatement Effective Date or the effective date of such agreement, as the case may be, (x) such Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and (y) references herein to the term “Issuing Bank” shall be deemed to include such Lender in its capacity as an issuer of Letters of Credit hereunder.

(k)     Termination or Resignation of an Issuing Bank. (i) The Lead Borrower may terminate the appointment of any Issuing Bank as an “Issuing Bank” hereunder by providing a written notice thereof to such Issuing Bank, with a copy to the Administrative Agent, which termination shall become effective upon the earlier of (x) such Issuing Bank acknowledging receipt of such notice and (y) the 10th Business Day following the date of the delivery thereof.  At the time any such termination shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the terminated Issuing Bank pursuant to Section 2.11(b).

Notwithstanding the effectiveness of any such termination, the terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such termination, but shall not issue any additional Letters of Credit.  Without limiting the foregoing, following the delivery by the Lead Borrower of any notice of termination in respect of any Issuing Bank (and regardless of whether such notice has become effective), such terminated Issuing Bank shall have no obligation to issue, amend, renew or extend any Letter of Credit.

(ii)           Any Issuing Bank may, upon at least 30 days’ prior written notice to the Administrative Agent and the Lead Borrower, resign as an Issuing Bank; provided that such resignation shall not become effective until the Lead Borrower shall have appointed (and upon receipt by the Lead Borrower of any notice described in this Section 2.5(k)(ii), the Lead Borrower shall be obligated to use commercially reasonable efforts to promptly appoint) a successor Issuing Bank (which may be a Lender) reasonably acceptable to the Lead Borrower willing to accept its appointment as successor Issuing Bank.  Notwithstanding the delivery by an Issuing Bank of a notice of resignation pursuant to this Section 2.5(k)(ii), prior to the effectiveness of such resignation such Issuing Bank shall remain obligated to have all the rights and obligations of an Issuing Bank under this Agreement, including the obligation to issue additional Letters of Credit in accordance with the terms of this Agreement.  Upon the effectiveness of any resignation pursuant to this Section 2.5(k)(ii), (x) the resigning Issuing Bank shall remain a party hereto and shall continue to have all the rights of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to the effectiveness of such resignation, but shall not issue any additional Letters of Credit, (y) the successor Issuing Bank shall become a party to this Agreement as an Issuing Bank and shall assume the resigning Issuing Bank’s Applicable LC Fronting Sublimit and its obligation to issue additional Letters of Credit in accordance with the terms of this Agreement and (z) the Borrowers shall pay all unpaid fees accrued for the account of the resigning Issuing Bank pursuant to Section 2.11(b).

(l)      Existing Letters of Credit.  On the Third Restatement Effective Date, each letter of credit issued or deemed to be issued under the Second Amended and Restated Credit Agreement listed on Schedule 2.5, to the extent outstanding, shall be automatically and without further action by the parties thereto (and without payment of any fees otherwise due upon the issuance of a Letter of Credit) deemed converted into Letters of Credit issued pursuant to this Section 2.5 and subject to the provisions hereof.

(m)   Letters of Credit of the Company.  On the Darwin Acquisition Closing Date, substantially simultaneously with the matters described in Section 2.9(g), each Letter of Credit previously issued for the account of the Company and outstanding under this Agreement at such time shall be deemed to be issued for the account of the UK Borrower and all reimbursement obligations in respect thereof shall be assumed by the UK Borrower pursuant to documentation reasonably satisfactory to the applicable Issuing Bank and in accordance with such Issuing Bank’s policies and procedures; provided that the Lead Borrower may elect, upon five Business Days’ prior written notice to the Administrative Agent and the applicable Issuing Bank, to irrevocably cancel any such Letter of Credit, in which case such Letter of Credit shall automatically be cancelled on the Darwin Acquisition Closing Date, and at the request of the Lead Borrower, such Issuing Bank shall reasonably assist the Lead Borrower with the replacement of such Letter of Credit in accordance with such Issuing Bank’s policies and procedures.

Section 2.6            Funding of Borrowings.  (a)  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of Same Day Funds by 12:00 noon, New York City time, in the case of any Loan denominated in dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Loan denominated in an Alternative Currency (or in the case of (x) Mandatory Borrowings, no later than 1:00 p.m., New York City time or (y)  Swingline Loans, as provided in Section 2.4(b)) to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loans available to the applicable Borrower (other than Revolving Loans made pursuant to a Mandatory Borrowing) by promptly crediting the amounts so received, in like funds, to an account or accounts designated by the Lead Borrower in the applicable Borrowing Request; provided that, if, on the date of a Borrowing of Revolving Loans (other than a Mandatory Borrowing) denominated in dollars, there are LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers or Swingline Loans then outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such LC Disbursements, second, to the payment in full of any such Swingline Loans, and third, to the applicable Borrower as otherwise provided above.

(b)           Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Applicable Percentage of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.6 and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount.  In such event, if a Lender has not in fact made its Applicable Percentage of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.  If such Borrower and such Lender shall both pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.  Any payment by any Borrower shall be without prejudice to any claim that such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Section 2.7            Interest Elections.  (a)  Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request (or as otherwise determined in accordance with Section 2.3).  Thereafter, the Lead Borrower may, at any time and from time to time, elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.7.  The Lead Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated among the Lenders holding the Loans comprising such Borrowing in accordance with their respective Applicable Percentages, and the Loans comprising each such portion shall be considered a separate Borrowing.  No Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be continued in the same currency or must be prepaid in the original currency of such Loan and reborrowed in the other currency.

(b)           To make an election pursuant to this Section 2.7, the Lead Borrower shall notify the Administrative Agent of such election by telephone, telecopy or electronic mail by the time that a Borrowing Request would be required under Section 2.3 if the Lead Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or electronic mail to the Administrative Agent of a written request (an “Interest Election Request”) in substantially the form of Exhibit C attached hereto and signed by the Lead Borrower.

(c)           Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.2:

(i)            the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)          whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv)          if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Lead Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)           Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)           If the Lead Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Eurocurrency Borrowing in the same currency with an Interest Period of one month’s duration.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, (i) no outstanding Revolving Borrowing in dollars may be converted to or continued as a Eurocurrency Borrowing, (ii) unless repaid, each Eurocurrency Borrowing in dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (iii) the Required Lenders may demand that any or all of the then outstanding Eurocurrency Loans denominated in an Alternative Currency be prepaid, or redenominated into dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

Section 2.8            Termination and Reduction of Commitments.  (a)  Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b)           The Lead Borrower may at any time terminate, or from time to time reduce, the Commitments, in each case without premium or penalty; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Lead Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the total Revolving Credit Exposures would exceed the total Commitments.

(c)           The Lead Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section 2.8 at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Lead Borrower pursuant to this Section 2.8 shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Lead Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or another transaction, in which case such notice may be revoked by the Lead Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments shall be permanent.  Each reduction of the Commitments shall be applied to the Lenders in accordance with their respective Applicable Percentages.

Section 2.9            Repayment of Loans; Evidence of Debt; Borrower Obligations Joint and Several; Release of the Company.  (a)  Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Maturity Date and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two (2) Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made to any Borrower, the Borrowers shall repay all Swingline Loans then outstanding.

(b)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)           The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Type and currency thereof and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)           The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 2.9 shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)           Any Lender may request that Loans made by it be evidenced by a promissory note (each such promissory note being called a “Note” and all such promissory notes being collectively called the “Notes”).  In such event, the Borrowers shall prepare, execute and deliver to such Lender a Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in substantially the form of Exhibit D attached hereto.  Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 9.4) be represented by one or more promissory notes substantially in such form payable to the payee named therein (or to such payee and its registered assigns).

(f)            Subject to Section 9.20, the Obligations of each Borrower (including each Designated Borrower) shall be joint and several in nature.

(g)           Notwithstanding anything in this Agreement or any other Loan Document to the contrary, immediately upon the occurrence of the Darwin Acquisition Closing Date and the execution of the Credit Agreement Joinder referred to in Section 4.3(d):

(i)            unless the Company shall have prepaid all Loans and any other Obligations outstanding on or prior to such date in accordance with Section  2.10, subject to Section 2.5(m) in the case of Letters of Credit and any reimbursement obligations thereunder, the UK Borrower shall automatically assume all the Obligations of the Company outstanding at such time, including for the avoidance of doubt its obligations as the “Lead Borrower” and a “Borrower” hereunder; and

(ii)           the Company shall automatically (A) cease to be the “Lead Borrower” and a “Borrower” for all purposes under this Agreement and all the other Loan Documents and (B) be released from its obligations as the “Lead Borrower” and a “Borrower” hereunder and thereunder, including all Obligations (after giving effect to the prepayment or assumption of the Obligations under clause (i) above), in the case of each of clauses (A) and (B), other than with respect to any obligation that shall survive the termination of this Agreement pursuant to the last sentence of Section 9.5; provided that nothing in this Section 2.9(g) shall (x) affect any obligation of the Company as a Guarantor under this Agreement or any other Loan Document or (y) preclude the Company from becoming a

Designated Borrower in accordance with the terms of this Agreement on or after the Darwin Acquisition Closing Date.

Section 2.10          Prepayment of Loans.  (a)  The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (subject to the requirements of Section 2.15), subject to prior notice in accordance with paragraph (b) of this Section 2.10.

(b)           The Lead Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy, electronic mail or delivery of written notice), telecopy or electronic mail of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Revolving Borrowing denominated in dollars, not later than 1:00 p.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of a prepayment of a Eurocurrency Revolving Borrowing denominated in an Alternative Currency, not later than 1:00 p.m., New York City time, five Business Days before the date of prepayment, (iii) in the case of prepayment of an ABR Revolving Borrowing, not later than 1:00 p.m., New York City time, one Business Day before the date of prepayment or (iv) in the case of prepayment of a Swingline Loan, not later than 3:00 p.m., New York City time, on the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.8, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.8.  Promptly following receipt of any such notice relating to a Revolving Borrowing or a Swingline Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.2.  Each partial prepayment of a Swingline Borrowing shall be in an amount that would be permitted in the case of an advance of a Swingline Borrowing as provided in Section 2.4.  Each prepayment of a Revolving Borrowing or a Swingline Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing of the Lenders in accordance with their respective Applicable Percentages.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12 and any costs incurred as contemplated by Section 2.15.

(c)           (i) If at any time other than as a result of fluctuations in currency exchange rates, the sum of the aggregate principal amount of all of the Revolving Credit Exposures exceeds the total Commitments, the Borrowers shall immediately repay Borrowings or cash collateralize LC Exposure in an account with the Administrative Agent pursuant to Section 2.5(i), in an aggregate principal amount sufficient to cause the aggregate amount of all Revolving Credit Exposures to be less than or equal to the total Commitments.

(ii)           If at any time, solely as a result of fluctuations in currency exchange rates, the sum of the aggregate principal amount of all of the Revolving Credit Exposures exceeds 103% of the total Commitments, the Borrowers shall (x) immediately repay Borrowings or (y) cash collateralize LC Exposure in an account with the Administrative Agent pursuant to and within the time period required by Section 2.5(i), in the case of each of clauses (x) and (y) in an aggregate principal amount sufficient to cause the aggregate amount of all Revolving Credit Exposure to be less than or equal to the total Commitments.

Section 2.11          Fees. (a)  Each Borrower agrees to pay to the Administrative Agent for the account of each Lender (other than any Defaulting Lender) a commitment fee, which shall accrue at the relevant percentage set forth in the row entitled “Commitment Fee” in the definition of “Applicable Rate” on the daily amount by which the Commitment of such Lender exceeds the Revolving Credit Exposure of such Lender during the period from and including the Third Restatement Effective Date to but excluding the date on which such Commitment terminates.  Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the Third Restatement Effective Date.  All commitment fees shall be payable in dollars, shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)           Each Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Third Restatement Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure and (ii) to the applicable Issuing Bank a fronting fee with respect to each Letter of Credit issued by it, which shall accrue at a rate per annum equal to 0.125% on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by the Issuing Banks during the period from and including the Third Restatement Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  All fees referred to in clause (ii) of the foregoing sentence shall be calculated and payable in dollars; provided that, at the election of the applicable Issuing Bank or (solely to the extent permitted by the applicable Issuing Bank’s policies and procedures) the Lead Borrower, in the case of a Letter of Credit denominated in an Alternative Currency such fees shall be calculated and payable in such Alternative Currency.  Unless otherwise specified above, participation fees and fronting fees accrued through the last day of March, June, September and December of each year shall be payable on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the Third Restatement Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand.  Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)           Each Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between Holdings and the Administrative Agent.

(d)           Each Borrower agrees to pay to the Arrangers the applicable fees agreed to among Holdings and the Arrangers in the Fee Letter or as otherwise agreed in writing among them in the manner and at the times set forth therein.

(e)           All fees payable hereunder shall be paid on the dates due, in Same Day Funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders.  The amount of such fees required to be paid hereunder shall not be refundable under any circumstances.

Section 2.12          Interest.  (a)  The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)           The Loans comprising each Eurocurrency Borrowing shall bear interest at the Eurocurrency Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)           Notwithstanding paragraphs (a) and (b) of this Section 2.12, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.12 or (ii) in the case of any other overdue amount, 2.00% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section 2.12.

(d)           Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section 2.12 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)           All interest hereunder shall be computed on the basis of a year of 360 days, except that (x) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate and (y) interest in respect of Loans denominated in Canadian Dollars or Sterling shall in each case be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day); provided that in the case of interest in respect of Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, interest hereunder shall be computed in accordance with such market practice.  The applicable Alternate Base Rate or Eurocurrency Rate shall be determined by the Administrative Agent in accordance with the terms hereof, and such determination shall be conclusive absent manifest error.

Section 2.13          Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a)           the Administrative Agent reasonably determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate for such Eurocurrency Borrowing for such Interest Period; or

(b)           the Administrative Agent is advised by the Required Lenders that the Eurocurrency Rate for such Eurocurrency Borrowing for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give written notice thereof to the Lead Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Lead Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurocurrency Borrowing in the Eurocurrency Rate that is unavailable because the conditions described in clauses (a) and (b) above have been satisfied (such unavailable rate, the “Unavailable Rate”), shall be ineffective, and (ii) if any Borrowing Request requests a Eurocurrency Borrowing with an Unavailable Rate, (x) if such Borrowing Request is for a Borrowing in dollars or if an alternative rate of interest is not in effect pursuant to clause (y) below, such Borrowing shall be made as an ABR Borrowing (in dollars) or (y) if such Borrowing Request is for a Borrowing in an Alternative Currency, the Administrative Agent may, in consultation with the Lead Borrower, propose to the Lead Borrower in writing an alternative interest rate for the affected Borrowing that, if accepted by the Lead Borrower in a writing delivered to the Administrative Agent within one Business Day of the Lead Borrower’s receipt of such written proposal, shall apply with respect to the affected Borrowing until (1) the Administrative Agent notifies the Lead Borrower and the Lenders that the circumstances giving rise to the notice described above no longer exist, (2) the Administrative Agent is advised by the Required Lenders that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loan (or its Loans) included in the affected Borrowing or (3) any Lender determines that any law or regulation has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the

Administrative Agent and the Lead Borrower written notice thereof; provided that, notwithstanding the foregoing, all Eurocurrency Rates (other than any then applicable Unavailable Rates) shall remain available for Borrowings until such rate shall be an Unavailable Rate.

Section 2.14          Increased Costs and Illegality.  (a)  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any Issuing Bank (except any such reserve requirement reflected in the Eurocurrency Rate);

(ii)           impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)          subject any Recipient of any payments to be made by or on account of any obligation of any Borrower hereunder to any Taxes on its Loans, loan principal, Letters of Credit, Commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (A) Indemnified Taxes, (B) Excluded Taxes or (C) Other Taxes, which Other Taxes, solely for purposes of this Section 2.14(a)(iii), include any Taxes that would be Other Taxes but for the fact that they are imposed with respect to an assignment);

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting to or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then, subject to paragraphs (c) and (d) of this Section 2.14, the Borrowers will jointly and severally pay to such Lender, such Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered; provided that such amounts shall be proportionate to the amounts that such Lender or such Issuing Bank charges other borrowers or account parties for such additional costs incurred or reductions suffered on loans or letters of credit, as the case may be, similarly situated to the Borrowers in connection with substantially similar facilities as reasonably determined by such Lender or such Issuing Bank, as the case may be, acting in good faith.  In addition, the Borrowers will jointly and severally pay to each Lender, as long as such Lender shall be (i) required by a central banking or financial regulatory authority with regulatory authority over such Lender to maintain reserves with respect to liabilities or assets consisting of or including eurocurrency funds or deposits obtained in the London or the European interbank market (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Loan equal to the actual costs of such reserves allocable to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) and (ii) required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs of such reserves allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error, and certified to the Lead Borrower), which shall be due and payable on each date on which interest is payable on such Loan, provided the Lead Borrower shall have received at least 15 days’ prior notice (with a copy to the Administrative Agent) of such additional costs from such Lender.  If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional costs shall be due and payable 15 days from receipt of such notice.

(b)           If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments hereunder or the Loans made, or participations in Letters of Credit held, by such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank, or such Lender’s or such Issuing Bank’s holding company would have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time, subject to paragraphs (c) and (d) of this Section 2.14, the Borrowers will jointly and severally pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered; provided that such amounts shall be proportionate to the amounts that such Lender or such Issuing Bank charges other borrowers or account parties for such reductions suffered on loans or letters of credit, as the case may be, similarly situated to the Borrowers in connection with substantially similar facilities as reasonably determined by such Lender or such Issuing Bank, as the case may be, acting in good faith.

(c)           Notwithstanding any other provision of this Agreement, but subject to Section 2.18, if any Lender shall provide written notice to the Administrative Agent and the Lead Borrower that any Change in Law makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its applicable lending office to make Eurocurrency Loans or to fund or maintain Eurocurrency Loans hereunder (i) with respect to Loans denominated in dollars (A) upon receipt of such notification, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Loans denominated in dollars, (B) each Eurocurrency Loan of such Lender denominated in dollars will automatically be converted to ABR Loans on the last day of the then current Interest Period therefor or, if earlier, on the date specified by such Lender in such notification (which date shall be no earlier than the last day of any applicable grace period permitted by Applicable Law) and (C) the obligation of such Lender to make or continue affected Eurocurrency Loans denominated in dollars or to convert Loans into Eurocurrency Loans denominated in dollars shall be suspended until the Administrative Agent or such Lender shall notify the Borrower that the circumstances causing such suspension no longer exist and (ii) with respect to Loans denominated in an Alternative Currency, (A) upon receipt of such notification, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Loans denominated in such Alternative Currency and (B) such Loans of such Lender shall be made or maintained, as applicable, at the Canadian prime rate, in the case of Loans denominated in Canadian Dollars, or in the case of Loans denominated in Euro or Sterling, at a rate for short term borrowings of such Alternative Currency determined in a customary manner in good faith by the Administrative Agent in consultation with the Lead Borrower.

(d)           A certificate of a Lender or an Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, under this Section 2.14, including in reasonable detail a description of the basis for such claim for compensation and a calculation of such amount or amounts, shall be delivered to the Lead Borrower and shall be conclusive absent manifest error.  The Borrowers shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(e)           Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section 2.14 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that no Borrower shall be required to compensate a Lender or an Issuing Bank pursuant to this Section 2.14 for any increased costs, reductions or other amounts incurred more than 120 days prior to the date that such Lender or such Issuing Bank notifies the Lead Borrower in writing of the Change in Law giving rise to such increased costs, reductions or amounts and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs, reductions or amounts is retroactive (or has retroactive effect), then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.15          Break Funding Payments.  In the event of (a) the payment or prepayment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure (other than as a result of a failure of a Lender to fund a Loan required to be funded hereunder) to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(b) and is revoked in accordance therewith), (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Lead Borrower pursuant to Section 2.18 or Section 2.21 or (e) any failure by any Borrower to make payment of any Loan or LC Disbursement (or interest due thereon) denominated in dollars or an Alternative Currency (other than a Designated LC Disbursement) on its scheduled due date or any payment thereof in a different currency then, in any such event, the Borrowers shall, on a joint and several basis, compensate each Lender for the loss, cost and expense attributable to such event (including any foreign exchange losses and any loss or expense arising from the performance of any foreign exchange contract) in accordance with the terms of this Section 2.15.  In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Eurocurrency Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits of a comparable currency, amount and period from other banks in the Eurocurrency market.  A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.15 shall be delivered to the Lead Borrower and shall be conclusive absent manifest error.  The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.16          Taxes.  (a)             For purposes of this Section 2.16, the term “applicable law” includes FATCA.

(b)           Any and all payments by or on account of any obligation of any Borrower hereunder shall be made free and clear of and without deduction or withholding for any Taxes, except as required by law.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall make such deduction or withholding and timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Borrower shall be increased as necessary so that after making such deduction or withholding (including such deductions and withholdings applicable to additional sums payable under this Section 2.16) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)           In addition, each Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law or at the option of the Administrative Agent shall timely reimburse it for the payment of any Other Taxes.

(d)           Each Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes payable or paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of such Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Lead Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)           As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental

Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)            (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Lead Borrower and the Administrative Agent, at the time or times reasonably requested by the Lead Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Lead Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  Notwithstanding anything to the contrary in the preceding sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(f)(ii), (g) and (h) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, any Foreign Lender, if it is legally entitled to do so, shall deliver to the Lead Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Lead Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(A)          executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E claiming eligibility for benefits of an income tax treaty to which the United States of America is a party;

(B)          executed originals of IRS Form W-8ECI;

(C)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(D)          to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a portfolio interest certificate in compliance with Section 2.16(f)(ii)(c)(x), IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a certificate in compliance with Section 2.16(f)(ii)(c)(x) on behalf of such partner or partners.

In addition, any Lender that is a U.S. Person shall deliver to the Lead Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Lead Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.

(g)           Without limiting the generality of Section 2.16(f):

(i)

(A)          Subject to Section 2.16(g)(i)(B) below, a UK Treaty Lender and each Borrower which makes a payment under a Loan Document to which that UK Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for such Borrower to obtain authorization to make that payment without a UK Tax Deduction, including making and filing of an appropriate application for relief under an applicable Treaty.

(B)          Notwithstanding anything to the contrary in this Agreement (other than, for the avoidance of doubt, Section 2.16(g)(i)(F)), in the event that the relevant UK Treaty Lender holds a passport under the United Kingdom HM Revenue & Customs Double Taxation Treaty Passport scheme (the “DTTP Scheme”) and that UK Treaty Lender wishes that scheme to apply to this Agreement, that UK Treaty Lender shall confirm its scheme reference number and its jurisdiction of tax residence in Schedule 2.16(g) to this Agreement or where the relevant UK Treaty Lender becomes a Lender after the Third Restatement Effective Date by including its scheme reference number and jurisdiction of tax residence in the relevant Assignment and Assumption, joinder agreement or Incremental Amendment (as the case may be) and having done so that Lender shall be under no obligation under Section 2.16(g)(i)(A) above to co-operate with a Borrower incorporated in the United Kingdom, or a Borrower incorporated in a jurisdiction other than the United Kingdom to the extent that such Lender has agreed as contemplated in Section 2.16(g)(i)(F) below, but for the avoidance of doubt that Lender shall have an obligation to co-operate: (I) with a Borrower incorporated in a jurisdiction other than the United Kingdom under paragraph (g)(i)(A) above to the extent that such Lender has not agreed as contemplated in Section 2.16(g)(i)(F); and (II) further in accordance with paragraph (g)(i)(C) below.

(C)          If a UK Treaty Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (g)(i)(B) above and: (i) the Borrower making a payment to that Lender has not made the UK Borrower DTTP Filing in respect of that Lender; or (ii) the Borrower making a payment to that Lender has made the UK Borrower DTTP Filing in respect of that Lender but (A) that UK Borrower DTTP Filing has been rejected by HM Revenue & Customs; or (B) HM Revenue & Customs has not given the Borrower authority to make payments to that Lender without a Tax Deduction within 30 Business Days of the date of the UK Borrower DTTP Filing, and in each case, the

Borrower has notified that Lender in writing, that Lender and the Borrower shall co-operate in completing any additional procedural formalities necessary for that Borrower to obtain authorisation to make that payment without a UK Tax Deduction.

(D)          If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with this Section 2.16(g)(i)(B), no Borrower shall make the UK Borrower DTTP Filing or file any other form relating to the DTTP Scheme in respect of that Lender’s Commitment or its participation in any Loan unless the Lender otherwise agrees. The Borrower shall, promptly on making the UK Borrower DTTP Filing, deliver a copy of that UK Borrower DTTP Filing to the Administrative Agent for delivery to the relevant Lender.

(E)           Nothing in this Section 2.16(g)(i) shall require a UK Treaty Lender to register under the DTTP Scheme.

(F)           Notwithstanding any other provision of this Agreement, no Borrower incorporated in any jurisdiction other than the United Kingdom shall make a UK Borrower DTTP Filing or file any other form relating to the DTTP Scheme in respect of any Lender’s Commitment or participation in any Loan unless such Lender agrees otherwise in writing.

(ii)          Each Lender that becomes a Party to this Agreement after the Third Restatement Effective Date shall indicate in writing to the Administrative Agent and the Lead Borrower whether it is: (A) a UK Qualifying Lender (other than a UK Treaty Lender), (B) a UK Treaty Lender, or (C) not a UK Qualifying Lender, and if a Lender fails to indicate its status in accordance with this Section 2.16(g)(ii) it shall be treated as if it is not a UK Qualifying Lender until such time as it notifies the relevant Borrower. Any Lender that ceases to be a UK Qualifying Lender shall promptly notify the Administrative Agent and the Lead Borrower.

(iii)          (A) Each UK Non-Bank Lender which becomes a Party on the day on which this Agreement is entered into hereby gives a UK Tax Confirmation to each relevant Borrower by entering into this Agreement; and (B) a UK Non-Bank Lender shall promptly notify the Lead Borrower and the Administrative Agent if there is any change in the position from that set out in the UK Tax Confirmation.

(h)           If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Lead Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Lead Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) to enable the Administrative Agent and the Borrowers to comply with their obligations under FATCA and to determine that such Lender has complied with such applicable reporting requirements or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 2.16(h), “FATCA” shall include any amendments made to FATCA after the Third Restatement Effective Date.

(i)            Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrowers have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of any Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.4(c)(ii) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (i).

(j)            VAT.

(i)            All amounts expressed to be payable under a Loan Document by any Loan Party to the Administrative Agent or any Lender which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (ii) below, if VAT is or becomes chargeable on any supply made by the Administrative Agent or any Lender to any Loan Party under a Loan Document and the Administrative Agent or such Lender is required to account to the relevant tax authority for the VAT, that Loan Party must pay to the Administrative Agent or such Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such party must promptly provide an appropriate VAT invoice to that Loan Party).

(ii)           If VAT is or becomes chargeable on any supply made by the Administrative Agent or any Lender (the “Supplier”) to a Recipient under a Loan Document, and any Loan Party other than the Recipient (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(A)          (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (A) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(B)          (where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(iii)          Where a Loan Document requires any Loan Party to reimburse or indemnify the Administrative Agent or any Lender for any cost or expense, that Loan Party shall reimburse or indemnify (as the case may be) the Administrative Agent or such Lender (as the case may be) for the full amount of such cost or expense, including such part thereof as represents VAT but only to the extent that such Loan Party is not entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iv)          Any reference in paragraphs (i) through (iii) and (v) below to any Loan Party shall, at any time when such Loan Party is treated as member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union) or any other similar provision in any jurisdiction which is not a member state of the European Union) so that a reference to a Loan Party shall be construed as a reference to that Loan Party or the relevant group or unity (or fiscal unity) of which that Loan Party is a member for VAT purposes at the relevant time or the relevant representative member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be).

(v)           In relation to any supply made by the Administrative Agent or any Lender to any Loan Party under a Loan Document, if reasonably requested by the Administrative Agent or such Lender, that Loan Party must promptly provide the Administrative Agent or such Lender with details of that Loan Party’s VAT registration and such other information as is reasonably requested in connection with the Administrative Agent’s or such Lender’s VAT reporting requirements in relation to such supply.

(k)           If any Lender or the Administrative Agent determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including by the payment of additional amounts pursuant to this Section 2.16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.16 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that (w) any Lender or the Administrative Agent may determine, in its sole discretion consistent with the policies of such Lender or the Administrative Agent, whether to seek a refund for any Taxes; (x) any Taxes that are imposed on a Lender or the Administrative Agent as a result of a disallowance or reduction of any Tax refund with respect to which such Lender or the Administrative Agent has made a payment to the indemnifying party pursuant to this Section 2.16 shall be treated as an Indemnified Tax for which the indemnifying party is obligated to indemnify such Lender or the Administrative Agent pursuant to this Section 2.16 without any exclusions or defenses; (y) nothing in this Section 2.16 shall require the Lender or the Administrative Agent to disclose any confidential information to a Loan Party (including, without limitation, its tax returns or their calculations); and (z) neither any Lender nor the Administrative Agent shall be required to pay any amounts pursuant to this Section 2.16 for so long as a Default or Event of Default exists.

Section 2.17          Payments Generally; Pro Rata Treatment; Sharing of Set-offs.  (a)         Except as provided in Section 2.5(e), each Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest or fees, reimbursements of LC Disbursements, Cash Collateral Obligations or of amounts payable under Section 2.14, Section 2.15 or Section 2.16, or otherwise) prior to (x) in the case of payments required to be made in dollars or Canadian Dollars, 12:00 noon, New York City time, and (y) in the case of payments required to be made in Euro or Sterling, 8:00 a.m., New York City time, in each case on the date when due, in Same Day Funds, without set off or counterclaim.  Each Borrower shall make each reimbursement of LC Disbursements required to be made by it prior to the time for such payments set forth in Section 2.5(e).  Any amounts received after the time set forth above or in Section 2.5(e), as applicable, on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent for the account of the applicable Lenders at the applicable Administrative Agent’s Office and except that payments to the Swingline Lender, payments to an Issuing Bank as expressly provided herein, and payments pursuant to Section 2.14, Section 2.15 Section 2.16 and Section 9.3, in each case shall be made directly to the Persons entitled thereto.  If, for any reason, any Borrower is prohibited by any law or regulation from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in dollars in the Dollar Equivalent of the Alternative Currency payment amount.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment or performance hereunder shall be due on a day that is not a Business Day, the date for payment or performance shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in dollars unless otherwise specified or permitted herein or in any other Loan Document.

(b)           If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from the Borrowers hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and

(ii) second, towards payment of principal and unreimbursed LC Disbursements then due from the Borrowers hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)           If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in Swingline Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in Swingline Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans or participations in Swingline Loans and LC Disbursements, as applicable, of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans or participations in Swingline Loans and LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans or participations in Swingline Loans and LC Disbursements to any assignee or participant, other than to any Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender or any Issuing Bank acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender or such Issuing Bank were a direct creditor of such Borrower in the amount of such participation.

(d)           Unless the Administrative Agent shall have received notice from the Lead Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Bank hereunder that a Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due.  In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

(e)           If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.4(c), 2.5(d) or (e), 2.6 or paragraph (d) of this Section 2.17, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such

Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.18          Mitigation Obligations; Replacement of Lenders.  (a)  If any Lender requests compensation under, or any Lender ceases to make, fund, or maintain Eurocurrency Loans, or to convert Loans into Eurocurrency Loans, as a result of any condition described in, Section 2.14, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or Section 2.16, as the case may be, in the future, (ii) would permit such Lender to continue to make, fund and maintain Eurocurrency Loans and to convert Loans into Eurocurrency Loans, and (iii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           If (i) any Lender requests compensation under Section 2.14 or submits a notification of illegality under Section 2.14(c), (ii) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, (iii) any Lender is a Defaulting Lender or a Non-Consenting Lender or (iv) any Lender is a Declining Lender under Section 2.21, then the Lead Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.4), all its interests, rights and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Lead Borrower shall have received the prior written consent of the Administrative Agent, the Swingline Lender and the applicable Issuing Banks, which consents shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, participations in Swingline Loans and LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments, (iv) such assignment does not conflict with applicable law, (v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, (x) the applicable assignee shall have consented to, or shall consent to, the applicable amendment, waiver or consent and (y) the Lead Borrower exercises its rights pursuant to this clause (b) with respect to all Non-Consenting Lenders relating to the applicable amendment, waiver or consent and (vi) in the case of any assignment in respect of a Lender where such Lender (or any Affiliate thereof) is an Issuing Bank, the Lead Borrower shall, substantially simultaneously with such assignment and transfer, terminate such Lender (or, at the request of any such Affiliate, such Affiliate) as an Issuing Bank in accordance with Section 2.5(k).  A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such

Lender or otherwise, the circumstances entitling the Lead Borrower to require such assignment and delegation cease to apply.

Section 2.19          Revolver Increases.  (a)  The Lead Borrower may, from time to time after the Third Restatement Effective Date, by notice to the Administrative Agent, request that the aggregate amount of the Commitments be increased by a minimum amount equal to $25,000,000 or an integral multiple of $5,000,000 in excess thereof (each a “Commitment Increase”), to be effective as of a date (the “Increase Date”) as specified in the related notice to the Administrative Agent; provided that (i) no Default or Event of Default shall have occurred and be continuing as of the date of such request or as of the applicable Increase Date, or shall occur as a result thereof and (ii) at no time shall the total aggregate amount of Commitment Increases hereunder when added to the aggregate amount of Incremental Facilities established pursuant to Section 2.20 below, exceed $500,000,000.

(b)           The Administrative Agent shall promptly notify the Lenders and each Issuing Bank of a request by the Lead Borrower for a Commitment Increase, which notice shall include (i) the proposed amount of such requested Commitment Increase, (ii) the proposed Increase Date and (iii) the date by which Lenders wishing to participate in the Commitment Increase must commit to an increase in the amount of their respective Commitments (the “Commitment Date”).  Each Lender that is willing to participate in such requested Commitment Increase (each an “Increasing Lender”) shall give written notice to the Administrative Agent on or prior to the Commitment Date of the amount by which it is willing to increase its Commitment.  If the Lenders notify the Administrative Agent that they are willing to increase the amount of their respective Commitments by an aggregate amount that exceeds the amount of the requested Commitment Increase, the requested Commitment Increase shall be allocated among the Lenders willing to participate therein in such amounts as are agreed between the Lead Borrower and the Administrative Agent.  The failure of any Lender to respond by the Commitment Date shall be deemed to be a refusal of such Lender to increase its Commitment.

(c)           Promptly following each Commitment Date, the Administrative Agent shall notify the Lead Borrower as to the amount, if any, by which the Lenders are willing to participate in the requested Commitment Increase.  If the aggregate amount by which the Lenders are willing to participate in any requested Commitment Increase on any such Commitment Date is less than the requested Commitment Increase, then the Lead Borrower may extend offers to one or more Eligible Assignees reasonably acceptable to the Administrative Agent, the Issuing Banks and the Swingline Lender to participate in any portion of the requested Commitment Increase that has not been committed to by the Lenders as of the applicable Commitment Date; provided, however, that the Commitment of each such Eligible Assignee shall be in an amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof (or such lesser amount required to cover the remaining amount of the requested Commitment Increase that has not been committed to by the Lenders or other Eligible Assignees).

(d)           On each Increase Date, each Eligible Assignee that accepts an offer to participate in a requested Commitment Increase in accordance with Section 2.19(c) (each such Eligible Assignee, an “Assuming Lender”) shall become a Lender party to this Agreement as of such Increase Date and the Commitment of each Increasing Lender for such requested Commitment Increase shall be so increased by such amount (or by the amount allocated to such

Lender pursuant to the second last sentence of Section 2.19(b)) as of such Increase Date; provided, however, that the Administrative Agent shall have received on or before such Increase Date the following, each dated such date:

(i)            a joinder agreement from each Assuming Lender, if any, in form and substance reasonably satisfactory to such Assuming Lender, the Lead Borrower, the Administrative Agent, duly executed by the Administrative Agent, the Swingline Lender and each Issuing Bank (in the case of the foregoing, not to be unreasonably withheld or delayed), such Assuming Lender, and each Borrower (and, for the avoidance of doubt, such joinder agreement may, at the discretion of such Assuming Lender, (i) contain an indication of the status of such Assuming Lenders as relevant for United Kingdom Tax purposes, as contemplated in Section 2.16(g)(ii), and/or (ii) contain the DTTP Scheme reference number and jurisdiction of tax residence of such Assuming Lender, as contemplated in Section 2.16(g)(i)(B) and in the definition of “UK Borrower DTTP Filing”); and

(ii)           confirmation from each Increasing Lender of the increase in the amount of its Commitment in a writing reasonably satisfactory to the Lead Borrower and the Administrative Agent.

(e)           On each Increase Date, upon fulfillment of the conditions set forth in this Section 2.19, in the event any Loans are then outstanding, (i) each relevant Increasing Lender and Assuming Lender shall make available to the Administrative Agent such amounts in Same Day Funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required, and the Administrative Agent shall make such adjustments with respect to the Swingline Exposure and LC Exposure of the Lenders and the Assuming Lenders, in order to cause, after giving effect to the applicable Commitment Increase and the application of such amounts to make payments to such other Lenders (including any assignments), the Revolving Credit Exposure to be held ratably by all Lenders as of such date in accordance with their respective Applicable Percentages (after giving effect to the Commitment Increase), (ii) Borrowers shall be deemed to have prepaid and reborrowed all outstanding Loans made to it as of such Commitment Increase Date (with each such borrowing to consist of Loans, with related Interest Periods if applicable, specified in a notice delivered by the Lead Borrower in accordance with the requirements of Section 2.2) and (iii) the Borrowers shall pay to the Lenders the amounts, if any, payable under Section 2.15 as a result of such prepayment.

(f)            This Section shall supersede any provisions in Section 2.17 or Section 9.2 to the contrary.

(g)           The occurrence of each Increase Date shall require and shall be deemed to be a representation and warranty by each Borrower on such Increase Date that the conditions set forth in this Section 2.19 to such Commitment Increase and in Section 4.2 have been satisfied on such Increase Date.

Section 2.20          Incremental Facilities.  (a)  The Lead Borrower may, from time to time after the Third Restatement Effective Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request one or more tranches of term loans hereunder (collectively, the “Incremental Term Loans”) or one or more additional tranches of revolving commitments hereunder (collectively, the “Incremental Revolving Commitments” and, together with any Incremental Term Loans, the “Incremental Facilities”); provided that (i) both at the time of any such request and at the time that any such Incremental Facilities are entered into, no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) the aggregate amount of such Incremental Facilities, taken together with all Incremental Facilities previously incurred pursuant to this Section 2.20 and the aggregate amount of Commitment Increases made pursuant to Section 2.19, does not exceed $500,000,000, (iii) the final stated maturity date of such tranche of Incremental Facilities shall not be earlier than the Maturity Date in effect at the time such Incremental Facilities are entered into, (iv) such tranche of Incremental Facilities shall rank pari passu in right of payment with the Revolving Loans, (v) such Incremental Facilities shall not be, and shall not be permitted to be, guaranteed by any Subsidiary of Parent that is not a Guarantor under this Agreement and (vi) the terms, conditions and documentation governing such Incremental Facilities (including, without limitation, all representations, covenants, defaults, guaranties and remedies, but excluding economic terms), taken as a whole, shall be substantially the same as, or less favorable to the Lenders or Additional Lenders (as defined below) providing such Incremental Facilities, than those terms and conditions applicable to the Lenders with respect to the Revolving Loans (except for covenants or other provisions applicable only to periods after the latest Maturity Date of the Revolving Loans).  Incremental Facilities shall, at the election of the Lead Borrower, be available in dollars or in one or more Alternative Currencies.

(b)           Each notice from the Lead Borrower pursuant to clause (a) of this Section 2.20 shall set forth the requested amount and, in reasonable detail, the proposed terms of the relevant Incremental Facilities.  Incremental Facilities may be made by any existing Lender or by any Eligible Assignee (any such Eligible Assignee providing such Incremental Facilities at such time being called an “Additional Lender” and, together with the existing Lenders providing such Incremental Facilities at such time, the “Incremental Lenders”).  Incremental Facilities shall be established pursuant to an amendment, restatement or amendment and restatement (an “Incremental Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by Parent, each Borrower, each Incremental Lender and the Administrative Agent, in each case without the consent of any other Person.  The Incremental Amendment may effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Lead Borrower, to effect the provisions of this Section 2.20.  The Incremental Amendment may, at the discretion of each Additional Lender, (i) contain an indication of the status of such Additional Lenders as relevant for United Kingdom Tax purposes, as contemplated in Section 2.16(g)(ii), and/or (ii) contain the DTTP Scheme reference number and jurisdiction of tax residence of such Additional Lender, as contemplated in Section 2.16(g)(i)(B) and in the definition of “UK Borrower DTTP Filing”.  The Lenders hereby irrevocably authorize the Administrative Agent to enter into such Incremental Amendments.  The effectiveness of any Incremental Amendment shall be subject to (x) the satisfaction of the conditions as the parties thereto shall agree, provided that no such Incremental Amendment shall modify or waive any condition to the incurrence of Incremental Facilities except in accordance with Section 9.2 hereof, (y) the receipt by the Administrative Agent of documents substantially consistent with those delivered on the Third Restatement Effective Date pursuant to Section 4.1(e) (or the equivalent, if any, in the applicable jurisdiction)

as to the corporate power and authority of each Borrower to borrow hereunder after giving effect to such Incremental Amendment and (z) in the case of an Incremental Amendment to which an Eligible Assignee is party as an Additional Lender, the consent (not to be unreasonably withheld or delayed) of the Administrative Agent, and, solely in the case of Incremental Revolving Commitments, the Swingline Lender and each Issuing Bank.  Nothing contained in this Section 2.20 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to provide Incremental Facilities, at any time.

(c)           The entry into any Incremental Facilities hereunder shall require and shall be deemed to be a representation and warranty by each Borrower on the date on which such Incremental Facilities are entered into that the conditions set forth in this Section 2.20 to the establishment of Incremental Facilities and in Section 4.2 have been satisfied as of such date.

Section 2.21          Extension of Maturity Date.  (a)  The Lead Borrower may, by delivery of a Maturity Date Extension Request to the Administrative Agent (which shall promptly deliver a copy thereof to each of the Lenders) not less than 45 days prior to the then existing maturity date for Commitments hereunder (the “Existing Maturity Date”), request that the Lenders extend the Existing Maturity Date in accordance with this Section 2.21; provided that the Lead Borrower may not make more than two Maturity Date Extension Requests following the Third Restatement Effective Date.  Each Maturity Date Extension Request shall (i) specify the date to which the Maturity Date is sought to be extended; provided that such date is no more than one calendar year from the then scheduled Maturity Date, (ii) specify the changes, if any, to the Applicable Rate to be applied in determining the interest payable on Loans of, and fees payable hereunder to, Consenting Lenders (as defined below) in respect of that portion of their Commitments (and related Loans) extended to such new Maturity Date and the time as of which such changes will become effective (which may be prior to the Existing Maturity Date), and (iii) specify any other amendments or modifications to this Agreement to be effected in connection with such Maturity Date Extension Request, provided that no such changes or modifications requiring approvals pursuant to Section 9.2(b) shall become effective prior to the then existing Maturity Date unless such other approvals have been obtained.  In the event a Maturity Date Extension Request shall have been delivered by the Lead Borrower, each Lender shall have the right (but not the obligation) to agree to the extension of the Existing Maturity Date and other matters contemplated thereby on the terms and subject to the conditions set forth therein (each Lender agreeing to the Maturity Date Extension Request being referred to herein as a “Consenting Lender” and each Lender not agreeing thereto being referred to herein as a “Declining Lender”), which right may be exercised by written notice thereof, specifying the maximum amount of the Commitment of such Lender with respect to which such Lender agrees to the extension of the Maturity Date, delivered to the Lead Borrower (with a copy to the Administrative Agent) not later than a day to be agreed upon by the Lead Borrower and the Administrative Agent following the date on which the Maturity Date Extension Request shall have been delivered by the Lead Borrower (it being understood that any Lender that shall have failed to exercise such right as set forth above by such date shall be deemed to be a Declining Lender).  If a Lender elects to extend only a portion of its then existing Commitment, it will be deemed for purposes hereof to be a Consenting Lender in respect of such extended portion and a Declining Lender in respect of the remaining portion of its Commitment.  If Consenting Lenders shall have agreed to such Maturity Date Extension Request in respect of Commitments held by them, then, subject to paragraph (d) of this Section 2.21, on the date specified in the Maturity

Date Extension Request as the effective date thereof (the “Extension Effective Date”), (i) the Existing Maturity Date of the applicable Commitments shall, as to the Consenting Lenders, be extended to such date as shall be specified therein, (ii) the terms and conditions of the Commitments of the Consenting Lenders (including interest and fees (including Letter of Credit fees) payable in respect thereof), shall be modified as set forth in the Maturity Date Extension Request and (iii) such other modifications and amendments hereto specified in the Maturity Date Extension Request shall (subject to any required approvals (including those of the Required Lenders having been obtained, if applicable), except that any such other modifications and amendments that do not take effect until the Existing Maturity Date shall not require the consent of any Lender other than the Consenting Lenders) become effective.

(b)           Notwithstanding the foregoing, the Lead Borrower shall have the right, in accordance with the provisions of Sections 2.18 and 9.4, at any time prior to the Existing Maturity Date, to replace a Declining Lender (for the avoidance of doubt, only in respect of that portion of such Lender’s Commitments subject to a Maturity Date Extension Request that it has not agreed to extend) with a Lender or any Eligible Assignee that will agree to such Maturity Date Extension Request, and any such replacement Lender shall for all purposes constitute a Consenting Lender in respect of the Commitment assigned to and assumed by it on and after the effective time of such replacement.

(c)           If a Maturity Date Extension Request has become effective hereunder:

(i)            not later than the second (2nd) Business Day prior to the Existing Maturity Date, the Borrowers shall make prepayments of Loans and shall provide cash collateral in respect of Letters of Credit in the manner set forth in Section 2.10, such that, after giving effect to such prepayments and such provision of cash collateral, the aggregate Revolving Credit Exposures outstanding as of such date will not exceed the aggregate Commitments of the Consenting Lenders extended pursuant to this Section 2.21 (and no Borrower shall be permitted thereafter to request any Loan or any issuance, amendment, renewal or extension of a Letter of Credit if, after giving effect thereto, the aggregate Revolving Credit Exposures outstanding would exceed the aggregate amount of the Commitments so extended); and

(ii)           on the Existing Maturity Date, the Commitment of each Declining Lender shall, to the extent not assumed, assigned or transferred as provided in paragraph (b) of this Section 2.21, terminate, and the Borrowers shall repay all the Revolving Loans of each Declining Lender, to the extent such Revolving Loans shall not have been so purchased, assigned and transferred, in each case together with accrued and unpaid interest and all fees and other amounts owing to such Declining Lender hereunder (accordingly, the Commitment of any Consenting Lender shall, to the extent the amount of such Commitment exceeds the amount set forth in the notice delivered by such Lender pursuant to paragraph (a) of this Section 2.21 and to the extent not assumed, assigned or transferred as provided in paragraph (b) of this Section 2.21, be permanently reduced by the amount of such excess, and, to the extent not assumed, assigned or transferred as provided in paragraph (b) of this Section 2.21, the Borrowers shall prepay the proportionate part of the outstanding Revolving Loans and participations in LC Disbursements of such Consenting Lender, in each case together with accrued and unpaid interest thereon to but excluding the Existing Maturity Date and all fees and other amounts payable in respect thereof on or prior to the Existing Maturity Date), it being understood that such repayments may be funded with the proceeds of new Revolving Borrowings made simultaneously with such repayments by the Consenting Lenders, which such Revolving Borrowings shall be made ratably by the Consenting Lenders in accordance with their extended Commitments.

(d)           The occurrence of each Extension Effective Date shall be deemed to constitute a representation and warranty by each Borrower on such Extension Effective Date that the conditions set forth in Section 4.2 have been satisfied on such Extension Effective Date.

(e)           Notwithstanding any provision of this Agreement to the contrary, it is hereby agreed that no extension of an Existing Maturity Date in accordance with the express terms of this Section 2.21, or any amendment or modification of the terms and conditions of the Commitments and Loans of the Consenting Lenders effected pursuant thereto, shall be deemed to (i) violate the last sentence of Section 2.8(c) or Section 2.17(c) or any other provision of this Agreement requiring the ratable reduction of Commitments or the ratable sharing of payments or (ii) require the consent of all Lenders or all affected Lenders under Section 9.2(b).

(f)            Without the consent of any other Person, the Borrowers, the Administrative Agent and the Consenting Lenders (and, to the extent required pursuant to the proviso of Section 2.5(c), the applicable Issuing Banks) may enter into an amendment to this Agreement to effect such modifications as may be necessary to reflect the terms of any Maturity Date Extension Request that has become effective in accordance with the provisions of this Section 2.21.

Section 2.22          Defaulting Lenders.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(a)           fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.11(a);

(b)           the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 9.2); provided, that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders affected thereby shall, if such Defaulting Lender is an affected Lender, except as otherwise provided in Section 9.2, require the consent of such Defaulting Lender in accordance with the terms hereof;

(c)           if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)            all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated (effective as of the date such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (for the purposes of such reallocation, such Defaulting Lender’s Commitment shall be disregarded in determining the Non-Defaulting Lenders’ respective Applicable Percentages) but only to the extent (x) the sum of all Non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all Non-Defaulting Lenders’ Commitments and (y) after giving effect to any such reallocation, each Non-Defaulting Lender’s Revolving Credit Exposure does not exceed such Non-Defaulting Lender’s Commitment;

(ii)           if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within three (3) Business Days following written notice to the Lead Borrower by the Administrative Agent (x) first, prepay such Swingline Exposure that has not been reallocated and (y) second, cash collateralize for the benefit of the applicable Issuing Banks only the Borrowers’ Obligations corresponding to such Defaulting Lender’s LC Exposure that has not been reallocated (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.5(i) for so long as such LC Exposure is outstanding;

(iii)          if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)          if the LC Exposure of the Non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.11(a) and Section 2.11(b) shall be adjusted to give effect to such reallocation; and

(v)           if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all Letter of Credit fees that otherwise would have been payable to such Defaulting Lender under Section 2.11(b) with respect to such Defaulting Lender’s unreallocated LC Exposure shall be payable to the applicable Issuing Banks ratably based on the portion of such LC Exposure attributable to Letters of Credit issued by such Issuing Bank, until and to the extent that such LC Exposure is reallocated and/or cash collateralized pursuant to clause (i) or (ii) above; and

(d)           so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the Non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with this Section 2.22, and participating interests in any such newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among Non-Defaulting

Lenders in a manner consistent with this Section 2.22 (and such Defaulting Lender shall not participate therein).

In the event that (x) a direct or indirect parent company of a Lender becomes the subject of a proceeding under any Debtor Relief Law following the Third Restatement Effective Date and for so long as such proceeding under any Debtor Relief Law shall continue or (y) the Swingline Lender or any Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan, and such Issuing Bank shall not be required to issue, amend, renew or extend any Letter of Credit, unless the Swingline Lender or such Issuing Bank, as the case may be, shall have entered into arrangements with the Borrowers or such Lender satisfactory to the Swingline Lender or such Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that each of the Administrative Agent, the Borrowers, the Swingline Lender and each Issuing Bank agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Borrower while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

Section 2.23          Designated Borrowers; Appointment of Lead Borrower as Agent

(a)           The Lead Borrower may at any time, upon not less than 15 Business Days’ prior written notice from the Lead Borrower to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), designate any Wholly-Owned Subsidiary of the Lead Borrower that is organized in a Designated Borrower Jurisdiction (each such Subsidiary, an “Applicant Borrower”) as a Borrower hereunder (each such Subsidiary, a “Designated Borrower”) by delivering to the Administrative Agent (which shall promptly deliver a copy thereof to each Lender) a duly executed notice and agreement in substantially the form of Exhibit H (or such other form as the Administrative Agent may reasonably agree) (a “Designated Borrower Request and Assumption Agreement”).  The parties hereto acknowledge and agree that the effectiveness of each such designation, and the ability of each Applicant Borrower to utilize the credit facilities provided for herein and to accede to the rights of a Borrower under the Loan Documents, shall be subject to satisfaction (or waiver in accordance with Section 9.2) of the conditions precedent set forth in Section 4.4.  The Administrative Agent shall promptly notify each Lender of the effectiveness of any designation of a Designated Borrower pursuant to this Section 2.23.

(b)           Each Subsidiary of the Lead Borrower that becomes a “Designated Borrower” pursuant to this Section 2.23 hereby irrevocably appoints the Lead Borrower as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including, without limitation, (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (iii) the receipt of the proceeds of any Loans made by the Lenders to any such Borrower hereunder.  The Lead Borrower hereby accepts such appointment. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Lead Borrower, whether or not any such other Borrower joins therein.  Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Lead Borrower in accordance with the terms of this Agreement shall be deemed to have been delivered to each Borrower.

(c)           The Lead Borrower may from time to time, upon not less than 15 Business Days’ prior written notice from the Lead Borrower to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Designated Borrower’s status as such, provided that either (x) there are no outstanding Loans payable by such Designated Borrower, or other amounts payable by such Designated Borrower on account of any Loans made directly to such Designated Borrower, as of the effective date of such termination or (y) each other Borrower hereunder agrees, as of the effective date of such termination, to cause one or more of such other Borrowers to assume, pursuant to documentation reasonably satisfactory to the Administrative Agent, the outstanding Loans payable by such Designated Borrower and any other amounts payable by such Designated Borrower on account of any Loans made to such Designated Borrower.  The Administrative Agent will promptly notify the Lenders of any such termination of a Designated Borrower’s status.

ARTICLE III

Representations and Warranties

Each of Parent, the Company (prior to the Darwin Acquisition Closing Date), the UK Borrower (on and after the Darwin Acquisition Closing Date) and the Designated Borrowers (on and after each applicable Designated Borrowing Date) represents and warrants to the Lenders and each Issuing Bank (it being understood that such representations and warranties on the Darwin Acquisition Closing Date are made after giving effect to the Acquisition Agreement Transactions) that:

Section 3.1            Organization; Powers.  Each Loan Party and each of Parent’s Wholly-Owned Subsidiaries that is not an Immaterial Subsidiary is duly organized, validly existing and (to the extent the concept is applicable in such jurisdiction) in good standing under the laws of the jurisdiction of its organization, has all requisite corporate or other organizational power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in (to the extent the concept is applicable in such jurisdiction), every jurisdiction where such qualification is required.

Section 3.2            Authorization; Enforceability.  The execution, delivery and performance by each Loan Party of the Loan Documents to which such Loan Party is a party are within such Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, equity holder action.  Each such Loan Party has duly executed and delivered each of the Loan Documents to which it is party, and each of such Loan Documents constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.3            Governmental Approvals; No Conflicts.  The execution, delivery and performance by the Loan Parties of the Loan Documents (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect (except for any reports required to be filed by Parent or any Borrower with the SEC pursuant to the Securities Exchange Act of 1934; provided that the failure to make any such filings shall not affect the validity or enforceability of this Agreement) or waived and those the failure of which to make or obtain would not reasonably be expected to have a Material Adverse Effect, (b) will not violate any applicable law or regulation or any order of any Governmental Authority, in each case applicable to or binding upon the Loan Parties or any of their respective property, except as would not reasonably be expected to have a Material Adverse Effect, (c) will not violate any charter, by-laws or other organizational document of any Loan Party, except as would not reasonably be expected to have a Material Adverse Effect and (d) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or its respective property, except as would not reasonably be expected to have a Material Adverse Effect.

Section 3.4            Financial Condition; No Material Adverse Effect.  (a)  Holdings has heretofore furnished to the Administrative Agent its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal years ended December 31, 2014, December 31, 2013 and December 31, 2012, reported on by KPMG LLP, independent public accountants and certified by its Financial Officer.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Holdings and its consolidated subsidiaries as of such dates and for such periods on a consolidated basis in accordance with GAAP.

(b)           Since December 31, 2014, no event, development or circumstance has occurred that has had or would reasonably be expected to have a material adverse effect on the business, operations, property or financial condition of Parent and its Subsidiaries, taken as a whole, or on the ability of the Loan Parties to consummate the Transactions.

Section 3.5            Properties.  (a)  Each of Parent and its Subsidiaries has good title to, or valid leasehold interests in or rights to use, all its real and personal property material to the business of Parent and its Subsidiaries, taken as a whole, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b)           Each of Parent and its Subsidiaries owns, is licensed to use, or otherwise has the right to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to, used in and necessary to the business of Parent and its Subsidiaries, taken as a whole, as currently conducted, and the use thereof by Parent and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements or failure to own or be licensed that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.6            Litigation and Environmental Matters.  (a)  There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Parent or any Borrower, threatened in writing against or affecting Parent or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that in any material respect draws into question the validity or enforceability of this Agreement or the Transactions.

(b)           Except for matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither Parent nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) to the knowledge of a Responsible Officer of such Person, has become subject to any Environmental Liability, or (iii) has received written notice of any claim with respect to any Environmental Liability.

Section 3.7            Compliance with Laws and Agreements.  Each of Parent and its Subsidiaries is in compliance in all material respects with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.8            Investment Company Status.  Neither Parent nor any of its Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 3.9            Taxes.  Except as would not reasonably be expected to result in a Material Adverse Effect, (i) each Loan Party and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed with respect to income, properties or operations of each Loan Party and its Subsidiaries, (ii) such returns accurately reflect in all material respects all liability for Taxes of each Loan Party and its Subsidiaries as a whole for the periods covered thereby and (iii)  each Loan Party and each of its Subsidiaries has paid or caused to be paid all Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which any Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or other applicable accounting rules. The Company is not and will not become resident in the United Kingdom for Tax purposes.

Section 3.10          ERISA.  No ERISA Event has occurred, or is reasonably expected to occur, that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to have a Material Adverse Effect.

Section 3.11          Disclosure.  All written information (other than any forecasts, estimates, pro forma information, projections and statements as to anticipated future performance or conditions (the “Projections”) and other than information of a general economic or industry specific nature) furnished by or on behalf of Parent or any Borrower or the Acquired Business by a Responsible Officer of any such Person to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished from time to time), taken as a whole together with the information filed by Parent or any of its Subsidiaries with the SEC, does not, as of the date such information was furnished (or if such information expressly related to a specific date, as of such specific date), contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to any Projections, each of Parent and the Borrowers represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time made (it being understood that Projections are subject to significant uncertainties and contingencies, any of which are beyond Parent’s and such Borrower’s control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such information may differ significantly from the forecasted, estimated, pro forma, projected or anticipated results and assumptions, and such differences may be material).

Section 3.12          Subsidiaries.  Schedule 3.12(a) and Schedule 3.12(b) set forth as of the Third Restatement Effective Date a list of all Subsidiaries and, other than the inactive Subsidiaries listed on Schedule 3.12(b), the percentage ownership (directly or indirectly) of Parent therein.

Section 3.13          Use of Proceeds; Margin Regulations.  (a)  All proceeds of the Revolving Loans and the Swingline Loans will be used for working capital, capital expenditures, acquisitions, share repurchases and other general corporate purposes; provided that the proceeds of Swingline Loans shall not be used to refinance then outstanding Swingline Loans.

(b)           No part of any Borrowing (or the proceeds thereof) will be used, whether directly or indirectly, to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock in violation of the provisions of Regulation T, U or X of the Board.  Less than twenty-five percent (25%) of the assets of Parent and its Subsidiaries on a consolidated basis and on an unconsolidated basis which are subject to any arrangement (as such term is used in the definition of “indirectly secured” in Section 221.2 of Regulation U issued by the Board) consist of Margin Stock.

Section 3.14          Guarantors.  On the Third Restatement Effective Date, no Subsidiary of Parent other than a Loan Party (x) Guarantees any Indebtedness for borrowed money (other than Permitted Indebtedness) of Holdings or the Company in an aggregate principal amount in excess of $500,000,000 or (y) is a borrower under or an issuer of or is a guarantor of (A) the Bridge Credit Agreement, (B) any Contemplated Debt Securities or the Contemplated Private Placement or (C) the Existing CF Notes.

Section 3.15          Anti-Terrorism Laws, Anti-Corruption Laws and Sanctions.  (a) Neither Parent nor any of its Subsidiaries nor any director or officer of any Loan Party, or to Parent’s or any Borrower’s knowledge, any director, officer or employee of Parent or any of its Subsidiaries, is a Sanctioned Person, or is acting on behalf of a Person that is a Sanctioned Person.

(b)           The operations of Parent and its Subsidiaries are conducted at all times in compliance in all material respects with all applicable Anti-Terrorism Laws, Anti-Corruption Laws and Sanctions.

(c)           No Borrower will use the proceeds of any Borrowing or Letter of Credit under this Agreement in violation of any Anti-Corruption Law, any Anti-Terrorism Law or applicable Sanctions.

ARTICLE IV

Conditions

Section 4.1            Third Restatement Effective Date.  The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall become effective on the date that all of the following conditions shall have been satisfied (or waived in accordance with Section 9.2):

(a)           The Administrative Agent (or its counsel) shall have received (x) from each party hereto a counterpart of this Agreement and (y) from Holdings and the Company a counterpart of a Guaranty Agreement, in each case signed on behalf of such party (which may include facsimile or other electronic transmission of a signed signature page of any such agreement).

(b)           The Administrative Agent shall have received a Note executed by the Company (which may include facsimile or other electronic transmission of a signed signature page of such Note, provided that arrangements reasonably satisfactory to the Administrative Agent have been made for delivery of the original copies thereof) in favor of each Lender requesting a Note reasonably in advance of the Third Restatement Effective Date.  Notwithstanding the foregoing, no Lender shall be entitled to receive a Note on the Third Restatement Effective Date if on such date it has not returned to the Lead Borrower the original note (unless such Lender has made other arrangements reasonably satisfactory to the Lead Borrower), if any, issued to such Lender as a lender under the Second Amended and Restated Credit Agreement.

(c)         The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Third Restatement Effective Date) of Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the

Company, in form and substance reasonably satisfactory to the Administrative Agent.  The Company hereby requests such counsel to deliver such opinion.

(d)           The Administrative Agent shall have received (i) certified copies of the resolutions of the board of directors of each of the Company and Holdings approving the transactions contemplated by the Loan Documents to which it is a party and the execution and delivery of such Loan Documents to be delivered by such entity on the Third Restatement Effective Date and (ii) all other documents reasonably requested by the Administrative Agent at least five days prior to the Third Restatement Effective Date relating to the organization, existence and good standing of Holdings and the Company and authorization of the transactions contemplated hereby.

(e)         The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of each of Holdings and the Company certifying (x) the names and true signatures of the officers of each of Holdings and the Company authorized to sign the Loan Documents to which Holdings or the Company, as applicable, is a party, to be delivered by such entity on the Third Restatement Effective Date, and (y) the other documents required to be delivered pursuant to Section 4.1(d) on the Third Restatement Effective Date.

(f)         The Administrative Agent shall have received a certificate, dated the Third Restatement Effective Date and signed on behalf of the Company by a Responsible Officer or a Financial Officer of the Company, confirming compliance with the conditions set forth in paragraphs (b) and (c) of Section 4.2 as of the Third Restatement Effective Date.

(g)         The Lenders shall have received (i) audited consolidated financial statements of Holdings for the three most recent fiscal years ended at least 90 days prior to the Third Restatement Effective Date as to which financial statements are available and (ii) unaudited interim consolidated financial statements of Holdings for each quarterly period ended subsequent to the date of the latest financial statements pursuant to clause (i) of this paragraph and at least 45 days prior to the Third Restatement Effective Date as to which financial statements are available.

(h)           The items set forth in Section 9.19(a) shall have occurred on or substantially simultaneously with the occurrence of the Third Restatement Effective Date.

(i)            The Lenders, the Administrative Agent, and the Arrangers shall have received all fees and expenses required to be paid by the applicable Loan Parties (including, without limitation, the reasonable and documented out-of-pocket fees, charges and disbursements of Davis Polk & Wardwell LLP, counsel to the Administrative Agent) for which invoices have been presented to the Lead Borrower at least 3 Business Days prior to the Third Restatement Effective Date (or such later date as the Lead Borrower shall permit in its reasonable discretion).

(j)         The Administrative Agent shall have received, at least three Business Days prior to the Third Restatement Effective Date, solely in respect of the Company and Holdings, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including, without limitation, the USA Patriot Act, to the extent requested by any Lender at least ten Business Days prior to the Third Restatement Effective Date.

The Administrative Agent shall notify the Lead Borrower and the Lenders of the Third Restatement Effective Date, and such notice shall be conclusive and binding.  Without limiting the generality of the provisions of Article VIII, for purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Third Restatement Effective Date specifying its objection thereto.

Section 4.2            Each Credit Event.  The obligation of each Lender to make a Loan (including an Incremental Term Loan and other than pursuant to a Mandatory Borrowing) and of each Issuing Bank to issue, amend (other than in a manner that does not change the maximum stated amount of such Letter of Credit), renew, extend any Letter of Credit, the effectiveness of any Commitment Increase pursuant to Section 2.19, the effectiveness of any Incremental Facilities pursuant to Section 2.20 and the effectiveness of any extension of the Maturity Date pursuant to Section 2.21, is subject to the satisfaction (or waiver in accordance with Section 9.2) of the following conditions:

(a)           Solely in the case of a Borrowing, the Administrative Agent shall have received a Borrowing Request in accordance with Section 2.3.

(b)           All representations and warranties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of the making of such Loan, such issuance, amendment renewal or extension of such Letter of Credit, or the effectiveness of such Commitment Increase, Incremental Facility or extension, as applicable, except that (i) to the extent that any such representation or warranty is stated to relate solely to an earlier date, it shall be true and correct in all material respects as of such earlier date and (ii) any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects.

(c)           At the time of and immediately after giving effect to the making of such Loan, such issuance, amendment, renewal or extension of such Letter of Credit, or the effectiveness of such Commitment Increase, Incremental Facility or extension, as applicable, no Default or Event of Default shall have occurred and be continuing.

The making of each Loan, the issuance, amendment (other than an amendment that does not change the maximum stated amount of such Letter of Credit) renewal or extension of each Letter of Credit and the effectiveness of each Commitment Increase, Incremental Facility or extension of the Maturity Date shall be deemed to constitute a representation and warranty by each Borrower that the conditions specified in paragraphs (b) and (c) of this Section 4.2 have been satisfied as of the date thereof; provided that, notwithstanding anything to the contrary in this Section 4.2, in connection solely with the Incremental Facilities, if the proceeds of such Incremental Facilities are being used to finance an acquisition not restricted by this agreement and the consummation of which is not conditioned on the availability of, or on obtaining, third party financing and the applicable Incremental Lenders so agree, the reference in Section 4.2(b) to the accuracy of the representations and warranties shall refer to the accuracy of the representations and warranties that would customarily be deemed to be “specified” representations and warranties under customary “Sungard” provisions (including those with respect to the target contained in the applicable acquisition or merger agreement to the extent failure of such representations and warranties to be true and correct permits the applicable Borrower or relevant Affiliates thereof not to consummate the transactions contemplated thereby) (it being understood that representations corresponding to the “Specified Representations” and “Acquisition Agreement Representations” (each as defined in the Bridge Credit Agreement (as in effect on the date hereof)) shall satisfy the requirement in this proviso.

Section 4.3            Darwin Acquisition Closing Date.

The obligation of each Lender to make the initial Loan to the UK Borrower or of an Issuing Bank to issue the initial Letter of Credit for the account of the UK Borrower is subject to the satisfaction (or waiver in accordance with Section 9.2), of the following additional conditions:

(a)           The Third Restatement Effective Date shall have occurred.

(b)           The Acquisition Agreement Transactions shall have been consummated.

(c)           The Administrative Agent shall have received a Note executed by the UK Borrower (which may include facsimile or other electronic transmission of a signed signature page of such Note, provided that arrangements reasonably satisfactory to the Administrative Agent have been made for delivery of the original copies thereof) in favor of each Lender requesting a Note reasonably in advance of the Darwin Acquisition Closing Date.

(d)           The Administrative Agent (or its counsel) shall have received from each party thereto a counterpart (which may in each case include facsimile or other electronic transmission of a signed signature page of any such agreements) of (i) a Credit Agreement Joinder joining the UK Borrower as the Lead Borrower, (ii) a Guaranty Joinder Agreement joining the UK Borrower as a Guarantor, and (iii) a Guaranty Joinder Agreement signed by each party that is required to deliver such Guaranty Joinder Agreement pursuant to Section 5.9 (without giving effect to the grace period therein) (after giving effect to the Darwin Transactions to occur on the Darwin Acquisition Closing Date).

(e)           The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders holding Commitments on the Darwin Acquisition Closing Date and dated the Darwin Acquisition Closing Date) of

Skadden, Arps, Slate, Meagher & Flom (UK) LLP and Skadden, Arps, Slate, Meagher & Flom LLP, external counsels for the Company (and opining with respect to the UK Borrower), with respect to (i) the Credit Agreement Joinder referred to in paragraph (d) above and (ii) the Guaranty Joinder Agreements referred to in paragraph (d) above and (iii) any Notes delivered pursuant to Section 4.3(c), in each case in form and substance reasonably satisfactory to the Administrative Agent.  Each of the Company, the UK Borrower and the Guarantors hereby requests such counsel to deliver such opinions.

(f)            The Administrative Agent shall have received copies, in each case certified as of the Darwin Acquisition Closing Date by a director or duly authorized Secretary or Assistant Secretary (or equivalent) of the UK Borrower, of (i) resolutions of the board of directors of the UK Borrower approving the transactions contemplated by the Loan Documents to which it is a party and resolving that it execute, deliver and perform such Loan Documents to be delivered by the UK Borrower on the Darwin Acquisition Closing Date, (ii) the articles of association of the UK Borrower and (iii) the memorandum of association, certificate of incorporation and any certificates of incorporation on change of name and any certificate of incorporation on re-registration as a public company of the UK Borrower.

(g)           The Administrative Agent shall have received a certificate of a director or a duly authorized Secretary or Assistant Secretary (or equivalent) of the UK Borrower certifying (x) the names and true signatures of the officers of the UK Borrower authorized to sign the Loan Documents to which the UK Borrower is a party and the certificate referred to in Section 4.3(h)(y) and (y) the other documents required to be delivered pursuant to Section 4.3(f) on the Darwin Acquisition Closing Date.

(h)           The Administrative Agent shall have received an officer’s certificate, dated as of the Darwin Acquisition Closing Date and signed on behalf of the UK Borrower by a Responsible Officer of the UK Borrower, (x) certifying that each of the conditions precedent contained in Sections 4.2(b) and (c) and Section 4.3(b) has been satisfied as of the Darwin Acquisition Closing Date and (y) confirming that borrowing or guaranteeing, as appropriate, the total Commitments would not cause any borrowing, guarantee or similar limit binding on it to be exceeded.

(i)            The Administrative Agent shall have received, at least three Business Days prior to the Darwin Acquisition Closing Date, solely with respect to the UK Borrower, all documentation and other information required by regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including, without limitation, the USA Patriot Act, to the extent requested by any Lender at least ten Business Days prior to the Darwin Acquisition Closing Date.

(j)            The Lenders, the Administrative Agent, and the Arrangers shall have received all fees and expenses required to be paid by the applicable Loan Parties (including, without limitation, the reasonable and documented out-of-pocket fees, charges and disbursements of Davis Polk & Wardwell LLP, counsel to the Administrative Agent) for which invoices have been presented to the Lead Borrower at least 3 Business Days prior to the Darwin Acquisition Closing Date.

(k)           The Administrative Agent shall have received a process agent appointment letter duly executed by a Responsible Officer of the UK Borrower irrevocably appointing Holdings, the Company or such other Domestic Subsidiary of Parent identified to the Administrative Agent in writing from time to time as its agent for service of process in relation to any proceedings before the Supreme Court of the State of New York sitting in New York County, the United States District Court of the Southern District of New York or any appellate court from any thereof in connection with any Loan Document and countersigned by Holdings, the Company or such other Domestic Subsidiary, as applicable, accepting such appointment.

Section 4.4            Initial Credit Events with Respect to Each Designated Borrower.

The effectiveness of any designation pursuant to Section 2.23 of a Designated Borrower and the obligation of each Lender to make the initial Loan or of an Issuing Bank to issue the initial Letter of Credit, as applicable, in each case to such Designated Borrower, is subject to the satisfaction (or waiver in accordance with Section 9.2) of the following additional conditions (each date on which such conditions are satisfied or so waived, a “Designated Borrowing Date”):

(a)           The Third Restatement Effective Date shall have occurred.

(b)           The Administrative Agent shall have received a Note executed by such Designated Borrower (which may include facsimile or other electronic transmission of a signed signature page of such Note, provided that arrangements reasonably satisfactory to the Administrative Agent have been made for delivery of the original copies thereof) in favor of each Lender requesting a Note reasonably in advance of such Designated Borrowing Date.

(c)           The Administrative Agent shall have received from each party thereto a counterpart (which may in each case include facsimile or other electronic transmission of a signed signature page of any such agreements) of (i) a Credit Agreement Joinder joining such Designated Borrower as a Borrower and (ii) to the extent applicable, a Guaranty Joinder Agreement joining such Designated Borrower as a Guarantor;

(d)           The Administrative Agent shall have received a favorable written opinion or favorable written opinions (addressed to the Administrative Agent and the Lenders and dated such Designated Borrowing Date) of counsel to the Company (prior to the Darwin Acquisition Closing Date), the UK Borrower (on or after the Darwin Acquisition Closing Date) or such Designated Borrower with respect to each Credit Agreement Joinder and each Guaranty Joinder Agreement referred to in clause (c) above, in form and substance reasonably satisfactory to the Administrative Agent.

(e)           The Administrative Agent shall have received (x) certified copies of the resolutions of the board of directors (or other governing body) of such Designated Borrower approving the transactions contemplated by the Loan Documents to which such Designated Borrower is a party and the execution and delivery of such Loan Documents to be delivered by such Designated Borrower on such Designated Borrowing Date, (y) a short-form good standing certificate or the equivalent, if any, in the jurisdiction of organization of such Designated Borrower and (z) all other documents reasonably requested by the Administrative Agent at least five days prior to such Designated Borrowing Date relating to the organization, existence and good standing of such Designated Borrower (or the equivalent, if any, in the jurisdiction of such Designated Borrower) and authorization of the transactions contemplated by this Agreement.

(f)            The Administrative Agent shall have received a certificate of a director or the Secretary or an Assistant Secretary of such Designated Borrower certifying the names and true signatures of the officers of such Designated Borrower authorized to sign the Loan Documents to which such Designated Borrower is a party.

(g)           The Administrative Agent shall have received, at least three Business Days prior to such Designated Borrowing Date, solely with respect to such Designated Borrower, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA Patriot Act, to the extent reasonably requested by any Lender at least ten Business Days prior to such Designated Borrowing Date.

(h)           The Lenders, the Administrative Agent, and the Arrangers shall have received all fees and expenses required to be paid by the applicable Loan Parties (including, without limitation, the reasonable and documented out-of-pocket fees, charges and disbursements of Davis Polk & Wardwell LLP, counsel to the Administrative Agent) for which invoices have been presented to the Lead Borrower at least 3 Business Days prior to such Designated Borrowing Date.

(i)            In the case of any Designated Borrower that is a Foreign Subsidiary of Parent, the Administrative Agent shall have received a process agent appointment letter duly executed by a director of such Designated Borrower irrevocably appointing Holdings or the Company as its agent for service of process in relation to any proceedings before the Supreme Court of the State of New York sitting in New York County, the United States District Court of the Southern District of New York or any appellate court from any thereof in connection with any Loan Document and countersigned by Holdings or the Company, as applicable, accepting such appointment.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees and other Obligations payable hereunder shall have been paid in full (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made, and other than Letters of Credit that have been cash collateralized pursuant to arrangements mutually agreed between the applicable Issuing Bank and the Lead Borrower or with respect to which other arrangements have been made that are satisfactory to the applicable Issuing Bank), each of Parent and the Borrowers covenants and agrees with the Lenders and each Issuing Bank that:

Section 5.1            Financial Statements and Other Information.  Parent will furnish to the Administrative Agent (for distribution to each Lender and each Issuing Bank):

(a)           within 90 days after the end of each fiscal year of Parent, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year (to the extent applicable), all reported on by KPMG LLP, or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception (other than a qualification related to the maturity of the Commitments and the Loans at the Maturity Date, or related to the maturity of the commitments and loans at the applicable maturity date under the Bridge Credit Agreement) and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Parent and its consolidated subsidiaries on a consolidated basis in accordance with GAAP (except as set forth in the notes thereto or as otherwise disclosed in writing by Parent  to the Lenders);

(b)           within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Parent, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year (to the extent applicable), all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Parent and its consolidated subsidiaries on a consolidated basis in accordance with GAAP (except as set forth in the notes thereto or as otherwise disclosed in writing by Parent to the Lenders), subject to normal year-end audit adjustments and the absence of footnotes;

(c)           concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of Parent in substantially the form of Exhibit F attached hereto (the “Compliance Certificate”) (i) certifying as to whether a Default or Event of Default has occurred and is continuing as of the date thereof and, if a Default or Event of Default has occurred and is continuing as of the date thereof, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating the Interest Coverage Ratio and the Total Leverage Ratio for the Measurement Period ending on the last day of the applicable fiscal quarter or fiscal year for which such financial statements are being delivered and (iii) if and to the extent that any material change in GAAP (or any election by Parent to apply IFRS in lieu of GAAP pursuant to Section 1.4) that has occurred since the date of the most recent audited financial statements provided in accordance with this Agreement had an impact on such financial statements, specifying the effect of such change or election on the financial statements accompanying such certificate;

(d)           promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Parent or any of its

Subsidiaries with the SEC, or with any national securities exchange, as the case may be, in each case that is not otherwise required to be delivered to the Administrative Agent pursuant hereto, provided, that such information shall be deemed to have been delivered on the date on which such information has been posted on the Internet at http://www.cfindustries.com (or any successor page) or at http://www.sec.gov (or any successor page);

(e)           promptly following any request in writing (including any electronic message) therefor, such other information regarding the operations, business affairs and financial condition of Parent or any Subsidiary, or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent, any Lender or any Issuing Bank (through the Administrative Agent) may reasonably request.

Information required to be delivered pursuant to Section 5.1(a) or Section 5.1(b) may, upon notice to the Administrative Agent (which notice may be included in the relevant Compliance Certificate), be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Parent posts such information, or provides a link thereto on the Internet at http://www.cfindustries.com (or any successor page) or at http://www.sec.gov (or any successor page).

Section 5.2            Notices of Material Events.  The Lead Borrower will furnish to the Administrative Agent (for distribution to each Lender and each Issuing Bank) prompt written notice of the following:

(a)           the occurrence of any Default or Event of Default of which any Responsible Officer of Parent or any Borrower obtains knowledge;

(b)           the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting Parent or any Subsidiary thereof as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;

(c)           the occurrence of any ERISA Event that, alone or together with any other ERISA Events, would reasonably be expected to result in a Material Adverse Effect;

(d)           the occurrence of any event of circumstance resulting in Environmental Liability that would reasonably be expected to result in a Material Adverse Effect; and

(e)           any loss, damage, or destruction to the collateral of Parent and its Subsidiaries, whether or not covered by insurance, that would reasonably be expected to result in a Material Adverse Effect.

Each notice delivered under this Section 5.2 shall be accompanied by a statement of a Responsible Officer or other executive officer of the Lead Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.3            Existence; Conduct of Business.  Each Loan Party will, and will cause each of its Material Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that (i) the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution not restricted under this Agreement and (ii) none of the Loan Parties or any of its Material Subsidiaries shall be required to preserve, renew or keep in full force and effect its rights, licenses, permits, privileges or franchises if the Lead Borrower should reasonably determine that (a) the preservation and maintenance thereof is no longer desirable in the conduct of the business of Parent and its Subsidiaries, taken as a whole or (b) the failure to maintain and preserve the same would not reasonably be expected, in the aggregate, to result in a Material Adverse Effect.

Section 5.4            Payment of Taxes.  Each Loan Party will, and will cause each of its Subsidiaries to, pay all Tax liabilities, including all Taxes imposed upon it or upon its income or profits or upon any properties belonging to it, that, if not paid, would reasonably be expected to result in a Material Adverse Effect, before the same shall become delinquent or in default, and all lawful claims other than Tax liabilities which, if unpaid, would become a Lien upon any properties of any Loan Party or any of its Subsidiaries not otherwise permitted under Section 6.2, in both cases except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) any Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or other applicable accounting rules.

Section 5.5            Maintenance of Properties; Insurance.  Each Loan Party will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of the business of Parent and its Subsidiaries, taken as a whole, in good working order and condition, ordinary wear and tear and casualty and condemnation events excepted, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect, and (b) maintain insurance with insurance companies that the Lead Borrower believes (in the good faith judgment of its management) are financially sound and reputable at the time the relevant coverage is placed or renewed, in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations (after giving effect to any self-insurance reasonable and customary in the applicable jurisdiction for  companies engaged in the same or similar businesses operating in the same or similar locations).

Section 5.6            Books and Records; Inspection Rights.  Each Loan Party will, and will cause each of its Subsidiaries to, keep proper books of record and account in which entries are made sufficient to prepare financing statements in accordance with GAAP (or other applicable accounting rules, including IFRS, or as otherwise disclosed to the Administrative Agent). Each Loan Party will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent, any Lender or any Issuing Bank (pursuant to a prior written request made through the Administrative Agent), upon reasonable prior written notice, to visit and inspect its properties, to examine and make extracts from its financial and related books and records, and to discuss its affairs, finances and financial condition with its officers and independent accountants, in each case so long as the Administrative Agent, such Lender, such Issuing Bank or such representative agrees to treat such information and documents in accordance with Section 9.12 (provided, that the officers of each Loan Party or such Subsidiary shall be afforded the opportunity to participate in any discussions with such independent accountants), all at such reasonable times during normal business hours for such Loan Party or such Subsidiary and as often as reasonably requested (but no more than once annually if no Event of Default exists).  Notwithstanding anything to the contrary in this Section 5.6, none of the Loan Parties or any of its Subsidiaries shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent, any Lender or any Issuing Bank (or their respective representatives) is prohibited by contract, applicable law, rule, regulation or court order or (iii) is subject to attorney, client or similar privilege or constitutes attorney work-product.

Section 5.7            Compliance with Laws and Agreements.  Each Loan Party will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  Parent and each Borrower will maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by Parent, its Subsidiaries and their respective directors, officers, and employees with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions.

Section 5.8            Use of Proceeds.  The proceeds of the Loans will be used as set forth in Section 3.13.  No Borrower will request any Borrowing or Letter of Credit, and no Borrower shall use, and each Borrower shall procure that its Subsidiaries shall not use, the proceeds of any Borrowing or Letter of Credit (A) for any payments to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person or in any Sanctioned Country in violation of any Sanctions, or (C) in any other manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 5.9            Guarantors.  Parent and each Borrower shall cause each of its Wholly-Owned Subsidiaries (other than the Exempt Subsidiaries) that either (x) Guarantees any Indebtedness for borrowed money (other than Permitted Indebtedness) of Parent, Holdings or the Company in an aggregate principal amount in excess of $500,000,000 or (y) is a borrower under or an issuer of or is a guarantor of (A) the Bridge Credit Agreement, (B) any Contemplated Debt Securities or the Contemplated Private Placement or (C) the Existing CF Notes to become a Guarantor hereunder by (i) executing and delivering to the Administrative Agent a Guaranty Agreement or a Guaranty Joinder Agreement or comparable guaranty documentation in form and substance reasonably satisfactory to the Administrative Agent within thirty (30) days (or such longer time period if agreed to by the Administrative Agent in its reasonable discretion) after the requirements in clause (x) or (y) above shall first have been satisfied with respect to such Subsidiary (it being understood that such Guaranty Agreement or a Guaranty Joinder Agreement or comparable guaranty documentation shall be accompanied by documentation with respect thereto substantially consistent with the documentation delivered pursuant to Section 4.1(c), (d) and (e) or Section 4.3(e), (f), (g) and (k), as applicable); provided that, notwithstanding anything in any Loan Document to the contrary, such Guaranty Agreement, Guaranty Joinder Agreement or comparable guaranty documentation shall, subject to the Agreed Guarantee Principles, be reasonably satisfactory to the Administrative Agent and shall be limited to the extent necessary to comply with the Agreed Guarantee Principles (including by limiting the maximum amount guaranteed), which limitations in such agreement or documentation shall in each case be subject to the reasonable satisfaction of the Administrative Agent. Upon execution and delivery of such Guaranty Agreement, Guaranty Joinder Agreement or comparable guaranty documentation, each such Person shall become a Guarantor hereunder and thereupon shall have all of the rights, benefits, duties and obligations in such capacity under the Loan Documents. If requested by the Administrative Agent, the Administrative Agent shall receive an opinion or opinions of counsel (which may be from in-house counsel, provided that such opinion is in respect of New York law) for the Lead Borrower in form and substance reasonably satisfactory to the Administrative Agent in respect of matters reasonably requested by the Administrative Agent relating to any such Guaranty Agreement,  Guaranty Joinder Agreement or comparable guaranty documentation delivered pursuant to this Section 5.9, dated as of the date of such Guaranty Agreement, Guaranty Joinder Agreement or comparable guaranty documentation, as applicable.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees and other Obligations payable hereunder have been paid in full (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made, and other than Letters of Credit that have been cash collateralized pursuant to arrangements mutually agreed between the applicable Issuing Bank and the Lead Borrower or with respect to which other arrangements have been made that are satisfactory to the applicable Issuing Bank), each of Parent and the Borrowers covenants and agrees with the Lenders and the Issuing Banks that:

Section 6.1            Indebtedness.  Parent will not permit any Non-Guarantor Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except (a) Permitted Indebtedness, (b) Guarantees of Indebtedness of any Subsidiaries of Parent other than Holdings and the Company and (c) other Indebtedness incurred by the Non-Guarantor Subsidiaries (x) other than Indebtedness of the types referred to in clauses (a), (b) and (c) of the definition of Indebtedness or (y) in an aggregate principal amount at any time outstanding not to exceed an amount equal to 15% of Consolidated Total Assets on a Pro Forma Basis as at the last day of the most recently ended fiscal quarter for which financial statements have been (or were required to be) furnished to the Administrative Agent pursuant to Section 5.1(a) or (b), as the case may be; provided that no violation of this clause (y) shall occur solely as a result of any reduction in Consolidated Total Assets if at the time the respective Indebtedness was incurred such Indebtedness was permitted within the limitations established by this clause (y).

Section 6.2            Liens.  Parent will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it except:

(a)           Permitted Encumbrances;

(b)           any Lien on any property or asset of any Loan Party or any of its Subsidiaries existing on the Third Restatement Effective Date and set forth in Schedule 6.2; provided that (i) such Lien shall not apply to any other property or asset of such Loan Party or Subsidiary (other than proceeds of the sale or other disposition thereof and other than improvements, developments, repairs, renewals, replacements, additions and accessions of or to such property) and (ii) such Lien and any replacements thereof shall secure only those obligations which it secures on the Third Restatement Effective Date and any modifications, extensions, exchanges, renewals, refinancings, refundings, and replacements of such obligations that do not increase the outstanding principal amount thereof (except to the extent of any reasonable fees, expenses and premium incurred in connection therewith);

(c)           any Lien existing on any property or asset prior to the acquisition thereof (including, without limitation, Liens existing on property or assets of the Acquired Business or UK Holdco prior to the Darwin Acquisition Closing Date) by Parent or any Subsidiary (and on improvements, leases, installations, developments, repairs, renewals, replacements, additions, general intangibles, accessions, and proceeds related thereto) or existing on any property or asset of any Person that becomes a Subsidiary or is merged with or into or consolidated with Parent or any Subsidiary after the Effective Date prior to the time such Person becomes a Subsidiary or is merged with or into or consolidated with Parent or any Subsidiary (and on improvements, leases, installations, developments, repairs, renewals, replacements, additions, general intangibles, accessions, and proceeds related thereto); provided that (i) such Lien shall not apply to any other property or assets of Parent or any Subsidiary (other than improvements, installations, developments, repairs, renewals, replacements, additions and accessions of or to such property) and (ii) such Lien and any replacements thereof shall secure only those commitments and obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary or is merged with or into or consolidated with Parent or any Subsidiary, as the case may be, and any modifications, extensions, exchanges, renewals, refinancings, refundings, and replacements thereof that do not increase the commitments and obligations thereunder (except to the extent of any reasonable fees, expenses and premium incurred in connection therewith);

(d)           Liens on property, plant and equipment acquired, constructed, leased, installed, repaired, developed or improved by Parent or any Subsidiary; provided that (i) such security interests secure Indebtedness that is not prohibited by Section 6.1, (ii) such security interests and the Indebtedness secured thereby are initially incurred prior to or within 270 days after such acquisition or the completion of such construction, lease, installation, repair, development or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing, leasing, installing, repairing, developing or improving such property, plant and equipment and (iv) such security interests shall not apply to any other property or assets of Parent or any Subsidiary (other than improvements, installations, repairs, developments, renewals, replacements, additions and accessions of or to such property);

(e)           any interest or title of a lessor, sublessor, lessee, sublessee, licensee, sublicensee, licensor or sublicensor under any lease or license agreement not prohibited by this Agreement and in the ordinary course of business;

(f)            Liens in connection with the operation of cash management programs and Liens arising solely by virtue of any statutory or common law provision relating to banker’s

Liens, rights of set-off, revocation, refund, chargeback, overdraft or similar rights and remedies as to deposit, securities and commodities accounts or other funds maintained with a creditor depository institution or a securities or commodities intermediary in the ordinary course of business and not with the intent of granting security;

(g)           Liens of sellers of goods to Parent or any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business;

(h)           Liens in favor of customs and revenue authorities arising by operation of law to secure payment of customs duties in connection with the importation of goods;

(i)            Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code;

(j)            Liens securing purchase money Indebtedness of Parent or any of its Subsidiaries not prohibited by Section 6.1; provided that, such Liens attach only to the property which was purchased with the proceeds of such purchase money Indebtedness;

(k)           [reserved;]

(l)            Liens in favor of any Loan Party securing obligations of any Loan Party or any Subsidiary and Liens in favor of any Non-Guarantor Subsidiary securing obligations of any Non-Guarantor Subsidiary;

(m)          Liens securing Swap Agreements and obligations thereunder, limited to cash deposits and/or investments not to exceed $300,000,000 in the aggregate and any deposit accounts and/or securities accounts containing only such cash deposits and/or investments;

(n)           Liens on real or personal property subject to the Pooling Agreement;

(o)           Liens in favor of CoBank, ACB in all capital stock of CoBank, ACB owned by the Company;

(p)           Liens on Equity Interests in a joint venture owned by Parent or any of its Subsidiaries securing joint venture obligations of such joint venture;

(q)           Liens created by Capital Lease Obligations; provided that (x) the Liens created by any such Capital Lease Obligations attach only to the property leased to any Borrower or one of its Subsidiaries pursuant thereto and general intangibles and proceeds related thereto, and improvements, repairs, renewals, replacements, additions and accessions to the property leased pursuant thereto and (y) such Liens do not secure Capital Lease Obligations in excess of $250,000,000;

(r)            Liens on (i) Margin Stock that is held by Parent as treasury stock, or (ii) Equity Interests in Terra Nitrogen, TNCLP, or OCI Partners LP that constitute Margin Stock;

(s)            Liens consisting of an agreement to sell, transfer or dispose of any asset or property (to the extent such sale, transfer or disposition is not prohibited by Section 6.3);

(t)            Liens on cash or deposits granted in favor of the Swingline Lender or any Issuing Bank to cash collateralize any Defaulting Lender’s participation in Letters of Credit or Swingline Loans;

(u)           Liens securing financing of insurance premiums incurred in the ordinary course of business;

(v)           Liens created in connection with any Equity Interest repurchase program in favor of any broker, dealer, custodian, trustee or agent administering or effecting transactions pursuant to an Equity Interest repurchase program;

(w)          Liens associated with the discounting or sale of letters of credit and accounts receivable incurred in the ordinary course of business;

(x)           Liens attaching solely to cash earnest money deposits in connection with any letter of intent or purchase agreement in connection with an acquisition or other investment;

(y)           Liens on deposit accounts, securities accounts, cash and Cash Equivalents pursuant to an escrow arrangement or other funding arrangement pursuant to which such funds will be segregated to pay the purchase price on any acquisition;

(z)           Liens on Escrowed Proceeds prior to and on the Darwin Acquisition Closing Date; and

(aa)         Liens not otherwise permitted under this Section 6.2 securing Indebtedness, claims and other liabilities or obligations then outstanding, not in excess of, in the aggregate at any time, an amount equal to 15% of Consolidated Total Assets on a Pro Forma Basis as at the last day of the most recently ended fiscal quarter for which financial statements have been (or were required to be) furnished to the Administrative Agent pursuant to Section 5.1(a) or (b), as the case may be; provided that no violation of this clause (aa) shall occur solely as a result of any reduction in Consolidated Total Assets if at the time the respective Indebtedness, claim, liability or other obligation was secured the respective Liens were permitted to be granted within the limitations established by this clause (aa).

Section 6.3            Fundamental Changes. (i) Neither Parent nor any Borrower will merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it, (ii) Parent will not, and will not permit any of its Subsidiaries to, sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets of Parent and its Subsidiaries and Excluded Subsidiaries, taken as a whole, to any other Person and (iii) the UK Borrower will not take any step that would result in (x) a change of its jurisdiction of incorporation from England and Wales or (y) a change of its “centre of main interest” for the purposes of, and as defined in Article 3(1) of, the Regulation from England and Wales, except:

(a)           any Person may merge into or consolidate with Parent or a Borrower in a transaction in which Parent or such Borrower, as the case may be, is the surviving Person;

(b)           (i) any Borrower may merge or consolidate with any Person in a transaction in which such Borrower is not the surviving Person or (ii) any of Parent, any of the Borrowers and any Subsidiary of Parent may sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets of Parent and its Subsidiaries and Excluded Subsidiaries, taken as a whole, or the Equity Interests of all or substantially all of Parent’s Subsidiaries and Excluded Subsidiaries, taken as a whole, to any Person (other than its Subsidiaries and Excluded Subsidiaries); provided that:

(A) the surviving Person or the acquiring Person, as applicable, (x) agrees to assume, and has expressly assumed, all of the Loans and all of such Borrower’s other representations, covenants, conditions and other obligations pursuant to this Agreement and the other Loan Documents in an agreement in form and substance reasonably satisfactory to the Administrative Agent, executed and delivered to the Administrative Agent by the surviving Person or the acquiring Person, as applicable, and (y) (i) in the case of a transaction with the Company, shall be a Person organized and existing under the laws of the United States or any state thereof or the District of Columbia, (ii) in the case of a transaction with the UK Borrower, shall be a Person organized and existing under the laws of England and Wales and (iii) in the case of a transaction with (x) a Designated Borrower organized under the laws of the United States or any state thereof or the District of Columbia, shall be a Person organized and existing under the laws of the United States or any state thereof or the District of Columbia and (y) a Designated Borrower organized under the laws of any other Designated Borrower Jurisdiction, shall be a Person organized and existing under the laws of such Designated Borrower Jurisdiction, and in the case of clauses (i) through (iii), such Borrower shall have (I) procured for the Administrative Agent and each Lender an opinion in form and substance reasonably satisfactory to the Administrative Agent and from counsel reasonably satisfactory to the Administrative Agent in respect of such Person and such agreement and covering the matters covered in the opinions delivered pursuant to Section 4.3 (in the case of a Person incorporated or organized in England and Wales) or Section 4.1 (in the case of any other Person, to the extent relevant or appropriate in such jurisdiction) and such other matters as the Administrative Agent may reasonably request and (II) satisfied each of the conditions set forth in paragraphs (b), (e), (f), (g) and (i) of Section 4.4 (it being understood and agreed each reference therein to a “Designated Borrower” shall refer instead to such Person for purposes of this clause II);

(B) immediately after giving effect to such transaction or series of transactions, the Successor Moody’s Ratings and Successor S&P Ratings applicable to such successor entity shall be no lower than any Moody’s Ratings and S&P Ratings as in effect immediately prior to giving effect to such transaction or series of transactions;

(C) immediately before and after giving effect (including pro forma effect) to such transaction or series of transactions, no Default or Event of Default shall have occurred and be continuing; and

(D) each Person (other than the applicable Borrower) that is a Guarantor immediately prior to giving effect to such transaction shall have duly authorized, executed and delivered to the Administrative Agent a reaffirmation agreement in form and substance reasonably satisfactory to the Administrative Agent in respect of such Person’s Guaranty.

(c)           any of Parent and any Borrower may sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets of Parent and Parent’s Subsidiaries and Excluded Subsidiaries, taken as a whole, or the Equity Interests of all or substantially all of Parent’s Subsidiaries and Excluded Subsidiaries, taken as a whole, to one or more of Parent’s Subsidiaries and Excluded Subsidiaries; provided that immediately before and after giving effect (including pro forma effect) to such transaction or series of transactions, no Default or Event of Default shall have occurred and be continuing; and

(d)           any Subsidiary of Parent may sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets of Parent and Parent’s Subsidiaries and Excluded Subsidiaries, taken as a whole, or the Equity Interests of all or substantially all of Parent’s Subsidiaries and Excluded Subsidiaries, taken as a whole, to one or more of Parent, any Borrower, any Subsidiary of Parent and any Excluded Subsidiary;

provided that, in the case of each of paragraphs (a), (b), (c) and (d) above, the UK Borrower shall, after giving effect to such transaction or transactions, have (x) its jurisdiction of incorporation in England and Wales and (y) its “centre of main interest” for purposes of, and as defined in Article 3(1) of, the Regulation in England and Wales and shall have no “establishment”, as that term is used in Article 2(h) of the Regulation, in any other jurisdiction.

The foregoing Section 6.3 shall not prohibit (A) dispositions of (i) Margin Stock that is held as treasury stock by Parent, or (ii) Equity Interests in Terra Nitrogen, TNCLP, or OCI Partners LP that constitute Margin Stock, or (B) the Acquisition Agreement Transactions.

Section 6.4            Financial Covenants.

(a)           Minimum Interest Coverage Ratio.  Parent will not permit the Interest Coverage Ratio as of the last day of any fiscal quarter to be less than 2.75:1.00.

(b)           Maximum Total Leverage Ratio.  Parent will not permit the Total Leverage Ratio as of the last day of any fiscal quarter to be greater than 3.75:1.00.

ARTICLE VII

Events of Default

If any of the following events (each, an “Event of Default”) shall occur:

(a)           any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement, in each case when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)           any Borrower shall fail to pay any interest on any Loan, any fee or any Cash Collateral Obligation or any other amount (other than an amount referred to in clause (a) of this Article) payable under any of the Loan Documents or the Fee Letter, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c)           any representation or warranty made or deemed made by or on behalf of Parent or any of its Subsidiaries in this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any certificate, report, financial statement or other document furnished by or on behalf of Parent or any of its Subsidiaries pursuant to this Agreement, any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made and, if such incorrectness is capable of being remedied or cured, such incorrectness shall not be remedied or cured by Parent or such Subsidiary, as the case may be, within ten Business Days after the date on which the Lead Borrower shall receive written notice thereof from the Administrative Agent (which notice will be given at the request of any Lender);

(d)           Parent or any Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.2(a), Section 5.3 (solely with respect to each Borrower’s existence) or Section 5.8 or in Article VI;

(e)           Parent or any Borrower shall fail to observe or perform any covenant, condition or agreement applicable to it contained in any of the Loan Documents to which it is a party (other than those specified in clause (a), (b) or (d) of this Article of this Agreement), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Lead Borrower (which notice will be given at the request of any Lender);

(f)            Parent or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure shall have continued after the expiration of any applicable grace period, if any;

(g)           any breach or default by Parent or any Subsidiary occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, and such breach or default (i) is not waived by such holder or holders of such Material Indebtedness, or such trustee or agent on its or their behalf in accordance with the terms of such Material Indebtedness and (ii) continues beyond the expiration of any grace period provided therefor; provided that this clause (g) shall not apply to (1) secured Indebtedness that becomes due as a result of the voluntary sale, transfer or other disposition of the property or assets securing such Indebtedness, (2) Indebtedness that becomes due as a result of a notice of voluntary refinancing, exchange, or conversion thereof that is permitted thereunder, so long as such refinancing, exchange or conversion is consummated, or such notice is duly withdrawn, in accordance with the terms of such Indebtedness or (3) Indebtedness held in whole or in part by any Lender or any of their respective affiliates (as such term is used in Regulation U issued by the Board) that becomes due or enables or permits the holders thereof to cause such Indebtedness to become due solely as a result of a breach of terms governing the sale, pledge or disposal of Margin Stock and would cause this Agreement or any Loan to be subject to the margin requirements or any other restriction under Regulation U;

(h)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed in any court of competent jurisdiction seeking (i) liquidation, reorganization or other relief in respect of Parent or any of its Material Subsidiaries or its debts, or of a substantial part of its assets, under any Debtor Relief Law or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, interim receiver, liquidator, receiver and manager, administrative receiver, administrator, insolvency practitioner or similar official for Parent or any of its Material Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered by such court;

(i)            Parent or any of its Material Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, interim receiver, liquidator, receiver and manager, administrative receiver, administrator, insolvency practitioner or similar official for Parent or any of its Material Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any corporate or other organizational action for the purpose of effecting any of the foregoing;

(j)            Parent or any of its Material Subsidiaries shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)           one or more final non-appealable judgments for the payment of money in excess of $200,000,000 in the aggregate shall be rendered by a court of competent jurisdiction against Parent, any of its Subsidiaries or any combination thereof, and Parent’s or such Subsidiary’s financial obligation with respect to such judgment exceeds $200,000,000 in the aggregate (to the extent not paid or covered by a reputable and solvent independent third-party insurance company (other than normal deductibles) which has not disputed coverage or indemnity) and the same shall remain undischarged or unsatisfied for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Parent or any Subsidiary to enforce any such judgment and such action shall not be stayed;

(l)            one or more ERISA Events shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect;

(m)          a Change of Control shall occur; or

(n)           except as released in accordance with Section 9.17 of this Agreement, any Guaranty shall fail to remain in full force and effect as to any Guarantor or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Guaranty, or any Guarantor shall deny that it has any further liability under a Guaranty, or shall give written notice to such effect;

then, and in every such event (other than an event with respect to Parent or any Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Lead Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter (at any time during the continuance of such event) be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Loan Parties accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Parent and each Borrower; and in case of any event with respect to Parent or any Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations of the Loan Parties accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Parent and each Borrower.

ARTICLE VIII

The Administrative Agent

Each of the Lenders, the Swingline Lender and each of the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.  Except, in each case, as set forth in the sixth paragraph of this Article, the provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and no Borrower shall have rights as a third party beneficiary of any of such provisions.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent: (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.2 or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law, and (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.2) or (ii) in the absence of its own gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Lead Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for any Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by giving 15 Business Days’ prior written notice to the Lenders, the Swingline Lender, the Issuing Banks and the Lead Borrower.  Any such resignation by an Administrative Agent hereunder shall also constitute its resignation as an Issuing Bank and Swingline Lender, in which case the resigning Administrative Agent shall not be required to issue any further Letters of Credit or make any additional Swingline Loans hereunder, and shall maintain all of its rights as an Issuing Bank or Swingline Lender, as the case may be, with respect to any Letters of Credit issued by it, or Swingline Loans made by it, prior to the date of such resignation.  Upon any such resignation, the Required Lenders shall have the right, in consultation with the Lead Borrower, to appoint a successor, which shall be a commercial bank having a combined capital and surplus of at least $200,000,000 with an office in New York, New York, or an Affiliate of any such commercial bank with an office in New York, New York; provided that, in the event that such successor or Administrative Agent appointed by the Required Lenders is not Morgan Stanley Senior Funding, Inc. or any of its Affiliates, and so long as no Event of Default shall have occurred and be continuing, the Lead Borrower shall have the right to approve such successor Administrative Agent (such approval not to be unreasonably withheld or delayed).  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that, in the event that such successor or Administrative Agent appointed by the resigning Administrative Agent is not Morgan Stanley Senior Funding, Inc. or any of its Affiliates, and so long as no Event of Default shall have occurred and be continuing, the Lead Borrower shall have the right to approve such successor Administrative Agent (such approval not to be unreasonably withheld or delayed).  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Article).  The fees payable by Parent or the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Lead Borrower and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan, any reimbursement obligation in respect of any LC Disbursement or any Cash Collateral Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise: (x) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, any reimbursement obligation in respect of any LC Disbursement, any Cash Collateral Obligation and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Section 2.11 and 9.3) allowed in such judicial proceeding; and (y) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.11 and 9.3.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Anything herein to the contrary notwithstanding, the Arrangers, the Syndication Agent and each Documentation Agent shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in their respective capacities, as applicable, as the Administrative Agent or a Lender hereunder.

The Lenders irrevocably authorize (i) any Guarantor to be released from its obligations under any Guaranty as contemplated by Section 9.17 and (ii) the Administrative Agent to acknowledge the release of such Guarantor from its obligations under such Guaranty in accordance with Section 9.17.  Upon request by the Administrative Agent at any time, the Required Lenders will reaffirm in writing the authorization granted in the immediately preceding sentence.

ARTICLE IX

Miscellaneous

Section 9.1            Notices.  (a)  Except in the case of notices and other communications expressly permitted to be given by telephone or electronic communications (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)            if to Parent and/or the Lead Borrower, to it, care of Parent, at 4 Parkway North, Suite 400, Deerfield, IL 60015-2590 Attention:  Treasurer, Telephone: (847) 405-2400; Telecopier: (847) 405-2711; E-mail: dswenson@cfindustries.com;

(ii)           if to the Administrative Agent, to it at Morgan Stanley Agency Servicing, 1 New York Plaza, New York, New York, 10004, Attention: Agency Team, (Telecopy No. 212 507 6680); Email: msagency@morganstanley.com;

(iii)          if to Morgan Stanley Bank, N.A., as an Issuing Bank, to it at Morgan Stanley Bank, N.A., 1300 Thames Street, Thames Street Wharf, 4th Floor, Baltimore, MD 21231, Attention: Letter of Credit Department (Telecopy No. 212 5075010); Email: msbloc@morganstanley.com;

(iv)          if to the Swingline Lender, to it at Morgan Stanley Senior Funding, Inc., 1 New York Plaza, New York, New York, 10004, Attention: Agency Team, (Telecopy No. 212 507 6680); Email: msagency@morganstanley.com; and

(v)           if to any other Lender or Issuing Bank, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)           Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent, Parent or the Lead Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)           Any party hereto may change its address, telecopy number or electronic mail address for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Each Borrower agrees that the Administrative Agent may make the Communications (as defined below) available to the Lenders by posting the Communications on IntraLinks or another similar electronic system (the “Platform”).  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications effected thereby (the “Communications”).  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) be responsible or liable for damages arising from the unauthorized use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of such Agent Party (as determined in a final, non-appealable judgment by a court of competent jurisdiction).

Section 9.2            Waivers; Amendments.  (a)  No failure or delay by the Administrative Agent, any Issuing Bank, the Swingline Lender or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Swingline Lender, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any other

Loan Document or consent to any departure therefrom by any Loan Party party thereto shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.2, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender, the Swingline Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b)           None of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by each Borrower or the applicable Guarantor party to such Loan Document and the Required Lenders, or by each Borrower or the applicable Guarantor party to such Loan Document and the Administrative Agent with the consent of the Required Lenders (except that the Administrative Agent and each Borrower or the applicable Guarantor party to such Loan Document may enter into any amendment of any Loan Document in order to correct any obvious error or any immaterial technical error or omission therein without the consent of the Required Lenders); provided, however, that no such amendment, waiver or consent shall:

(i)            extend or increase the Commitment of any Lender without the written consent of such Lender,

(ii)           reduce the principal amount of any Loan of any Lender or any reimbursement obligation owed in respect of any LC Disbursement made by any Issuing Bank or reduce the rate of interest thereon, or reduce any fees payable to any Lender hereunder, without the written consent of such Lender,

(iii)          postpone the scheduled date of payment of the principal amount of any Loan of any Lender or any reimbursement obligation owed in respect of any LC Disbursement made by any Issuing Bank, or any interest thereon, or any fees payable to any Lender hereunder, or reduce the amount of, waive or excuse any such payment to any Lender, or postpone the scheduled date of expiration of any Lender’s Commitment, without the written consent of such Lender; provided, however, that notwithstanding clause (ii) or (iii) of this Section 9.2(b), only the consent of the Required Lenders shall be necessary to waive any obligation of any Borrower to pay interest at the default rate set forth in Section 2.12(c),

(iv)          change Section 2.17(b), Section 2.17(c) or any other Section hereof providing for the ratable treatment of the Lenders, in each case in a manner that would alter the pro rata sharing of payments required thereby, or change the definition of “Applicable Percentage”, in each case without the written consent of each Lender directly and adversely affected thereby (it being understood that an amendment shall not be deemed to change such provisions in such manner to the extent it effects a new Commitment of any Lender(s) or an increase in the Commitment of any Lender(s) or in the aggregate amount of the Commitments of any class, including for the purpose of effecting a Commitment Increase or Incremental Facilities in the manner contemplated by Section 2.19 or Section 2.20 and the extension of the Maturity Date as contemplated by Section 2.21,

(v)           release (w) the Company from Guaranteeing the Obligations of any other Borrower, (x) the UK Borrower from Guaranteeing the Obligations of any other Borrower, (y) Holdings from Guaranteeing the Obligations or (z) all or substantially all of the Guaranties, in each case without the written consent of each Lender, except as expressly provided in each Guaranty and except to the extent the release of any Guarantor is permitted pursuant to Article VIII or Section 9.17 (in which case such release is automatic),

(vi)          change any of the provisions of this Section 9.2 or the percentage referred to in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender (it being understood that, (A) solely with the consent of the parties described by Section 2.20 to be parties to an Incremental Amendment, Lenders of Incremental Facilities and (B) solely with the consent of the parties described by Section 2.21 to be parties to an amendment described in Section 2.21(f), Lenders agreeing to a Maturity Date Extension Request, in each case may be included in the determination of Required Lenders on substantially the same basis as the Lenders of Commitments, Revolving Loans and Incremental Facilities at such time),

(vii)         waive any condition set forth in (w) Section 4.1 (other than as it relates to the payment of fees and expenses of counsel), (x) in the case of any Loans made on the Third Restatement Effective Date, Section 4.2 (y) Section 4.3 or (z) Section 4.4, in each case, without the written consent of each Lender, or

(viii)        change the definition of “Alternative Currency” or “Designated Borrower Jurisdiction”, in each case, without the written consent of each Lender.

Notwithstanding anything to the contrary herein:

(u)           no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be;

(v)           no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that:

(1)           the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and

(2)           any waiver, amendment or modification requiring the consent of all Lenders or each directly and adversely affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender,

(w)          this Agreement may be amended to provide for a Commitment Increase or Incremental Facilities in the manner contemplated by Section 2.19 or Section 2.20, the extension of the Maturity Date as contemplated by Section 2.21 and as otherwise specified in any other provision of this Agreement, subject in each case only to the consent of the parties described in such provision as being required for such amendment to become effective;

(x)           the provisions of Section 2.19 requiring the Lead Borrower to offer a Commitment Increase to the Lenders prior to any other Person may be amended or waived with the consent of the Required Lenders; and

(y)           each Lender hereby irrevocably authorizes and directs the Administrative Agent on its behalf, and without further consent, to enter into amendments or modifications to this Agreement or any other Loan Document as the Administrative Agent reasonably deems appropriate in order to correct any errors or omissions, if the Administrative Agent and the Lead Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents.

Section 9.3            Expenses; Indemnity; Damage Waiver.  (a)  Each Borrower agrees to pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and their respective Affiliates, including, without limitation, the reasonable and documented fees, disbursements and other charges of one firm of counsel for the Administrative Agent and the Arrangers, taken as a whole, and, if reasonably necessary, one local counsel to the Administrative Agent and the Arrangers, taken as a whole, in each appropriate jurisdiction and, solely in the case of a conflict of interest, one additional counsel to the affected Persons, taken as a whole, in each case, in connection with the syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of this Agreement, any other Loan Document or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Swingline Lender, any Issuing Bank and the Lenders, including, without limitation, the reasonable and documented fees, disbursements and other charges of one firm of counsel for the Administrative Agent and all the Lenders, taken as a whole, and, if reasonably required, one local counsel to all such Persons as necessary in each appropriate jurisdiction and, solely in the case of a conflict of interest, one additional counsel for the affected Persons, taken as a whole, in each case, in connection with the enforcement of the Loan Documents, including its rights under this Section 9.3, or in connection with the Loans made or Letters of Credit issued hereunder, including all reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)           Each Borrower agrees, on a joint and several basis, to indemnify the Administrative Agent, each Arranger, each Issuing Bank, the Swingline Lender and each Lender,

and their respective Related Parties (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages and liabilities arising out of or relating to any investigation, litigation or proceeding against any Indemnitee by any third party or by any Borrower or any other Loan Party related to (i) the execution or delivery of this Agreement or any other Loan Document, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, or (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), in each case regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or any Borrower or any Affiliate of any Borrower), including the reasonable and documented legal or other out of pocket expenses, fees, charges and disbursements of one counsel for any Indemnitee in connection with the investigation or defense thereof; provided that such indemnity shall not, as to any Indemnitee, be available (v) with respect to Indemnified Taxes or Other Taxes that are indemnifiable under Section 2.16, (w) with respect to Excluded Taxes, (x) to the extent that such losses, claims, damages and liabilities are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, (y) if arising from a material breach by such Indemnitee or one of its Affiliates of its express obligations under this Agreement or any other Loan Document (as determined by a court of competent jurisdiction by final and non-appealable judgment) or (z) if arising from any dispute between and among Indemnitees that does not involve an act or omission by Parent or any of its Subsidiaries (as determined by a court of competent jurisdiction by final and non-appealable judgment) other than any proceeding against the Administrative Agent, any Arranger, any Issuing Bank or the Swingline Lender in their respective capacities.  This Section 9.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages or liabilities arising from any non-Tax claim.

(c)           To the extent that any Borrower fails to pay any amount required to be paid by it to the Administrative Agent, any Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section 9.3, each Lender severally agrees to pay to the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that such Borrower’s failure to pay any such amount shall not relieve such Borrower of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such Issuing Bank or the Swingline Lender in its capacity as such.

(d)           Without limiting in any way the indemnification obligations of any Borrower pursuant to Section 9.3(b) or of the Lenders pursuant to Section 9.3(c), to the extent permitted by applicable law, each party hereto shall not assert, and hereby waives, any claim against any Indemnitee or any Borrower or any of its Subsidiaries, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing in this clause (d) shall relieve any

Borrower of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, other than for direct or actual damages resulting from the gross negligence, bad faith or willful misconduct of such Indemnitee as determined by a final and non-appealable judgment of a court of competent jurisdiction.

(e)           All amounts due under this Section 9.3 shall be payable promptly after written demand therefor.

Section 9.4            Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder (except pursuant to a transaction permitted by Section 6.3) without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.4.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section 9.4) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)          the Lead Borrower, provided that no consent of the Lead Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default listed in any of paragraphs (a), (b), (h) or (i) of Article VII has occurred and is continuing, any other assignee and provided further that the Lead Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof;

(B)          each Issuing Bank, with respect to the Revolving Loans and Commitments;

(C)          the Swingline Lender, with respect to the Revolving Loans and Commitments; and

(D)          the Administrative Agent.

(ii)           Assignments shall be subject to the following additional conditions:

(A)          except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 (or a greater amount that is an integral multiple of $1,000,000) unless each of the Lead Borrower and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed); provided that no such consent of the Lead Borrower shall be required if an Event of Default has occurred and is continuing;

(B)          each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect to one Class of Commitments or Loans;

(C)          the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which fee may be waived by the Administrative Agent in its sole discretion); provided that no such processing and recordation fee shall be payable in connection with an assignment by or to Goldman Sachs Bank USA or any Affiliate thereof;

(D)          the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrowers and their Related Parties or their respective securities, and the Acquired Business and their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws;

(E)           no such assignment shall be made to (i) any Loan Party nor any Affiliate of a Loan Party or (ii) any Defaulting Lender or any of its subsidiaries, or any Person, who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii); and

(F)           in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Lead Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

For the purposes of this Section 9.4, the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)          Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section 9.4, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.14, Section 2.15, Section 2.16 and Section 9.3); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.4 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 9.4.

(iv)          The Administrative Agent, acting for this purpose as a nonfiduciary agent of the Borrowers, shall maintain at one of its offices in the United States a copy of each

Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements (and any stated interest thereon) owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive (absent manifest error), and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Lead Borrower and the Administrative Agent and its Affiliates and, as to entries pertaining to it, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.  The Loans (including principal and interest) are registered obligations and the right, title, and interest of any Lender or its assigns in and to such Loans shall be transferable only upon notation of such transfer in the Register.

(v)           Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.4 and any written consent to such assignment required by paragraph (b) of this Section 9.4, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.6(b), Section 2.17(d) or Section 9.3(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi)          At the time of each assignment pursuant to this Section 9.4 to a Person that is not already a Lender hereunder, the respective assignee Lender shall, to the extent legally entitled to do so, provide to the Lead Borrower the appropriate IRS forms, certificates and other information described in Section 2.16.  To the extent that an assignment of all or any portion of a Lender’s Loans or Commitments and related outstanding Obligations pursuant to this Agreement would, at the time of such assignment, result in increased costs under Sections 2.14, 2.15 or 2.16 from those being charged by the respective assigning Lender prior to such assignment, then no Borrower shall be obligated to pay such increased costs (although the Borrowers, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).

(c)           (i) Any Lender may, without the consent of the Lead Borrower, the Administrative Agent, any Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (but not to Parent or any Subsidiary thereof or any natural person) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement

(including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.2(b) that affects such Participant.  Subject to paragraph (c)(iii) of this Section 9.4, each Borrower agrees that each Participant shall be entitled to the benefits of Section 2.14, Section 2.15 and Section 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.4; provided that such Participant shall not be entitled to receive any greater payment under Section 2.14, Section 2.15 or Section 2.16 with respect to any participation, than its participating Lender would have been entitled to receive.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.8 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.

(ii)           Each Lender that sells a participation shall, acting solely for this purpose as a nonfiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or other obligations under this Agreement) except to the Borrowers as provided in Section 9.4(c)(i) and to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining any Participant Register.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(iii)          A Participant shall not be entitled to receive any greater payment under Section 2.14 or Section 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant.  A Participant that would be a Foreign Lender or a Lender that is incorporated in a jurisdiction other than that in which the relevant Borrower is incorporated if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Lead Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.16(f) and Section 2.16(g) as though it were a Lender.

(d)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 9.4 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.5            Survival.  All covenants, agreements, representations and warranties made by Parent or any Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated.  The provisions of Section 2.14, Section 2.15, Section 2.16 and Section 9.3 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments, the resignation of the Administrative Agent, the replacement of any Lender, or the termination of this Agreement or any provision hereof.

Section 9.6            Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means (including in .pdf format) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.7            Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 9.7, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief

Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 9.8            Right of Setoff.  If an Event of Default shall have occurred and be continuing, the Administrative Agent, each Issuing Bank, the Swingline Lender and each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other obligations at any time owing by the Administrative Agent, such Issuing Bank, the Swingline Lender or such Lender (or any branch or agencies thereof, wherever located) to or for the credit or the account of any Loan Party against any of and all the Obligations of the Loan Parties now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of the Administrative Agent, each Issuing Bank, the Swingline Lender and each Lender under this Section 9.8 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.  Each Lender, the Swingline Lender and each Issuing Bank agrees to notify the Lead Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 9.9            Governing Law; Jurisdiction; Consent to Service of Process.  (a)  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

(b)           Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement and/or any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any Loan Document shall affect any right that the Administrative Agent, any Issuing Bank, the Swingline Lender, or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any other party hereto or its properties in the courts of any jurisdiction.

(c)           Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any Loan Document in any court referred to in paragraph (b) of this Section 9.9.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.1.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.  The UK Borrower and each Designated Borrower that is a Foreign Subsidiary of Parent agrees that the failure by Holdings or any other duly appointed agent for service of process to notify the UK Borrower or such Designated Borrower, as the case may be, of such process will not invalidate the proceedings concerned.

Section 9.10          WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND/OR TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR ANY APPLICABLE LOAN DOCUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11          Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12          Confidentiality.  (a)  Subject to the provisions of clause (b) of this Section 9.12, each of the Administrative Agent, each Issuing Bank, the Swingline Lender, and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and will agree to keep such Information confidential in accordance with this Section 9.12) who are directly involved in the Transactions on a confidential and need-to-know basis, (ii) as may be compelled in a judicial or administrative proceeding or as otherwise required by law or requested by any Governmental Authority having jurisdiction over such Administrative Agent, Issuing Bank, the Swingline Lender, or Lender, as applicable, or its Affiliates (in which case such Person shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, (x) promptly notify the Lead Borrower in advance of such disclosure, to the extent permitted by law and (y) so furnish only that portion of such Information which the applicable Person is legally required to disclose), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case such Administrative Agent, Issuing Bank, the Swingline Lender, or Lender, as applicable, shall (x) promptly notify the Lead Borrower in advance of such disclosure and the opportunity to obtain a protective order in respect thereof if no conflict exists with such Person’s governmental, regulatory or legal requirements to the extent permitted by law and (y) so furnish only that portion of such Information which the applicable Person is legally required to disclose), (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as, and no less restrictive than, those of this Section 9.12, to (x) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (y) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (vii) with the prior written consent of the Lead Borrower or (viii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 9.12 or by the respective Lender or agent (y) becomes available to the Administrative Agent, any Issuing Bank, the Swingline Lender, or any Lender on a nonconfidential basis from a source other than any Loan Party that is not, to the knowledge of such Administrative Agent, Issuing Bank, Swingline Lender or Lender, subject to confidentiality obligations to any Loan Party.  For the purposes of this Section 9.12, “Information” means all information received from any Loan Party or any of its Subsidiaries or Excluded Subsidiaries relating to any Loan Party or any of its Subsidiaries or Excluded Subsidiaries or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank, the Swingline Lender, or any Lender on a nonconfidential basis prior to disclosure by such Loan Party from a source other than a Loan Party. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)           Each of Parent and the Borrowers hereby acknowledges and agrees that each Lender may share with any of its Affiliates, and such Affiliates may share with such Lender, any Information related to Parent or any of its Subsidiaries (including, without limitation, any non-public customer Information regarding the creditworthiness of Parent and its Subsidiaries), provided that such Persons shall be subject to the provisions of this Section 9.12 to the same extent as such Lender.

(c)           EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING PARENT, THE BORROWERS AND THEIR RESPECTIVE SUBSIDIARIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN

ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(d)           ALL INFORMATION AS DEFINED IN SECTION 9.12(a), INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY PARENT, ANY BORROWER, ANY OF THEIR RESPECTIVE SUBSIDIARIES OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE LOAN PARTIES AND THEIR RESPECTIVE SUBSIDIARIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO PARENT, EACH BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

Section 9.13          Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any LC Disbursement, together with all fees, charges and other amounts which are treated as interest on such Loan or LC Disbursement or participation therein under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or LC Disbursement or participation therein in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or LC Disbursement or participation therein but were not payable as a result of the operation of this Section 9.13 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or LC Disbursements or participations therein or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Overnight Rate to the date of repayment, shall have been received by such Lender.

Section 9.14          No Advisory or Fiduciary Responsibility.  In connection with all aspects of each Transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of Parent and the Borrowers acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, each Arranger, the Syndication Agent, each Documentation Agent, each Issuing Bank, the Swingline Lender and the Lenders are arm’s-length commercial transactions between Parent and the Borrowers, on the one hand, and the Administrative Agent, each Arranger, the Syndication Agent, each Documentation Agent, each Issuing Bank, the Swingline Lender and the Lenders, on the other hand, (B) each Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the Transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, each Arranger, the Syndication Agent, each Documentation Agent, each Issuing Bank, the Swingline Lender and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Parent or any of its Subsidiaries, or any other Person in connection with the Loan Documents and (B) neither the Administrative Agent, any Arranger, the Syndication Agent, any Documentation Agent, any Issuing Bank, the Swingline Lender nor any Lender has any obligation to Parent or any Borrower with respect to the Transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, each Arranger, the Syndication Agent, each Documentation Agent, each Issuing Bank, the Swingline Lender and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Parent and the Borrowers, and neither the Administrative Agent, any Arranger, the Syndication Agent, any Documentation Agent, any Issuing Bank, the Swingline Lender nor any Lender has any obligation to disclose any of such interests to Parent or any Borrower.

Section 9.15          Electronic Execution of Assignments and Certain Other Documents.  The words “execution,” “signed,” “signature,” and words of like import in any Loan Document, Assignment and Assumption or in any amendment or other modification hereof or thereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.16          USA PATRIOT Act.  Each Lender that is subject to the requirements of the USA Patriot Act hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Borrower and each Guarantor, which information includes the name and address of each Borrower and each Guarantor and other information that will allow such Lender to identify each Borrower in accordance with the USA Patriot Act.

Section 9.17          Release of Guarantors.  If (a) in compliance with the terms and provisions of this Agreement, all or substantially all of the equity interests of any Guarantor (other than Parent, Holdings (but only if Holdings directly or indirectly owns equity interests in a Borrower) and each of the Borrowers (unless, in the case of the Company prior to the Darwin Acquisition Closing Date, a successor assumes the obligations of such Borrower in a transaction permitted under Section 6.3)) are sold, transferred or otherwise disposed of to a Person or Persons other than Parent or its Subsidiaries (so that such Guarantor is no longer a “Subsidiary”), (b) a Guarantor (other than Parent and each of the Borrowers) (x) ceases to be (or substantially simultaneously with its release as a Guarantor will cease to be, including as a result of such Subsidiary ceasing to be a Borrower hereunder) a guarantor of any Indebtedness for borrowed money (other than Permitted Indebtedness) of Parent, Holdings or the Company in an aggregate principal amount in excess of $500,000,000 and (y) is not (or substantially simultaneously with its release as a Guarantor will cease to be, including as a result of such Subsidiary ceasing to be a Borrower hereunder) a borrower under, an issuer of or a guarantor of (A) the Bridge Credit Agreement, (B) any Contemplated Debt Securities or the Contemplated Private Placement or

(C) the Existing CF Notes or (c) a Guarantor becomes an Exempt Subsidiary, then such Guarantor may, and in the discretion of the Lead Borrower upon notice in writing to the Administrative Agent specifying the reason for such release shall, be released from its Guaranty and all of its obligations under the Guaranty Agreement and the other Loan Documents to which it is a party, and thereafter such Person shall no longer constitute a Guarantor under the Loan Documents.

Notwithstanding anything to the contrary in any Loan Document, if (i) a Subsidiary becomes a Guarantor solely as a result of its designation as a Borrower hereunder, and (ii) such designation as a Borrower is subsequently terminated in accordance with the terms of this Agreement, then on and after the date that such Subsidiary ceases to be a Borrower hereunder, such Guarantor may, and in the discretion of the Lead Borrower upon notice in writing to the Administrative Agent specifying the reason for such release shall, be released from all of its obligations under this Agreement and the other Loan Documents to which it is a party, and thereafter such Person shall no longer constitute a Guarantor under the Loan Documents, so long as such Guarantor is released from its obligations as a borrower under, an issuer of, or a guarantor of each item of Indebtedness described in clause (b) above substantially simultaneously with its release as a Guarantor.

Notwithstanding anything to the contrary in any Loan Document, if (i) in accordance with the Agreed Guarantee Principles, a Subsidiary (whether or not it is a Guarantor) would not be required to be or become a Guarantor, but such Subsidiary is or is required to become a Guarantor solely as a result of the proviso to clause (c) of the definition of “Exempt Subsidiaries” and (ii) the proviso to clause (c) of the definition of “Exempt Subsidiaries” ceases to apply to such Subsidiary (x) prior to or substantially concurrently with the release of such Guarantor from its Guaranty or (y) prior to the time that such Subsidiary would be required to become a Guarantor under Section 5.9, then such Subsidiary may, and in the discretion of the Lead Borrower upon notice in writing to the Administrative Agent specifying the reason for the same shall, be released from (1) the requirement to provide a Guaranty and (2) its Guaranty and all of its obligations under the Guaranty Agreement and the other Loan Documents to which it is a party, and thereafter such Person shall no longer constitute a Guarantor under the Loan Documents.

At the request of the Lead Borrower, the Administrative Agent shall, at the Lead Borrower’s expense, execute such documents as are necessary to acknowledge any such release in accordance with this Section 9.17 and in accordance with the applicable Guaranty, so long as the Lead Borrower shall have provided the Administrative Agent a certificate, signed by a Responsible Officer of the Lead Borrower, certifying as to satisfaction of the requirements set forth above and the release of such Guarantor’s Guaranty in compliance with this Agreement and the applicable Guaranty.

Section 9.18          Judgment Currency.

(a)           The obligations of the Loan Parties hereunder and under the other Loan Documents to make payments in the applicable Alternative Currency (pursuant to such obligation, the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the

Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or the applicable Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent or such Lender under this Agreement or the other Loan Documents.  If, for the purpose of obtaining or enforcing judgment against any Borrower or any other Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made at the Dollar Equivalent or Alternative Currency Equivalent (as applicable), and in the case of other currencies, the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as of the Business Day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b)           If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, each Borrower covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date. If any amount paid to the Administrative Agent or the applicable Lender under this Section 9.18 is greater than the amount originally due under this Section 9.18, the Administrative Agent or the applicable Lenders, as applicable, shall return the excess amount to such Loan Party (or to the Person legally entitled thereto).

(c)           For purposes of determining the Dollar Equivalent or Alternative Currency Equivalent or any other rate of exchange for this Section 9.18, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

Section 9.19          Effect of the Amendment and Restatement of the Second Amended and Restated Credit Agreement.(a)  Upon the occurrence of the Third Restatement Effective Date, (i) the Second Amended and Restated Credit Agreement shall be amended and restated in its entirety by this Agreement, (ii) each of the commitments of the Existing Lenders under the Second Amended and Restated Credit Agreement shall be terminated and, to the extent that such Existing Lenders constitute Lenders hereunder, shall be replaced with their respective Commitments hereunder, (iii) concurrently with the application of funds contemplated by clause (iv) below, the principal amount of all loans then outstanding under the Second Amended and Restated Credit Agreement (the “Existing Loans”) shall be deemed to have been repaid in full and Loans in an aggregate principal amount equal to the aggregate principal amount of the Existing Loans shall be deemed to have been made by the Lenders in accordance with their Applicable Percentage, except that the interest periods and, if applicable, Eurocurrency Rate applicable to such Loans shall be the same as those applicable to such Existing Loans and shall not be reset upon such deemed borrowing, (iv) each Lender that, as a result of the application of the foregoing clause (iii), shall be deemed to hold Loans in an amount greater than the amount of Existing Loans held by it immediately prior to the Third Amendment and Restatement Effective Date shall fund an amount equal to such excess to the Administrative Agent in accordance with the provisions of this Agreement, and the Administrative Agent shall, and is hereby directed by the Company to, make such transfers of such funds to such other Lenders or Existing Lenders or otherwise as shall be necessary to effectuate the provisions of this Section 9.19(a), (v) any then existing LC Exposure (as defined in the Second Amended and Restated Credit Agreement) of the Existing Lenders under the Second Amended and Restated Credit Agreement shall be deemed to have been reallocated as LC Exposure (as defined in this Agreement) among the Lenders hereunder in accordance with their Applicable Percentages and (vi) all accrued and unpaid interest and fees (including Commitment Fees (under and as defined in the Second Amended and Restated Credit Agreement), letter of credit fees and facing fees) and other amounts owing under the Second Amended and Restated Credit Agreement (except the principal amount of the loans thereunder and to the extent letters of credit thereunder are converted to Letters of Credit hereunder in accordance with Section 2.5(l)) shall have been repaid by the borrower under the Second Amended and Restated Credit Agreement, whether or not such interest, fees or other amounts are actually due and payable at such time pursuant to the Second Amended and Restated Credit Agreement.  The parties hereto acknowledge and agree that, except as otherwise expressly provided herein, this Agreement and the other Loan Documents, whether executed and delivered in connection herewith or otherwise, do not constitute a novation of the Obligations under the Second Amended and Restated Credit Agreement or the other Loan Documents as in effect prior to the Third Restatement Effective Date and which remain outstanding as of the Third Restatement Effective Date.

(b)           This amendment and restatement is limited as written and is not a consent to any other amendment, restatement or waiver or other modification, whether or not similar and, except as expressly provided herein or in any other Loan Document, all terms and conditions of the other Loan Documents remain in full force and effect.

(c)           For purposes of determining withholding Taxes imposed under FATCA, from and after the Third Restatement Effective Date, each Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

Section 9.20          UK Guarantee Limitations.  Notwithstanding any other provision of this Agreement or any other Loan Document, any guarantee, indemnity or other obligation (including any joint and several liability for the Obligations) of the UK Borrower and any other Guarantor that is a Foreign Subsidiary contained in this Agreement or in any other Loan Document shall not apply to the extent (and solely to the extent) that it would result in such guarantee, indemnity or other obligation constituting unlawful financial assistance within the meaning of sections 678 or 679 of the UK Companies Act 2006 or any equivalent and applicable provisions under the laws of the jurisdiction in which such Guarantor is incorporated or established.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CF INDUSTRIES HOLDINGS, INC.,
as Holdings

By:	/s/ Dennis Kelleher
Name:	Dennis Kelleher
Title:	Senior Vice President and Chief Financial Officer

CF INDUSTRIES, INC.,
as the Company

By:	/s/ Dennis Kelleher
Name:	Dennis Kelleher
Title:	Senior Vice President and Chief Financial Officer

Signature Page to CF Industries, Inc. Third Amended and Restated Revolving Credit Agreement

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent

By:	/s/ Anish Shah
Name: Anish Shah
Title: Authorized Signatory

Signature Page to CF Industries, Inc. Third Amended and Restated Revolving Credit Agreement

MORGAN STANLEY BANK, N.A.,
as an Issuing Bank and a Lender

By:	/s/ Anish Shah
Name: Anish Shah
Title: Authorized Signatory

Signature Page to CF Industries, Inc. Third Amended and Restated Revolving Credit Agreement

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as Syndication Agent, as an Issuing Bank and as a Lender

By:	/s/ Mark S. Campbell
Name: Mark S. Campbell
Title: Authorized Signatory

Signature Page to CF Industries, Inc. Third Amended and Restated Revolving Credit Agreement

BANK OF MONTREAL,
as an Issuing Bank and as a Lender

By:	/s/ Philip Langheim
Name: Philip Langheim
Title: Managing Director

Signature Page to CF Industries, Inc. Third Amended and Restated Revolving Credit Agreement

GOLDMAN SACHS BANK USA,
as an Issuing Bank and as a Lender

By:	/s/ Charles D. Johnston
Name: Charles D. Johnston
Title: Authorized Signatory

Signature Page to CF Industries, Inc. Third Amended and Restated Revolving Credit Agreement

ROYAL BANK OF CANADA,
as an Issuing Bank and as a Lender

By:	/s/ Kevin Flynn
Name: Kevin Flynn
Title: Authorized Signatory

Signature Page to CF Industries, Inc. Third Amended and Restated Revolving Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as an Issuing Bank and as a Lender

By:	/s/ Peter Kiedrowski
Name: Peter Kiedrowski
Title: Director

Signature Page to CF Industries, Inc. Third Amended and Restated Revolving Credit Agreement

THE BANK OF NOVA SCOTIA,
as a Lender

By:	/s/ Paula J. Czach
Name: Paula J. Czach
Title: Managing Director

Signature Page to CF Industries, Inc. Third Amended and Restated Revolving Credit Agreement

Canadian Imperial Bank of Commerce, New York Branch,

as a Lender

By:	/s/ Andrew R. Campbell
Name: Andrew R. Campbell
Title: Authorized Signatory

By:	/s/ Dominic Sorresso
Name: Dominic Sorresso
Title: Authorized Signatory

Signature Page to CF Industries, Inc. Third Amended and Restated Revolving Credit Agreement

CITIBANK, N.A.,
as a Lender

By:	/s/ Michael Vondriska
Name: Michael Vondriska
Title: Vice President

Signature Page to CF Industries, Inc. Third Amended and Restated Revolving Credit Agreement

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Michael Leong
Name: Michael Leong
Title: Senior Vice President

Signature Page to CF Industries, Inc. Third Amended and Restated Revolving Credit Agreement

SunTrust Bank,
as a Lender

By:	/s/ Dave Felty
Name: Dave Felty
Title: Managing Director

Signature Page to CF Industries, Inc. Third Amended and Restated Revolving Credit Agreement

U.S. Bank National Association,
as a Lender

By:	/s/ Harry J. Brown
Name: Harry J. Brown
Title: Vice President

Signature Page to CF Industries, Inc. Third Amended and Restated Revolving Credit Agreement

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ Milena Deltchev
Name: Milena Deltchev
Title: Vice President

Signature Page to CF Industries, Inc. Third Amended and Restated Revolving Credit Agreement

Crédit Agricole Corporate & Investment Bank,
as a Lender

By:	/s/ Blake Wright
Name: Blake Wright
Title: Managing Director

By:	/s/ Mike McIntyre
Name: Mike McIntyre
Title: Director

Signature Page to CF Industries, Inc. Third Amended and Restated Revolving Credit Agreement

COMMERZBANK AG, NEW YORK BRANCH,
as a Lender

By:	/s/ Ignacio Campillo
Name: Ignacio Campillo
Title: Managing Director

By:	/s/ Tom Kang
Name: Tom Kang
Title: Vice President

Signature Page to CF Industries, Inc. Third Amended and Restated Revolving Credit Agreement

Schedule 2.1

Commitments

Lender	Commitment	Applicable LC Fronting Sublimit
Morgan Stanley Bank, N.A.	$190,000,000.00	$29,166,666.6667
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$190,000,000.00	$29,166,666.6667
Bank of Montreal	$150,000,000.00	$29,166,666.6667
Goldman Sachs Bank USA	$150,000,000.00	$29,166,666.6667
Royal Bank of Canada	$150,000,000.00	$29,166,666.6667
Wells Fargo Bank, National Association	$150,000,000.00	$29,166,666.6667
The Bank of Nova Scotia	$120,000,000.00	N/A
Canadian Imperial Bank of Commerce, New York Branch	$120,000,000.00	N/A
Citibank, N.A.	$120,000,000.00	N/A
PNC Bank, National Association	$120,000,000.00	N/A
SunTrust Bank	$120,000,000.00	N/A
U.S. Bank National Association	$120,000,000.00	N/A
Bank of America, N.A.	$100,000,000.00	N/A
Crédit Agricole Corporate and Investment Bank	$100,000,000.00	N/A
Commerzbank AG, New York Branch	$100,000,000.00	N/A
Total	$2,000,000,000.00	$175,000,000.00

Schedule 2.5

Existing Letters of Credit

Letter of Credit Number	Issuer	Beneficiary	Amount	Issuance Date	Expiry Date
2011070603	Morgan Stanley Bank, N.A.	UMWA 1992 Benefit Plan	$1,058,148.00	April 22, 2013	July 6, 2016
2011070604	Morgan Stanley Bank, N.A.	Old Republic Insurance Company	$3,862,317.00	April 22, 2013	July 6, 2016

Schedule 2.16(g)

UK Treaty Lenders and UK Non-Bank Lenders

UK Treaty Lenders wishing the DTTP Scheme to apply to this Agreement:

Name of UK Treaty Lender	DTTP Scheme reference number	Jurisdiction of tax residence

Morgan Stanley Bank, N.A.	13/M/307216/DTTP	United States

The Bank of Tokyo-Mitsubishi UFJ, Ltd.	43/B/322072/DTTP	Japan

Goldman Sachs Bank USA	13/G/351779/DTTP	United States

Wells Fargo Bank, National Association	13/W/61173/DTTP	United States

The Bank of Nova Scotia	003/T/0366714/DTTP	Canada

Citibank, N.A.	13/C/62301/DTTP	United States

PNC Bank, National Association	13/P/63904/DTTP	United States

SunTrust Bank	13/S/67712/DTTP	United States

U.S. Bank National Association	13/U/62184/DTTP	United States

Bank of America, N.A.	13/B/7418/DTTP	United States

Crédit Agricole Corporate and Investment Bank	5/C/222082/DTTP	France

Commerzbank AG, New York Branch	7/C/25382/DTTP	Germany

Lenders designated as UK Non-Bank Lenders:

None

Schedule 2.17

Administrative Agent’s Office

Dollars

Morgan Stanley Senior Funding, Inc.

1585 Broadway

New York, New York 10036

Euro

Morgan Stanley Senior Funding, Inc.

1585 Broadway

New York, New York 10036

Sterling

Morgan Stanley Senior Funding, Inc.

1585 Broadway

New York, New York 10036

Schedule 3.12(a)

Subsidiaries

Name of Company	Jurisdiction	Percentage Held (Directly or Indirectly) by Holdings
Canadian Fertilizers Limited	Canada	100
CF Chemicals Ltd.	Alberta, Canada	100
CF Global Holding Company Inc.	Delaware	100
CF Industries (Barbados) SRL	Barbados	100
CF Industries Canada Investment ULC	Alberta, Canada	100
CF Industries Enterprises, Inc.	Delaware	100
CF Industries International Holdings Luxembourg S.à r.l.	Luxembourg	100
CF Industries International Services Corporation	Iowa	100
CF Industries Luxembourg S.à r.l.	Luxembourg	100
CF Industries Nitrogen, LLC	Delaware	100
CF Industries Peru S.A.C.	Lima, Peru	100
CF Industries Properties LLC	Delaware	100
CF Industries Sales, LLC	Delaware	100
CF Industries (UK) Limited	UK	100
CF Industries, Inc.	Delaware	100
CF Nitrogen, Inc.	Delaware	100
CF Nitrogen Trinidad Limited	Trinidad and Tobago	100
CF Partners (Canada) LP	Alberta, Canada	100
CFI Trinidad Limited	Trinidad and Tobago	100
CFK Holdings, Inc.	Delaware	100
Farmers Chemical Association, Inc.	Tennessee	100
GrowHow UK Group Limited	UK	100
GrowHow UK Limited	UK	100
Inspiration Coal Inc.	Delaware	100
Inspiration Consolidated Copper Company	Maine	100
Inspiration Development Company	Delaware	100
Inspiration Gold Incorporated	Delaware	100
Phosacid Service & Supply, Inc.	Delaware	100
Terra Environmental Technologies LLC	Delaware	100
Terra International (Canada) Inc.	Canada	100
Terra International (Oklahoma) Inc.	Delaware	100
Terra Investment Fund II LLC	Oklahoma	100
Terra Investment Fund LLC	Oklahoma	100
Terra LP Holdings LLC	Delaware	100
Terra Nitrogen Company, L.P.	Delaware	75.321
Terra Nitrogen GP Inc.	Delaware	100
Terra Nitrogen, Limited Partnership	Delaware	75.568

Schedule 3.12(b)

Inactive Subsidiaries

CF Nitrogen, Inc.

CFI Trinidad Limited

Farmers Chemical Association, Inc

Illinois Wisconsin

Inspiration Coal Inc.

Inspiration Consolidated Copper Company

Inspiration Development Company

Inspiration Gold Incorporated

Phosacid Service & Supply, Inc.

Terra Real Estate Corporation

Central Farmers Fertilizer Company (non-profit entity)

Big Bend Transfer Company, LLC

Beaumont Methanol, LP

Inspiration Development Corporation

Topaz Mountain Joint Venture

Hudson Holdings Corporation

152640 Canada Inc.

Hudson Bay Mining and Smelting Co., Limited

Cohan Mines Limited

Tornew Mines Limited

Churchill River Power Company Limited

Northern Power Limited

Hudson Bay Exploration and

Development Company Limited

Hudson Bay Metal Sales Limited

Hudson Bay Gold Inc.

Mingold Resources Inc.

Hudson Bay Metals Limited

A.M. Daniel Coal Co., Inc.

Ashland Mining Corporation

Bailey Mining Company, Incorporated

Briarwood Mining Inc.

Harman Mining Corporation

Majestic Collieries Company

Mountain Minerals, Inc.

Plateau Fuels, Inc.

Poplar Creek Development Company

Hurricane Mineral Corporation

Southern Floyd Coal, Inc.

Southern Kentucky Energy Co.

Sovereign Pocahontas Company

Wheelwright Mining, Inc.

Sovereign Coal Corporation

Hurricane Coal Co., Inc.

Sarah Coal Company, Inc.

Widows-Grove Coal Company, Inc.

Inspiration Export, Inc.

Black Pine Mining Company

Western Gold Exploration and Mining Company, Limited Partnership

WestGold Holding, Inc.

Yuba WestGold, Inc.

WestGold Placer, Inc.

Yuba Placer Gold Company

Northern Marine Finance, Inc.

No. 136 Sail View Ventures Ltd

Shamrock Resources Inc.

Shamrock Resources U.S., Inc.

Coastech Research Inc.

Inspiration Resources Marketing Corporation

Sovereign Coal Sales, Inc.

Inspiration Resources Trading Corporation

Hochschild Partners (Partnership)

ADI Distributors, Inc.

Farm TABS, Ltd.

Farmbelt Chemicals, Inc.

Farmers Agricultural Credit Corporation

Grand Forks Seed Co.

Hawkeye Fertilizer Corp.

Northern Agricultural Credit Corporation

Riverside/Terra Corporation

Georgia Agricultural and Industrial Warehouse, Inc.

Terra Chemicals Exploration, Inc.

Terra Oklahoma Holdings, Inc.

Bison Nitrogen Products Co.(Partnership)

Oklahoma Nitrogen Co. (Partnership)

Terra Rain Corporation

Terra Seed Company

Inspiration Nitrogen Corporation

Terra Nitrogen, Inc.

Bison Nitrogen Products Co. (Partnership)

Oklahoma Nitrogen Co. (Partnership)

Riverside Chemical Company

Riverside Chemical Company

Riverside Chemical Company

Terra Chemicals International, Inc.

Terra Eastern Corporation

Terra Western Corporation

Inspiration Leasing Inc.

Flemtex Properties Corp.

ILI Caverns Inc.

ILI Clay Inc.

ILI Leasing Aircraft Inc.

ILI Leasing Corp.

ILI Lone Star, Inc.

ILI Railcar Inc.

Way Hawthorne Properties Corp.

Way Modesto Properties Corp.

LTM, Incorporated

Rogue Aggregates, Inc.

El Rancho Rock & Sand, Inc.

W.B.R., Inc.

Western Gold Exploration and Mining Company, Limited Partnership, by Inspiration Gold Inc., as General Partner, and FMC Minerals Corp.d/b/a Austin Gold Venture (JV)

Western Gold Exploration and Mining Company, Limited Partnership, by Inspiration Gold Inc., as General Partner, and FMC Minerals Corp. d/b/a Austin Gold Venture (JV)

Western Gold Exploration and Mining Company, Limited Partnership, by Inspiration Gold Inc., as General Partner, and Sea-Tech Diving and Construction (JV)

Western Gold Exploration and Mining Company, Limited Partnership, by Inspiration Gold Inc., as General Partner, and Berglynn Resources (USA) Incorporated Madison County, Montana (JV)

Western Gold Exploration and Mining Company, Limited Partnership, by Inspiration Gold Inc., as General Partner, and Lacana (JV)

Terra Nitrogen, Inc. and Woodward Chemicals Corp. (JV)

Hudson Bay Exploration and Development Company Limited/Manitoba Mineral Resources Limited, Big (JV)

Hudson Bay Exploration and Development Company Limited/Manitoba Mineral Resources Limited Gun (JV)

Hudson Bay Exploration and Development Company Limited/Manitoba Mineral Resources Limited, Hap (JV)

Ag Analytical Services

T-Land Corp.

Terra Illinois

Terra International, Inc. (Illinois)

Agricultural Minerals & Chemicals, Inc.

AMCI Acquisition Corporation

Anderson Oil & Ag Service, Inc. – Bill’s Oil & Ag Service, Inc.

B & I Limited Partnership

Banner Peak Services, Inc.

Chickasaw Milling Company

Eller Fertilizer Services, Inc.

Farley Gold, Inc.

(Farm) Plateau Fuels, Inc.

Hunt Seed Co.

Inspiration Holdings, Inc.

Inspiration Mines, Inc.

Inspiration Mining Group, Inc.

Lynn Seeds, Inc.

Madison Oil & Gas

Madison Resources, Inc.

Terra Fertilizers, Inc. of Iowa (Formerly ME-JON, Inc.)

Northern Marine Charter, Inc.

Peak Holdings, Inc.

Sands Oil Company

Soland Acquisition

Terra Capital Funding, Inc.

Terra Funding Corporation

Terra Phosphates, Inc.

WestGold Limited Partnership

Yuba American Gold, Inc.

Yuba American Gold, Ltd

Yuba Natural Resources, Inc.

Terra V.I. Holdings, Inc.

First UAN Trinidad Limited

Schedule 6.2

Existing Liens

Debtor	Secured Party	Jurisdiction	File Number/ Date Filed	Description of Collateral
CF Industries, Inc.	Fifth Third Equipment Finance Company	Delaware Secretary of State	2012 3778737 10-1-12

(1) 73 Pocket Covered Hopper Railcars bearing Reporting Marks: JTSX 2463, JTSX 487519; JTSX 2464; JTSX 2465; JTSX 2466; JTSX 2467; JTSX 2468; JTSX 2469; JTSX 2470; JTSX 2471; JTSX 53014; JTSX 63610 JTSX 65256; JTSX 190758; JTSX 487100; JTSX 487372; JTSX 487374; JTSX 487375; JTSX 487379; JTSX 487381; JTSX 487390; JTSX 487392; JTSX 487395; JTSX 487398; JTSX 487399; JTSX 487402; JTSX 487421; JTSX 487426; JTSX 487427; JTSX 487440; JTSX 487446; JTSX 487447; JTSX 487457; JTSX 487470; JTSX 487481; JTSX 487487; JTSX 487510; JTSX 487516; JTSX 487525; JTSX 487526; JTSX 487530; JTSX 487536; JTSX 487541; JTSX 487543; JTSX 487544; JTSX 487611; JTSX 487639; JTSX 487920; JTSX 487958; JTSX 487963; JTSX 488140; JTSX 488376; JTSX 488425; JTSX 488479; JTSX 488483; JTSX 488549; JTSX 488562; JTSX 488614; JTSX 488620; JTSX 488642; JTSX 488655; JTSX 488698; JTSX 488735; JTSX 488344; JTSX 488345; JTSX 488352; JTSX 488531; JTSX 490019; JTSX 490025; JTSX 490361; JTSX 810001; JTSX 810169; and JTSX 810196; and general intangibles relating thereto, (2) additions, attachments, accessories and accessions thereto whether or not furnished by the Supplier of such Equipment; (3) all subleases (including the right to receive any payment thereunder and the right to make any election or determination or give any consent or waiver thereunder), chattel paper, accounts, security deposits and bills of sale relating thereto; (4) any and all substitutions, replacements or exchanges for any such Equipment; and (5) any and all products and proceeds of any collateral hereunder (including all

Debtor	Secured Party	Jurisdiction	File Number/ Date Filed	Description of Collateral
insurance and requisition proceeds and all other payments of any kind with respect to the equipment and other collateral).

CF Industries Nitrogen, LLC	Caterpillar Financial Services Corporation	Delaware Secretary of State	2013 3966034 10-9-2013	One Caterpillar 924K Wheel Loader, S/N: PWR02014; and substitutions, replacements, additions and accessions thereto, now owned or hereafter acquired and proceeds thereof.

CF Industries Nitrogen, LLC	Deere Credit, Inc.	Delaware Secretary of State	2014 1332790 4-4-2014

Two leased John Deere 550 XUV550 4x4 Mid-Duty Gators, S/N: 030493 & 030503; together with (1) all attachments, accessories and components, repairs and improvements; (2) all accounts, general intangibles, contract rights and chattel paper relating thereto; and (3) all proceeds, thereto including, without limitation, insurance, sale, lease and rental proceeds, and proceeds of proceeds.

CF Industries Nitrogen, LLC	Deere Credit, Inc.	Delaware Secretary of State	2014 2963791 7-25-2014

One leased John Deere 550 XUV550 4x4 Mid-Duty Gator, S/N: 031919; together with (1) all attachments, accessories and components, repairs and improvements; (2) all accounts, general intangibles, contract rights and chattel paper relating thereto; and (3) all proceeds thereto including, without limitation, insurance, sale, lease and rental proceeds, and proceeds of proceeds.

CF Industries Nitrogen, LLC	Air Liquide Industrial US LP	Delaware Secretary of State	2014 3680188 9-15-2014	One Vessel-TW, SN: 2215586; one VAP-Thermax, S/N: F9108-5-2; one Final Line- Eleet, S/N: 6048; Telemetry — Dataonline, S/N: FF7B2BD0.

CF Industries Nitrogen, LLC	Deere Credit, Inc.	Delaware Secretary of State	2015 0534783 2-6-2015

One leased John Deere 544K Loader with electrical corrosion package, S/N: 666968; together with (1) all attachments, accessories and components, repairs and improvements; (2) all accounts, general intangibles, contract rights and chattel paper relating thereto; and (3) all proceeds, thereto including, without limitation, insurance, sale, lease and rental proceeds, and proceeds of proceeds.

EXHIBIT A

FORM OF

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [NAME OF ASSIGNOR] (the “Assignor”) and [NAME OF ASSIGNEE] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Third Amended and Restated Revolving Credit Agreement identified below (as amended, restated, amended and restated, supplemented, extended and/or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex I attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facility identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:
[Assignor [is][is not] a Defaulting Lender]

2. Assignee:
[and is an Affiliate of [identify Lender]]

3. Lead Borrower:	[CF Industries, Inc.](1) [Darwin Holdings Limited](2)

(1)                                 For assignments prior to the Darwin Acquisition Closing Date.

(2)                                 For assignments on or after the Darwin Acquisition Closing Date.

4. Administrative Agent:	Morgan Stanley Senior Funding, Inc., as administrative agent under the Credit Agreement

5. Credit Agreement:

Third Amended and Restated Revolving Credit Agreement, dated as of September 18, 2015, among CF Industries Holdings, Inc., as Holdings, prior to the Darwin Acquisition Closing Date, CF Industries, Inc., as the Company, on and after the Darwin Acquisition Closing Date, Darwin Holdings Limited, as the UK Borrower, the Designated Borrowers from time to time party thereto, the lenders from time to time party thereto, Morgan Stanley Senior Funding, Inc., as Administrative Agent, the Issuing Banks from time to time party thereto and the other parties from time to time party thereto.

6. Assigned Interest:

Aggregate Amount of Commitments/Loans for all Lenders	Amount of Commitments/Loans Assigned	Percentage Assigned of Commitments/Loans(3)
$	$		%

Effective Date:                      , 20   [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR],

By:
Name:
Title:

(3)                                 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

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ASSIGNEE

[NAME OF ASSIGNEE],

By:
Name:
Title:

Consented to and Accepted:

MORGAN STANLEY SENIOR FUNDING, INC., AS ADMINISTRATIVE AGENT,

By:
Name:
Title:

[Consented to:

CF INDUSTRIES, INC.,
as the Lead Borrower

By:
Name:
Title:](4)

[Consented to:

[DARWIN HOLDINGS LIMITED,]
as the Lead Borrower

By:
Name:
Title:](5)

(4)                                 To be added only if the consent of the Lead Borrower is required by the terms of the Credit Agreement and the Darwin Acquisition Closing Date has not occurred.

(5)                                 To be added only if the consent of the Lead Borrower is required by the terms of the Credit Agreement and the Darwin Acquisition Closing Date has occurred.

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[Consented to:

[ISSUING BANKS],

By:
Name:
Title:](6)

[Consented to:

[SWINGLINE LENDER],

By:
Name:
Title:](7)

(6)                                 To be added only if the consent of the Issuing Banks is required by the terms of the Credit Agreement.

(7)                                 To be added only if the consent of the Swingline Lender is required by the terms of the Credit Agreement.

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ANNEX I

[DARWIN HOLDINGS LIMITED] [CF INDUSTRIES, INC.] THIRD AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

Standard Terms and Conditions for
Assignment and Assumption

1.                                                                                      Representations and Warranties.

1.1                                                                                                                   Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of any Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by any Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.                                                                                                                Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received and/or had the opportunity to review a copy of the Credit Agreement to the extent it has in its sole discretion deemed necessary, together with copies of the most recent financial statements delivered pursuant to Section 5.1(a) and 5.1(b) thereof, as applicable, and such other documents and information as it has in its sole discretion deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; (b) agrees that it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (c) appoints and authorizes each of the Administrative Agent and the Syndication Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to or otherwise conferred upon the Administrative Agent or the Syndication Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto; and (d) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.                                                                                      Tax.

[2.1                           The Assignee confirms, without liability to any Borrower, that it is:

(a)                                 [a UK Qualifying Lender (other than a UK Treaty Lender);]

(b)                                 [a UK Treaty Lender;]

(c)                                  [not a UK Qualifying Lender.]](8)

[2.2                           The Assignee confirms that the person beneficially entitled to interest payable to such Assignee in respect of an advance under a Loan Document is either: (a) a company resident in the United Kingdom for United Kingdom tax purposes; (b) a partnership each member of which is: (i) a company so resident in the United Kingdom; or (ii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or (c) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.](9)

[2.3                           The Assignee confirms that it holds a passport under the HM Revenue & Customs DT Treaty Passport scheme (reference number [   ]) and is tax resident in [             ].](10)

3.                                                                                      Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

4.                                                                                      Effect of Assignment.  Upon the delivery of a fully executed original hereof to the Administrative Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Lender thereunder and under the other Loan Documents and (ii) the Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents.

(8)                                 Delete as applicable.

(9)                                 Include if Assignee is a UK Non-Bank Lender, i.e. if Assignee falls within paragraph (b) of the definition of UK Qualifying Lender.

(10)                          Include if Assignee holds a passport under the UK DTTP Scheme and wishes that scheme to apply to the Agreement.  Insert DTTP Scheme reference number and Assignee’s jurisdiction of tax residence.

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5.                                                                                      General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other means of electronic imaging shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  THIS ASSIGNMENT AND ASSUMPTION SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

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EXHIBIT B

FORM OF

BORROWING REQUEST

Morgan Stanley Senior Funding, Inc.,

as Administrative Agent

Morgan Stanley Agency Servicing

1 New York Plaza

New York, New York, 10004

Attention: Agency Team

Telecopy: (212) 507-6680

Email: msagency@morganstanley.com

[Date]

Ladies and Gentlemen:

The undersigned, [CF Industries, Inc.] [Darwin Holdings Limited](1) (the “Lead Borrower”), refers to the Third Amended and Restated Revolving Credit Agreement, dated as of September 18, 2015, among CF Industries Holdings, Inc., as Holdings, prior to the Darwin Acquisition Closing Date, CF Industries, Inc., as the Company, on and after the Darwin Acquisition Closing Date, Darwin Holdings Limited, as the UK Borrower, the Designated Borrowers from time to time party thereto, the lenders from time to time party thereto, Morgan Stanley Senior Funding, Inc., as administrative agent for the Lenders (the “Administrative Agent”), the Issuing Banks from time to time party thereto and the other parties from time to time party thereto (as the same may be amended, restated, amended and restated, modified, extended and/or supplemented from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined) and hereby gives you notice, irrevocably, pursuant to Section 2.3 of the Credit Agreement, that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”), as required by Section 2.3 of the Credit Agreement:

(i)            The aggregate principal amount of the Proposed Borrowing is [$][C$][€][£][                                ].(2)

(ii)           The Borrower of the Proposed Borrowing is [                                ].

(iii)          The Business Day of the Proposed Borrowing is [                 , 20  ].(3)

(1)           Select the first option if the Proposed Borrowing is to be made  prior to the Darwin Acquisition Closing Date and the second option if the Proposed Borrowing is to be made on or after the Darwin Acquisition Closing Date.

(2)           Such amount to be stated in dollars in the case of ABR Loans or in dollars or the applicable Alternative Currency in the case of Eurocurrency Loans.

(iv)          The Proposed Borrowing is to consist of [ABR Loans][Eurocurrency Loans].

[(v)          The initial Interest Period for each Eurocurrency Loan made as part of the Proposed Borrowing is [one/two/three/six months][insert period less than one month or greater than six months](4).]

[(vi)         The currency of the Proposed Borrowing is [                                ].](5)

(vii)         Funds for the Proposed Borrowing should be disbursed as follows:

Account Name:	[ ]

Bank Name:	[ ]

Bank Location:	[ ]

ABA No.:	[ ]

Account Number:	[ ]

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A)          the representations and warranties set forth in the Credit Agreement and in the other Loan Documents are and will be true and correct in all material respects, on and as of the date of the Proposed Borrowing, except that (i) to the extent that any such representation or warranty is stated to relate solely to an earlier date, it was true and correct in all material respects as of such earlier date and (ii) any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language is and will be true and correct in all respects; and

(B)          at the time of and immediately after giving effect to the Proposed Borrowing, no Default or Event of Default has occurred and is continuing.

[Signature Page Follows]

(3)           Shall be a Business Day at least one Business Day in the case of ABR Loans (or same day notice in the case of Swingline Loans), at least three Business Days in the case of Eurocurrency Loans denominated in dollars and at least three Business Days in the case of Eurocurrency Loans denominated in an Alternative Currency, in each case, after the date hereof; provided that any such notice shall be deemed to have been given on a certain day only if given before 12:00 noon (New York City time) in the case of ABR Loans, before 11:00 a.m. (New York City time) in the case of Eurocurrency Loans denominated in dollars or Canadian Dollars or before 8:00 a.m. (New York City time) in the case of Eurocurrency Loans denominated in Euro or Sterling, on such day.

(4)           To be included for a Proposed Borrowing of Eurocurrency Loans. Interest Periods of greater than six months or less than one month only available with the consent of each Lender.

(5)           To be included for a Proposed Borrowing of Eurocurrency Loans. Specify dollars, Canadian Dollars, Euro or Sterling, as applicable.

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The Lead Borrower has caused this Borrowing Request to be executed and delivered by its duly authorized officer as of the date first written above.

Very truly yours,

[CF INDUSTRIES, INC.,
as the Lead Borrower

By:
Name:
Title:]

[[DARWIN HOLDINGS LIMITED,]
as the Lead Borrower

By:
Name:
Title:]

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EXHIBIT C

FORM OF

INTEREST ELECTION REQUEST

Morgan Stanley Senior Funding, Inc.,

as Administrative Agent

Morgan Stanley Agency Servicing

1 New York Plaza

New York, New York 10004

Attention: Agency Team

Telecopy: (212) 507-6680

Email: msagency@morganstanley.com

[Date]

Ladies and Gentlemen:

The undersigned, [CF Industries, Inc.] [Darwin Holdings Limited](1) (the “Lead Borrower”), refers to the Third Amended and Restated Revolving Credit Agreement, dated as of September 18, 2015, among CF Industries Holdings, Inc., as Holdings, prior to the Darwin Acquisition Closing Date, CF Industries, Inc., as the Company, on and after the Darwin Acquisition Closing Date, Darwin Holdings Limited, as the UK Borrower, the Designated Borrowers from time to time party thereto, the lenders from time to time party thereto, Morgan Stanley Senior Funding, Inc., as administrative agent for the Lenders (the “Administrative Agent”), the Issuing Banks from time to time party thereto and the other parties from time to time party thereto (as the same may be amended, restated, amended and restated, modified, extended and/or supplemented from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), and hereby gives you notice, irrevocably, pursuant to Section 2.7 of the Credit Agreement, that the undersigned hereby requests to [convert] [continue] the Borrowing of Loans referred to below, and in that connection sets forth below the information relating to such [conversion] [continuation] (the “Proposed [Conversion] [Continuation]”) as required by Section 2.7 of the Credit Agreement:

(i)            The Proposed [Conversion] [Continuation] relates to the Borrowing of Loans originally made on                    , 20   (the “Outstanding Borrowing”) to [                           ] in the principal amount of [$][C$][€][£]                 and currently maintained as a Borrowing of [ABR Loans] [Eurocurrency Loans with an Interest Period ending on                       ,     ].

(1)           Select the first option if the Interest Election Request is being made prior to the Darwin Acquisition Closing Date and the second option if the Interest Election Request is being made on or after the Darwin Acquisition Closing Date.

(ii)           The Business Day of the Proposed [Conversion] [Continuation] is [                        ,     ].(2)

(iii)          The Outstanding Borrowing shall be [continued as a Borrowing of Eurocurrency Loans with an Interest Period of            ] [converted into a Borrowing of [ABR Loans] [Eurocurrency Loans with an Interest Period of [one/two/three/six months][insert period less than one month or greater than six months](3)]].(4)

[The undersigned hereby certifies that no Default or Event of Default has occurred and will be continuing on the date of the Proposed [Conversion] [Continuation] or will have occurred and be continuing on the date of the Proposed [Conversion] [Continuation]].(5)

[Signature Page Follows]

(2)           Shall be a Business Day at least one Business Day in the case of ABR Loans, at least three Business Days in the case of Eurocurrency Loans denominated in dollars and at least three Business Days in the case of Eurocurrency Loans denominated in an Alternative Currency, in each case, after the date hereof, provided that any such notice shall be deemed to have been given on a certain day only if given before 12:00 noon (New York City time) in the case of ABR Loans, before 11:00 a.m. (New York City time) in the case of Eurocurrency Loans denominated in dollars or Canadian Dollars or before 8:00 a.m. (New York City time) in the case of Eurocurrency Loans denominated in Euro or Sterling, on such day.

(3)                                 Interest Periods of nine, twelve or less than one month only available with the consent of each Lender.

(4)                                 In the event that either (x) only a portion of the Outstanding Borrowing is to be so converted or continued or (y) the Outstanding Borrowing is to be divided into separate Borrowings with different Interest Periods, the Lead Borrower should make appropriate modifications to this clause to reflect same.

(5)                                 In the case of a Proposed Conversion or Continuation, insert this sentence only in the event that the conversion is from an ABR Loan to a Eurocurrency Loan or in the case of a continuation of a Eurocurrency Loan.

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The Lead Borrower has caused this Interest Election Request to be executed and delivered by its duly authorized officer as of the date first written above.

Very truly yours,

[CF INDUSTRIES, INC.,
as the Lead Borrower

By:
Name:
Title:]

[[DARWIN HOLDINGS LIMITED,]
as the Lead Borrower

By:
Name:
Title:]

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EXHIBIT D

FORM OF

REVOLVING NOTE

New York, New York

[                             ,         ]

FOR VALUE RECEIVED, [each of] [CF INDUSTRIES, INC., a Delaware corporation][[DARWIN HOLDINGS LIMITED], a [type of entity] incorporated under the laws of England and Wales] [and [name and jurisdiction of Designated Borrower]] ([the “Borrower”][together, the “Borrowers”]), hereby promises [jointly and severally (except as provided under the other Loan Documents)] to pay to [                                     ] or its registered assigns (the “Lender”), in dollars (in the case of the portion of the principal amount hereof attributable to Loans of the Lender denominated in dollars), Euros (in the case of the portion of the principal amount hereof attributable to Loans of the Lender denominated in Euros), Sterling (in the case of the portion of the principal amount hereof attributable to Loans of the Lender denominated in Sterling) and Canadian Dollars (in the case of the portion of the principal amount hereof attributable to Loans of the Lender denominated in Canadian Dollars), in Same Day Funds, at the office of MORGAN STANLEY SENIOR FUNDING, INC. (the “Administrative Agent”) located at 1 New York Plaza, New York, New York, 10004 on the Maturity Date the unpaid principal amount of all Revolving Loans made by the Lender to the Borrower[s] pursuant to the Credit Agreement, payable at such times, in such amounts and in such currencies as are specified in the Credit Agreement.

[The][Each] Borrower [jointly and severally (except as provided under the other Loan Documents)] promises to pay to the Lender interest on the unpaid principal amount of each Loan made by the Lender in like money at said office from the date such Loan is made until paid, at the rates and at the times provided in Section 2.12 of the Credit Agreement.

This Note is one of the Notes referred to in the Third Amended and Restated Revolving Credit Agreement, dated as of September 18, 2015, among CF Industries Holdings, Inc., as Holdings, prior to the Darwin Acquisition Closing Date, CF Industries, Inc., as the Company, on and after the Darwin Acquisition Closing Date, Darwin Holdings Limited, as the UK Borrower, the Designated Borrowers from time to time party thereto, the lenders from time to time party thereto, Morgan Stanley Senior Funding, Inc., as Administrative Agent, the Issuing Banks from time to time party thereto and the other parties from time to time party thereto (as the same may be amended, restated, amended and restated, modified, extended and/or supplemented from time to time, the “Credit Agreement”) and is entitled to the benefits thereof and of the other Loan Documents.  As provided in the Credit Agreement, this Note is subject to voluntary prepayment, in whole or in part, prior to the Maturity Date and the Loans may be converted from one Type into another Type to the extent provided in the Credit Agreement.  Terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Credit Agreement.

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

[The][Each] Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

[CF INDUSTRIES, INC.,
as [the][a] Borrower

By:
Name:
Title:]

[[DARWIN HOLDINGS LIMITED],
as [the][a] Borrower

By:
Name:
Title:]

[[NAME OF DESIGNATED BORROWER],
as a Borrower

By:
Name:
Title:]

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EXHIBIT E

FORM OF

GUARANTY AGREEMENT

This Guaranty Agreement, dated as of September 18, 2015 (as amended, modified, restated, amended and restated, and/or supplemented from time to time, this “Guaranty”), made by and among CF Industries Holdings, Inc. (“Holdings”) and CF Industries, Inc. (the “Company”) (each, an “Initial Guarantor” and, together with any other entity that becomes a guarantor hereunder pursuant to Section 22 hereof, collectively, the “Guarantors”) in favor of Morgan Stanley Senior Funding, Inc., as administrative agent (together with any successor administrative agent, the “Administrative Agent”), for the benefit of the Creditors (as defined below).  Except as otherwise defined herein, all capitalized terms used herein and defined in the Credit Agreement (as defined below) shall be used herein as therein defined.

W I T N E S S E T H :

WHEREAS, reference is made to the Third Amended and Restated Revolving Credit Agreement, dated as of September 18, 2015 (as amended, modified, restated, amended and restated, and/or supplemented from time to time, the “Credit Agreement”), among Holdings, prior to the Darwin Acquisition Closing Date, the Company, on and after the Darwin Acquisition Closing Date, Darwin Holdings Limited, a limited liability company incorporated under the laws of England and Wales with registered number 09713230 (as may be renamed in connection with the re-registration as a public company under the Companies Act 2006 of the United Kingdom on or prior to the Darwin Acquisition Closing Date in connection with the Acquisition Agreement Transactions) (the “UK Borrower”), the Designated Borrowers from time to time party thereto, the lenders from time to time party thereto (the “Lenders”), the Administrative Agent, Morgan Stanley Bank, N.A., Goldman Sachs Bank USA, Bank of Montreal, Royal Bank of Canada, The Bank of Tokyo-Mitsubishi UFJ, Ltd. and Wells Fargo Bank, National Association, as Issuing Banks, and the other parties from time to time party thereto, providing for the making of Loans to, and the issuance of, and participation in, Letters of Credit, all as contemplated therein (the Lenders, each Issuing Bank and the Administrative Agent are herein called the “Creditors”);

WHEREAS, Holdings and the UK Borrower, among others, have entered into the Acquisition Agreement;

WHEREAS, the Acquisition Agreement provides for the combination of Holdings with OCI’s European, North American and global distribution businesses that will be combined under the UK Borrower;

WHEREAS, OCI will transfer, among other things, certain holding companies for its European, North American and global distribution businesses in exchange for Equity Interests in the UK

Borrower plus certain additional consideration to be paid in a mix of cash or shares at the UK Borrower’s discretion;

WHEREAS, following such transfer, MergerCo, a Wholly-Owned Subsidiary of the UK Borrower, will merge with and into Holdings, with Holdings surviving such merger and continuing as a Wholly-Owned Subsidiary of the UK Borrower;

WHEREAS, at the effective time of the Merger, each issued and outstanding share of Holdings’ common stock will be converted into the right to receive one share of common stock of the UK Borrower;

WHEREAS, it is a condition precedent to the Third Restatement Effective Date under the Credit Agreement that each Initial Guarantor shall have executed and delivered to the Administrative Agent this Guaranty;

WHEREAS, the Borrowers may be required from time to time in accordance with the terms of the Credit Agreement to cause certain of their Subsidiaries to join this Guaranty or enter into such other guarantee agreements as provided in the Credit Agreement; and

WHEREAS, each Guarantor will obtain benefits from the incurrence of Loans by any Borrower and the issuance of, and participation in, Letters of Credit under the Credit Agreement and, accordingly, desires to execute this Guaranty in order to comply with the terms of the Credit Agreement and to induce the Lenders and the Issuing Banks to make Loans to any Borrower and issue, and/or participate in, Letters of Credit.

NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to each Guarantor, the receipt and sufficiency of which are hereby acknowledged, each Guarantor hereby makes the following representations and warranties to the Administrative Agent for the benefit of the Creditors and hereby covenants and agrees with each other Guarantor and the Administrative Agent for the benefit of the Creditors as follows:

1.  GUARANTY.(a)   Each Guarantor, jointly and severally, irrevocably, absolutely and unconditionally guarantees as a primary obligor and not merely as surety to the Creditors the full and prompt payment when due (whether at the stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, as applicable) of all Obligations of the Borrowers and each Guarantor (other than such Guarantor’s own Obligations) (the “Guaranteed Obligations”).  Each party hereto understands, agrees and confirms that, if any or all of the Guaranteed Obligations becomes due and payable, subject to the expiration of any applicable grace or cure period expressly set forth in the Credit Agreement, the Administrative Agent for the benefit of the Creditors may enforce this Guaranty up to the full amount of the Guaranteed Obligations against such Guarantor without proceeding against any other Guarantor (as defined in the Credit Agreement) or any Borrower, and such Guarantor agrees to pay such Guaranteed Obligations to the Administrative Agent for the benefit of the Administrative Agent and/or the other Creditors, on demand.  Each Guarantor further agrees that the due and punctual payment of the Obligations of any Borrower may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee

2

hereunder notwithstanding any such extension or renewal of any Obligation.  This Guaranty is a guaranty of payment and not of collection.

(b)           Additionally, each Guarantor, jointly and severally, unconditionally, absolutely and irrevocably, guarantees the payment of any and all Guaranteed Obligations whether or not due or payable by any Borrower upon the occurrence in respect of any Borrower of any of the events specified in Section 7(h) or (i) of the Credit Agreement, and unconditionally, absolutely and irrevocably, jointly and severally, promises to pay such Guaranteed Obligations to the Creditors, or order, following the occurrence in respect of any Borrower of any of the events specified in Section 7(h) or (i) of the Credit Agreement, on demand.

2.  LIABILITY OF GUARANTORS ABSOLUTE.  The liability of each Guarantor hereunder is primary, absolute, joint and several, and unconditional and is exclusive and independent of any other guaranty of the indebtedness of any Borrower whether executed by such Guarantor, any other Guarantor, any other guarantor or by any other party, and the liability of each Guarantor hereunder shall not be affected or impaired by any circumstance or occurrence whatsoever, including, without limitation:  (a) any direction as to application of payment by any Borrower or any Loan Party, (b) any other continuing or other guaranty, undertaking or maximum liability of a Guarantor (as defined in the Credit Agreement) as to any of the Guaranteed Obligations, (c) any payment on or in reduction of any such other guaranty or undertaking by such Person, (d) any dissolution, termination or increase, decrease or change in personnel by any Borrower, (e) the failure of a Guarantor to receive any benefit from or as a result of its execution, delivery and performance of this Guaranty, (f) any payment made to any Creditor on any of the Guaranteed Obligations which the Administrative Agent and/or any Creditor repays any Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding or (g) any action or inaction by the Creditors as contemplated in Section 5 hereof.

3.  OBLIGATIONS OF GUARANTORS INDEPENDENT.  The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor, any other guarantor of any of the Obligations (collectively, the “Credit Agreement Guarantors”) or any Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Credit Agreement Guarantor or any Borrower and whether or not any other Credit Agreement Guarantor or any Borrower be joined in any such action or actions.  Each Guarantor waives (to the fullest extent permitted by applicable law) the benefits of any statute of limitations affecting its liability hereunder or the enforcement thereof.  Any payment by any Borrower or other circumstance which operates to toll any statute of limitations as to the applicable Borrower shall operate to toll the statute of limitations as to each Guarantor.

4.  WAIVERS BY GUARANTORS. (a)           Each Guarantor hereby waives (to the fullest extent permitted by applicable law) notice of acceptance of this Guaranty and notice of the existence, creation or incurrence of any new or additional liability to which it may apply, and waives diligence, presentment, demand of payment, protest, notice of dishonor or nonpayment of any such liabilities, suit or taking of other action by the Administrative Agent or

3

any Creditor against, and any other notice to, any party liable thereon (including such Guarantor, any other Credit Agreement Guarantor or any Borrower with respect to any of the Guaranteed Obligations), and each Guarantor further hereby waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice or proof of reliance by any Creditor upon this Guaranty, and the Guaranteed Obligations shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended, modified, supplemented or waived, in reliance upon this Guaranty.

(b)           Each Guarantor waives any right to require the Creditors to:  (i) proceed against any Borrower or any other Credit Agreement Guarantor or any other party; or (ii) pursue any other remedy in the Creditors’ power under the Loan Documents.  Each Guarantor waives any defense based on or arising out of any defense of any Borrower or any other Credit Agreement Guarantor other than payment in full in cash of the Guaranteed Obligations, including, without limitation, any defense based on or arising out of the disability of any Borrower or any other Credit Agreement Guarantor, or the invalidity, rescission, irregularity or unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower other than payment in full in cash of the Guaranteed Obligations.  The Creditors may, at their election, exercise any other right or remedy the Creditors may have against any Borrower or any Credit Agreement Guarantor in accordance with the Loan Documents without affecting or impairing in any way the liability of any other Guarantor hereunder except to the extent the Guaranteed Obligations have been paid in full (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made, and other provisions of the Loan Documents, in each case, which by the express terms of the relevant Loan Documents survive the repayment of the Guaranteed Obligations and the termination of all Commitments).  Each Guarantor waives any defense arising out of any such election by the Creditors, even though such election operates to impair or extinguish any right of reimbursement, contribution, indemnification or subrogation or other right or remedy of such Guarantor against any Borrower or any other Credit Agreement Guarantor.

(c)             Each Guarantor has knowledge and assumes all responsibility for being and keeping itself informed of each Borrower’s and each other Guarantor’s financial condition, affairs and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and has adequate means to obtain from each Borrower and each other Guarantor on an ongoing basis information relating thereto and each Borrower’s and each other Guarantor’s ability to pay and perform its respective Guaranteed Obligations for so long as this Guaranty is in effect.  Each Guarantor acknowledges and agrees that the Creditors shall have no obligation to investigate the financial condition or affairs of any Borrower or any other Guarantor for the benefit of such Guarantor nor to advise such Guarantor of any fact respecting, or any change in, the financial condition, assets or affairs of any Borrower or any other Guarantor that might become known to any Creditor at any time.

(d)             Each Guarantor warrants and agrees that each of the waivers set forth in Section 3 and in this Section 4 is made with full knowledge of its significance and consequences

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and that if any of such waivers are determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the maximum extent permitted by applicable law.

5.  RIGHTS OF CREDITORS.  Subject to Section 4, any Creditor may (except as shall be required by applicable statute and cannot be waived) at any time and from time to time without the consent of, or notice to, any Guarantor, without incurring responsibility to such Guarantor, without impairing or releasing the obligations or liabilities of such Guarantor hereunder, upon or without any terms or conditions and in whole or in part:

(a)           change the manner, place or terms of payment of, and/or change, increase or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations in accordance with the terms of the Credit Agreement and Section 12 of this Guaranty (including, without limitation, any increase or decrease in the rate of interest thereon or the principal amount thereof), and the guaranty herein made shall apply to the Guaranteed Obligations as so changed, extended, increased, accelerated, renewed or altered;

(b)           exercise or refrain from exercising any rights against any Borrower, any other Loan Party or others or otherwise act or refrain from acting;

(c)           release or substitute any one or more of the Credit Agreement Guarantors or any one or more of the Borrowers;

(d)           settle or compromise any of the Guaranteed Obligations or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of any Borrower to creditors of such Borrower other than the Creditors;

(e)           apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of any Borrower to the Creditors regardless of what liabilities of such Borrower remain unpaid;

(f)            consent to or waive any breach of, or any act, omission or default under, any of the Loan Documents or any of the instruments or agreements referred to therein, or otherwise amend, modify or supplement any of the Loan Documents or any of such other instruments or agreements, in each case in accordance with the terms thereof; and/or

(g)           take any other action or omit to take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of such Guarantor from its liabilities under this Guaranty (including, without limitation, any action or omission whatsoever that might otherwise vary the risk of such Guarantor or constitute a legal or equitable defense to or discharge of the liabilities of a guarantor or surety or that might otherwise limit recourse against such Guarantor).

5

No invalidity, illegality, irregularity or unenforceability of all or any part of the Guaranteed Obligations or the Loan Documents shall affect, impair or be a defense to this Guaranty, and this Guaranty shall be primary, absolute and unconditional notwithstanding the occurrence of any event or the existence of any other circumstances which might constitute a legal or equitable discharge of a surety or guarantor except payment in full of the Guaranteed Obligations (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made, and other provisions of the Loan Documents, in each case, which by the express terms of the relevant Loan Documents survive the repayment of the Guaranteed Obligations and the termination of all Commitments).

6.  CONTINUING GUARANTY.  This Guaranty is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon.  No failure or delay on the part of any Creditor in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein expressly specified are cumulative and not exclusive of any rights or remedies which any Creditor would otherwise have.  No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Creditor to any other or further action in any circumstances without notice or demand.  It is not necessary for any Creditor to inquire into the capacity or powers of any Borrower or the officers, directors, partners or agents acting or purporting to act on such Borrower’s behalf.

7.  SUBROGATION.  No Guarantor will exercise any right of subrogation that it may have against any Borrower or any other Guarantor arising under this Guaranty until the Guaranteed Obligations have been paid in full (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made, and other provisions of the Loan Documents, in each case, which by the express terms of the relevant Loan Documents survive the repayment of the Guaranteed Obligations and the termination of all Commitments).  It is also agreed and understood that upon payment by any Guarantor of any of the Guaranteed Obligations, such Guarantor hereby waives all of its rights against any Borrower arising as a result thereof by way of right of subrogation until the payment in full of all the Guaranteed Obligations owed by any Borrower to the Creditors (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made, and other provisions of the Loan Documents, in each case, which by the express terms of the relevant Loan Documents survive the repayment of the Guaranteed Obligations and the termination of all Commitments).

8.  GUARANTY ENFORCEABLE BY ADMINISTRATIVE AGENT.  Notwithstanding anything to the contrary contained elsewhere in this Guaranty, the Creditors agree (by their acceptance of the benefits of this Guaranty) that this Guaranty may be enforced only by the action of the Administrative Agent acting upon the instructions of the Required Lenders and that no Creditor shall have any right individually to seek to enforce or to enforce this Guaranty, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Creditors upon the terms of this Guaranty.  The

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Creditors further agree (by their acceptance of the benefits of this Guaranty) that this Guaranty may not be enforced against any director, officer, employee, partner, member or stockholder of any Guarantor (except to the extent such partner, member or stockholder is also a Guarantor hereunder).

9.  REPRESENTATIONS AND WARRANTIES OF THE GUARANTORS.  As of the date hereof, each Guarantor represents and warrants that:

(a)           such Guarantor is duly organized, validly existing and (to the extent the concept is applicable in such jurisdiction) in good standing under the laws of the jurisdiction of its organization, has all requisite corporate or other organizational power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing (to the extent the concept is applicable in such jurisdiction) in, every jurisdiction where such qualification is required;

(b)           the execution, delivery and performance by such Guarantor of this Guaranty is within the Guarantor’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, equity holder action;

(c)           such Guarantor has duly executed and delivered this Guaranty, and this Guaranty constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law;

(d)           the execution, delivery and performance by such Guarantor of this Guaranty do not (i) require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect (except for any reports required to be filed by Parent or any Borrower with the SEC pursuant to the Securities Exchange Act of 1934 (as amended); provided that the failure to make any such filings shall not affect the validity or enforceability of this Guaranty) or waived and those the failure of which to make or obtain would not reasonably be expected to have a Material Adverse Effect, (ii) violate any applicable law or regulation or any order of any Governmental Authority, in each case applicable to or binding upon such Guarantor or any of its property, except as would not reasonably be expected to have a Material Adverse Effect, (iii) violate any charter, by-laws or other organizational document of such Guarantor, except as would not reasonably be expected to have a Material Adverse Effect and (iv) violate or result in a default under any indenture, agreement or other instrument binding upon such Guarantor or its property, except as would not reasonably be expected to have a Material Adverse Effect; and

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(e)           there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of such Guarantor, threatened in writing against such Guarantor affecting the validity of this Guaranty or the ability of such Guarantor to perform its obligations under this Guaranty.

10.  EXPENSES.  THE GUARANTORS HEREBY JOINTLY AND SEVERALLY AGREE TO PAY (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and their respective Affiliates, including, without limitation, the reasonable and documented fees, disbursements and other charges of one firm of counsel for the Administrative Agent and the Arrangers, taken as a whole, if reasonably necessary, one local counsel to the Administrative Agent and the Arrangers, taken as a whole, in each appropriate jurisdiction and, solely in the case of a conflict of interest, one additional counsel to the Administrative Agent and the Arrangers, taken as a whole, in each case, in connection with the syndication of the credit facilities provided for therein, the preparation, execution, delivery and administration of this Guaranty, any other Loan Document or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Swingline Lender, the Issuing Banks and the Lenders, including, without limitation, the reasonable and documented fees, disbursements and other charges of one firm of counsel for the Administrative Agent and all the Lenders, taken as a whole, and, if reasonably required, one local counsel to all such Persons as necessary in each appropriate jurisdiction and, solely in the case of a conflict of interest, one additional counsel for the affected Persons, taken as a whole, in each case, in connection with the enforcement of the Loan Documents, including its rights under this Section 10, or in connection with the Loans made or Letters of Credit issued under the Credit Agreement, including all reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

11.  BENEFIT AND BINDING EFFECT.  This Guaranty shall be binding upon each of the parties hereto and their respective successors and assigns and shall inure to the benefit of each of the parties hereto and their respective successors and assigns.

12.  AMENDMENTS; WAIVERS.  Neither this Guaranty nor any provision hereof may be changed, waived, discharged (other than in accordance with Section 17) or terminated (other than in accordance with Section 17) except with the written consent of each Guarantor directly affected thereby (it being understood that the addition or release of any Guarantor hereunder shall not constitute a change, waiver, discharge or termination affecting any Guarantor other than the Guarantor so added or released) and with the written consent of the applicable Persons required pursuant to Section 9.2 of the Credit Agreement at all times until the termination of all Commitments and until such time as no Note or Letter of Credit remains outstanding and all Guaranteed Obligations have been paid in full (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made, in each case, which by the express terms of the relevant Loan Documents survive the repayment of the Guaranteed Obligations and the termination of all Commitments).

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13.  SET OFF.  Section 9.8 of the Credit Agreement is hereby incorporated herein by reference.

14.  NOTICE.  Except as otherwise specified herein, all notices, requests, demands or other communications to or upon the respective parties hereto shall be sent or delivered by the methods specified in Section 9.1 of the Credit Agreement and addressed to such party at (i) in the case of any Creditor, as provided in the Credit Agreement, and (ii) in the case of any Guarantor, at its address set forth opposite its signature below; or in any case at such other address as any of the Persons listed above may hereafter notify the others in writing.

Nothing in this Guaranty will affect the right of any party to this Guaranty to serve process in any other manner permitted by law.  Each Guarantor that is a Foreign Subsidiary of Parent and, on and after the Darwin Acquisition Closing Date, the UK Borrower, agrees that the failure by Holdings or any other duly appointed agent for service of process to notify such Person of such process will not invalidate the proceedings concerned.

15.  REINSTATEMENT.  If any claim is ever made upon any Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including, without limitation, any Borrower), then and in such event each Guarantor agrees that notwithstanding any revocation hereof or the cancellation or termination of any Guaranteed Obligations, such Guarantor shall be and remain liable to the aforesaid payees hereunder pursuant to the terms hereof for the amount of such Guaranteed Obligations so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

16.  CONSENT TO JURISDICTION; SERVICE OF PROCESS; AND WAIVER OF TRIAL BY JURY.  (a)    THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.  Any legal action or proceeding with respect to this Guaranty may be brought in the Supreme Court of the State of New York sitting in New York County or of the United States District Court for the Southern District of New York, and any appellate court from any thereof, and, by execution and delivery of this Guaranty, each party hereto hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.  Each party to this Guaranty irrevocably consents to service of process in the manner provided for notices in Section 14. Each Foreign Subsidiary party to this Guaranty hereby irrevocably appoints Holdings, the Company or such other Domestic Subsidiary of the Parent identified to the Administrative Agent in writing from time to time as its agent for service of process in relation to any proceedings before the Supreme Court of the State of New York sitting in New York County, the United States District Court of the Southern District of New York or any appellate court from any thereof in connection with any Loan Document and such Person, to the extent it is a party hereto hereby accepts such appointment. Each party to this Guaranty hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder or under any

9

other Loan Document to which such Person is a party that such service of process was in any way invalid or ineffective.  Nothing herein shall affect the right of any party to this Guaranty to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any other party hereto in any other jurisdiction.

(b)           Each party to this Guaranty hereby irrevocably waives (to the fullest extent permitted by applicable law) any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Guaranty brought in the courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court, to the fullest extent permitted by law, that such action or proceeding brought in any such court has been brought in an inconvenient forum.

(c)           EACH GUARANTOR AND EACH CREDITOR (BY ITS ACCEPTANCE OF THE BENEFITS OF THIS GUARANTY) HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

17.  RELEASE OF GUARANTORS FROM GUARANTY.  Section 9.17 of the Credit Agreement is hereby incorporated herein by reference.

18.  CONTRIBUTION.  At any time a payment in respect of the Guaranteed Obligations is made under this Guaranty, the right of contribution of each Guarantor against each other Guarantor shall be determined as provided in the immediately following sentence, with the right of contribution of each Guarantor to be revised and restated as of each date on which a payment (a “Relevant Payment”) is made on the Guaranteed Obligations under this Guaranty.  At any time that a Relevant Payment is made by a Guarantor that results in the aggregate payments made by such Guarantor in respect of the Guaranteed Obligations to and including the date of the Relevant Payment exceeding such Guarantor’s Contribution Percentage (as defined below) of the aggregate payments made by all Guarantors in respect of the Guaranteed Obligations to and including the date of the Relevant Payment (such excess, the “Aggregate Excess Amount”), each such Guarantor shall have a right of contribution against each other Guarantor who has made payments in respect of the Guaranteed Obligations to and including the date of the Relevant Payment in an aggregate amount less than such other Guarantor’s Contribution Percentage of the aggregate payments made to and including the date of the Relevant Payment by all Guarantors in respect of the Guaranteed Obligations (the aggregate amount of such deficit, the “Aggregate Deficit Amount”) in an amount equal to (x) a fraction the numerator of which is the Aggregate Excess Amount of such Guarantor and the denominator of which is the Aggregate Excess Amount of all Guarantors multiplied by (y) the Aggregate Deficit Amount of such other Guarantor.  A Guarantor’s right of contribution pursuant to the preceding sentences shall arise at the time of each computation, subject to adjustment to the time of each computation; provided that no Guarantor may take any action to enforce such right until the Guaranteed Obligations have been irrevocably paid in full in cash and all Commitments and all

10

Letters of Credit have been terminated, it being expressly recognized and agreed by all parties hereto that any Guarantor’s right of contribution arising pursuant to this Section 18 against any other Guarantor shall be expressly junior and subordinate to such other Guarantor’s obligations and liabilities in respect of the Guaranteed Obligations and any other obligations owing under this Guaranty.  As used in this Section 18:  (i) each Guarantor’s “Contribution Percentage” shall mean the percentage obtained by dividing (x) the Adjusted Net Worth (as defined below) of such Guarantor by (y) the aggregate Adjusted Net Worth of all Guarantors; (ii) the “Adjusted Net Worth” of each Guarantor shall mean the greater of (x) the Net Worth (as defined below) of such Guarantor and (y) zero; and (iii) the “Net Worth” of each Guarantor shall mean the amount by which the fair saleable value of such Guarantor’s assets on the date of any Relevant Payment exceeds its existing debts and other liabilities (including contingent liabilities, but without giving effect to any Guaranteed Obligations arising under this Guaranty) on such date.  Notwithstanding anything to the contrary contained above, any Guarantor that is released from this Guaranty pursuant to Section 17 hereof shall thereafter have no contribution obligations, or rights, pursuant to this Section 18, and at the time of any such release, if the released Guarantor had an Aggregate Excess Amount or an Aggregate Deficit Amount, the same shall be deemed reduced to $0, and the contribution rights and obligations of the remaining Guarantors shall be recalculated on the respective date of release (as otherwise provided above) based on the payments made hereunder by the remaining Guarantors.  All parties hereto recognize and agree that, except for any right of contribution arising pursuant to this Section 18, each Guarantor who makes any payment in respect of the Guaranteed Obligations shall have no right of contribution or subrogation against any other Guarantor in respect of such payment until all of the Guaranteed Obligations have been irrevocably paid in full in cash (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made, and other provisions of the Loan Documents, in each case, which by the express terms of the relevant Loan Documents survive the repayment of the Guaranteed Obligations and the termination of all Commitments).  Each of the Guarantors recognizes and acknowledges that the rights to contribution arising hereunder shall constitute an asset in favor of the party entitled to such contribution.  In this connection, each Guarantor has the right to waive its contribution right against any other Guarantor to the extent that after giving effect to such waiver such other Guarantor would remain solvent, in the determination of the Required Lenders.

19.  LIMITATION ON GUARANTEED OBLIGATIONS.  Each Guarantor and each Creditor (by its acceptance of the benefits of this Guaranty) hereby confirms that it is its intention that this Guaranty not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act or any similar Federal or state law, or any other Debtor Relief Law applicable to such Guarantor.  To effectuate the foregoing intention, each Guarantor and each Creditor (by its acceptance of the benefits of this Guaranty) hereby irrevocably agrees that the Guaranteed Obligations guaranteed by such Guarantor shall be limited to such amount as will, after giving effect to such maximum amount and all other (contingent or otherwise) liabilities of such Guarantor that are relevant under such laws and after giving effect to any rights to contribution pursuant to any agreement providing for an equitable contribution among such Guarantor and the other Guarantors, result in the Guaranteed Obligations of such Guarantor in respect of such maximum amount not constituting a fraudulent transfer or conveyance.

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20.  COUNTERPARTS.  This Guaranty may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  A set of counterparts executed by all the parties hereto shall be lodged with the Lead Borrower and the Administrative Agent.  Delivery of an executed counterpart of a signature page of this Guaranty by telecopy or other electronic imaging means (including in .pdf format) shall be effective as delivery of a manually executed counterpart of this Guaranty.

21.  PAYMENTS.  All payments made by any Guarantor hereunder will be made without setoff, counterclaim or other defense and on the same basis as payments are made by each Borrower under Sections 2.16 and 2.17 of the Credit Agreement.

22.  ADDITIONAL GUARANTORS.  It is understood and agreed that any Person that is required to provide a Guaranty after the date hereof pursuant to Section 5.9 of the Credit Agreement shall become a Guarantor hereunder in accordance with the terms of Section 5.9 of the Credit Agreement.

23.  HEADINGS DESCRIPTIVE.  The headings of the several Sections of this Guaranty are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Guaranty.

24.  UK GUARANTY LIMITATIONS.  Notwithstanding any other provision of this Guaranty or any other Loan Document, any guarantee, indemnity or other obligation (including any joint and several liability for the Obligations) of the UK Borrower and any other Guarantor that is a Foreign Subsidiary contained in this Agreement or in any other Loan Document shall not apply to the extent (and solely to the extent) that it would result in such guarantee, indemnity or other obligation constituting unlawful financial assistance within the meaning of sections 678 or 679 of the UK Companies Act 2006 or any equivalent and applicable provisions under the laws of the jurisdiction in which such Guarantor is incorporated or established.

*  *  *

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IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be executed and delivered as of the date first above written.

Address:

c/o CF Industries Holdings, Inc.,	CF INDUSTRIES, INC.,
4 Parkway North, Suite 400	as the Company
Deerfield, IL 60015-2590
Tel: (847) 405-2400
Fax: (847) 405-2711	By: ,
Name:
Title:

Address:

4 Parkway North, Suite 400	CF INDUSTRIES HOLDINGS, INC.,
Deerfield, IL 60015-2590	as Holdings
Tel: (847) 405-2400
Fax: (847) 405-2711	By: ,
Name:
Title:

Accepted and Agreed to:

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent

By: ,
Name:
Title:

13

EXHIBIT F

FORM OF

COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered to you pursuant to Section 5.1(c) of the Third Amended and Restated Revolving Credit Agreement, dated as of September 18, 2015, among CF Industries Holdings, Inc., as Holdings, prior to the Darwin Acquisition Closing Date, CF Industries, Inc., as the Company, on and after the Darwin Acquisition Closing Date, Darwin Holdings Limited, as the UK Borrower, the Designated Borrowers from time to time party thereto, the lenders from time to time party thereto, Morgan Stanley Senior Funding, Inc., as Administrative Agent, the Issuing Banks from time to time party thereto and the other parties from time to time party thereto (as the same may be amended, restated, amended and restated, modified, extended and/or supplemented from time to time, the “Credit Agreement”). Capitalized terms defined in the Credit Agreement and not otherwise defined herein are used herein as therein defined.

I, the undersigned [Chief Financial Officer][Principal Accounting Officer][Treasurer][Controller] of the Lead Borrower, do hereby certify on behalf of the Lead Borrower, solely in my capacity as an officer of the Lead Borrower and not in my individual capacity and without personal liability, that:

1.             The financial statements for the fiscal [quarter][year] of Parent ended [        ], attached hereto as ANNEX 1 or otherwise delivered to the Administrative Agent pursuant to the requirements of Section 5.1 of the Credit Agreement (the “Financial Statements”), present fairly in all material respects as of the date of such Financial Statements the financial condition and results of operations of Parent and its consolidated subsidiaries on a consolidated basis in accordance with [GAAP][IFRS](1) [except as set forth in the notes thereto or in paragraph 4 below, or as previously disclosed in writing to the Lenders][, subject to normal year-end audit adjustments and the absence of footnotes](2). No Default or Event of Default has occurred and is continuing as of the date hereof[, except for          ](3). There has been no material change in [GAAP][IFRS] (or any election by Parent to apply IFRS in lieu of GAAP pursuant to Section 1.4 of the Credit Agreement) applicable to Parent and its consolidated subsidiaries since the date of the audited financial statements most recently delivered in accordance with Section 5.1(a) of the Credit Agreement that has had an impact on the Financial Statements [, except for [        ], the effect of which on the Financial Statements has been [      ]](4).

(1)           Select GAAP if no election has been made to apply IFRS in lieu of GAAP pursuant to Section 1.4 of the Credit Agreement; select IFRS if such election has been made.

(2)           To be included only if the Compliance Certificate is certifying the quarterly financials.

(3)           Specify the details of any Default or Event of Default, if any, and any action taken or proposed to be taken with respect thereto.

(4)           If and to the extent that any change in GAAP or IFRS, as applicable, that has occurred since the date of the audited financial statements most recently delivered in accordance with Section 5.1(a) of the Credit Agreement had an impact on such financial statements, specify the effect of such change on the financial statements accompanying this Compliance Certificate.

2.             Attached hereto as ANNEX 2 are the computations showing (in reasonable detail) compliance with the covenants specified therein.

3.             This Compliance Certificate constitutes notice that the information required to be delivered pursuant to Section 5.1[(a)][(b)] of the Credit Agreement for the fiscal [year][quarter] of Parent ended [        ] is being delivered electronically and such method of delivery is in accordance with the last paragraph of Section 5.1 of the Credit Agreement.

[4.           Except as set forth in the notes thereto or as previously disclosed in writing to the Lenders, described below in reasonable detail is the manner in which the Financial Statements do not present fairly in all material respects as of the date of such Financial Statements the financial condition and results of operations of Parent and its consolidated subsidiaries on a consolidated basis in accordance with [GAAP][IFRS]:

[                                                        ].]

2

IN WITNESS WHEREOF, the Lead Borrower has caused this Compliance Certificate to be executed and delivered by its [Chief Financial Officer][Principal Accounting Officer][Treasurer][Controller] as of the date first written above.

[CF INDUSTRIES, INC.,
as the Lead Borrower

By:
Name:
Title:]

[[DARWIN HOLDINGS LIMITED,]
as the Lead Borrower

By:
Name:
Title:](5)

(5)           Select the first option if the Compliance Certificate is being delivered prior to the Darwin Acquisition Closing Date and the second option if the Compliance Certificate is being delivered on or after the Darwin Acquisition Closing Date.

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ANNEX 1

[Applicable Financial Statements to be attached if applicable]

ANNEX 2

The information described herein is as of [         ,     ](1), (the “Computation Date”) and, except as otherwise indicated below, pertains to the period from [       ,     ](2) to the Computation Date (the “Relevant Period”).

Total Leverage Ratio

a.	Consolidated Indebtedness as at the Computation Date	$

b.	Aggregate amount of Unrestricted Cash as at the Computation Date	$

c.	Line (a) less line (b)	$

d.	Consolidated EBITDA(3) for the Relevant Period ended on the Computation Date	$

e.	Ratio of line (c) to line (d)	:1.00

f.	Maximum Covenant Level	3.75:1.00

Interest Coverage Ratio

a.	Consolidated EBITDA(4) for the Relevant Period ended on the Computation Date	$

b.	Consolidated Interest Expense(5) for the Relevant Period ended on the Computation Date	$

c.	Ratio of line (a) to line (b)	:1.00

d.	Minimum Covenant Level	2.75:1.00

(1)           Insert the last day of the respective fiscal quarter or fiscal year covered by the financial statements which are required to be accompanied by this Compliance Certificate.

(2)           Insert the first day of the most recently completed four consecutive fiscal quarters of Parent ended on the Computation Date.

(3)           Determined on a Pro Forma Basis.  Attach hereto in reasonable detail the calculations required to arrive at Consolidated EBITDA.

(4)           Determined on a Pro Forma Basis.  Attach hereto in reasonable detail the calculations required to arrive at Consolidated EBITDA

(5)           Determined on a Pro Forma Basis.

EXHIBIT G

FORM OF

MATURITY DATE EXTENSION REQUEST

Morgan Stanley Senior Funding, Inc.,

as Administrative Agent

Morgan Stanley Agency Servicing

1 New York Plaza

New York, New York 10004

Attention: Agency Team

Telecopy: (212) 507-6680

Email: msagency@morganstanley.com

[Date]

Ladies and Gentlemen:

Reference is made to the Third Amended and Restated Revolving Credit Agreement, dated as of September 18, 2015, among CF Industries Holdings, Inc., as Holdings, prior to the Darwin Acquisition Closing Date, CF Industries, Inc., as the Company, on and after the Darwin Acquisition Closing Date, Darwin Holdings Limited, as the UK Borrower, the Designated Borrowers from time to time party thereto, the lenders from time to time party thereto, Morgan Stanley Senior Funding, Inc., as Administrative Agent, the Issuing Banks from time to time party thereto and the other parties from time to time party thereto (as the same may be amended, restated, amended and restated, modified, extended and/or supplemented from time to time, the “Credit Agreement”).  In accordance with Section 2.21 of the Credit Agreement, the Lead Borrower hereby requests [(i)] an extension of the Maturity Date from [         ], 20[     ] to [         ], 20[     ](1), [(ii) the following changes to the Applicable Rate to be applied in determining the interest payable on Loans of, and fees payable under the Credit Agreement to, Consenting Lenders in respect of that portion of their Commitments (and related Loans) extended to such new Maturity Date, which changes shall become effective on [         ], 20[     ]](2) [and] [(iii) the amendments and modifications to the terms of the Credit Agreement to be effected in connection with this Maturity Date Extension Request as set forth below, which amendments shall become effective on [         ], 20[     ]:

[                                         ]].

(1)           No more than one calendar year from the scheduled Maturity Date.

(2)           May be prior to the Existing Maturity Date.

[CF INDUSTRIES, INC.,
as the Lead Borrower

By:
Name:
Title:]

[[DARWIN HOLDINGS LIMITED,]
as the Lead Borrower

By:
Name:
Title:](3)

(3)           Select the first option if the Maturity Date Extension Request is being delivered prior to the Darwin Acquisition Closing Date and the second option if the Maturity Date Extension Request is being delivered on or after the Darwin Acquisition Closing Date.

2

The undersigned consents to the requested amendments to the terms of the Credit Agreement and the requested extension of the Maturity Date.  The maximum amount of the Commitment of the undersigned with respect to which the undersigned agrees to the amendments to the terms of the Credit Agreement and the extension of the Maturity Date is set forth under its signature.

Name of Institution:

By

Name:
Title:

For any Institution requiring a second signature line:

By

Name:
Title:

Maximum amount of Commitment $[                                  ]

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EXHIBIT H

FORM OF

DESIGNATED BORROWER REQUEST AND ASSUMPTION AGREEMENT

Date:             ,

To:          Morgan Stanley Senior Funding, Inc., as Administrative Agent

Ladies and Gentlemen:

This Designated Borrower Request and Assumption Agreement (this “Designation Agreement”) is made and delivered pursuant to Section 2.23 of that certain Third Amended and Restated Revolving Credit Agreement, dated as of September 18, 2015, among CF Industries Holdings, Inc., as Holdings, prior to the Darwin Acquisition Closing Date, CF Industries, Inc., as the Company, on and after the Darwin Acquisition Closing Date, Darwin Holdings Limited, as the UK Borrower, the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, Morgan Stanley Senior Funding, Inc., as Administrative Agent, the Issuing Banks from time to time party thereto and the other parties from time to time party thereto (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”).  All capitalized terms used in this Designated Borrower Request and Assumption Agreement and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Each of                        (the “Designated Borrower”) and the Lead Borrower hereby confirms, represents and warrants to the Administrative Agent, each Issuing Bank and the Lenders that the Designated Borrower is a Wholly-Owned Subsidiary of Parent that is organized in a Designated Borrower Jurisdiction.

This Designation Agreement shall become effective upon satisfaction (or waiver in accordance with Section 9.2 of the Credit Agreement) of the conditions precedent set forth in Section 4.4 of the Credit Agreement.

Complete if the Designated Borrower is a Domestic Subsidiary:  The true and correct U.S. taxpayer identification number of the Designated Borrower is              .  The jurisdiction of organization of the Designated Borrower is              .

Complete if the Designated Borrower is a Foreign Subsidiary:  The true and correct unique identification number that has been issued to the Designated Borrower by its jurisdiction of organization and the name of such jurisdiction are set forth below:

Identification Number	Jurisdiction of Organization

The parties hereto hereby confirm that upon the effectiveness of this Designation Agreement, the Designated Borrower shall have obligations, duties and liabilities toward each of the other parties to the Credit Agreement identical to those which the Designated Borrower would have had if the Designated Borrower had been an original party to the Credit Agreement as a Borrower.  Effective as of the effectiveness of this Designation Agreement, the Designated Borrower confirms its acceptance of, and consents to, all representations and warranties, covenants, and other terms and provisions of the Credit Agreement.

The parties hereto hereby request that the Designated Borrower be entitled to receive Loans and Letters of Credit under the Credit Agreement, and understand, acknowledge and agree that no Lender or Issuing Bank shall be required to fund any Loan or issue any Letter of Credit solely for such Designated Borrower’s account, in each case unless and until this Designation Agreement becomes effective in accordance with Section 2.23 of the Credit Agreement.

This Designation Agreement shall constitute a Loan Document under the Credit Agreement.

THIS DESIGNATION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

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IN WITNESS WHEREOF, the parties hereto have caused this Designation Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

[NAME OF DESIGNATED BORROWER],
as the Designated Borrower

By:
Name:
Title:

[CF INDUSTRIES, INC.,
as the Lead Borrower

By:
Name:
Title:]

[DARWIN HOLDINGS LIMITED,
as the Lead Borrower

By:
Name:
Title:](1)

(1)           Select the first option if the Designation Agreement is being delivered prior to the Darwin Acquisition Closing Date and the second option if the Designation Agreement is being delivered on or after the Darwin Acquisition Closing Date.

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EXHIBIT I

FORM OF

CREDIT AGREEMENT JOINDER

THIS CREDIT AGREEMENT JOINDER, (this “Credit Agreement Joinder”) is executed as of [       ], 20[     ], by [[DARWIN HOLDINGS LIMITED], a [type of entity] incorporated under the laws of England and Wales] [name and jurisdiction of Designated Borrower] (the “Joining Party”), CF Industries Holdings, Inc. (“Holdings”)[,] [and] [CF Industries, Inc. (the “Company”)](1) [[Darwin Holdings Limited] (the “UK Borrower”)](2) [and [name and jurisdiction of each other Person that has become a Designated Borrower pursuant to Section 2.23 of the Credit Agreement on or prior to the date hereof]] [and [any other Person that is a Guarantor on the date hereof]] and delivered to Morgan Stanley Senior Funding, Inc., as Administrative Agent under the Credit Agreement referred to below (the “Administrative Agent”).

Reference is made to the Third Amended and Restated Revolving Credit Agreement, dated as of September 18, 2015 (as amended, modified, restated, amended and restated, and/or supplemented from time to time, the “Credit Agreement”), among Holdings, prior to the Darwin Acquisition Closing Date, the Company, [on and after the date hereof, the Joining Party as the UK Borrower (the “UK Borrower”)][on and after the Darwin Acquisition Closing Date, [Darwin Holdings Limited]], the Designated Borrowers from time to time party thereto, the lenders from time to time party thereto (the “Lenders”), the Administrative Agent, the Issuing Banks from time to time party thereto (the “Issuing Banks”) and the other parties from time to time party thereto.  Except as otherwise defined herein, all capitalized terms used herein and defined in the Credit Agreement shall be used herein as therein defined.

[WHEREAS, Holdings and the Joining Party, among others, have entered into the Acquisition Agreement;](3)

[WHEREAS, the Acquisition Agreement provides for the combination of Holdings with OCI’s European, North American and global distribution businesses that will be combined under the Joining Party;]

[WHEREAS, OCI will transfer, among other things, certain holding companies for its European, North American and global distribution businesses in exchange for Equity Interests in the Joining Party plus certain additional consideration to be paid in a mix of cash or shares at the Joining Party’s discretion;]

[WHEREAS, following such transfer, MergerCo, a Wholly-Owned Subsidiary of the Joining Party, will merge with and into Holdings, with Holdings surviving such merger and continuing as a Wholly-Owned Subsidiary of the Joining Party;]

(1)           Include the Company as a party only in the case of a Credit Agreement Joinder entered into (x) prior to the Darwin Acquisition Closing Date or (y) during such time as the Company is a Designated Borrower under the Credit Agreement.

(2)           Include the UK Borrower as a party in the case of a Credit Agreement Joinder entered into after the Darwin Acquisition Closing Date.

(3)           Include the first six “Whereas” clauses only in the case of a Credit Agreement Joinder entered into by Darwin Holdings Limited as the Joining Party.

[WHEREAS, at the effective time of the Merger, each issued and outstanding share of Holdings’ common stock will be converted into the right to receive one share of common stock of the Joining Party;]

[WHEREAS, pursuant to Section 4.3(d) of the Credit Agreement, it is a condition precedent to the Darwin Acquisition Closing Date that the Joining Party execute and deliver a counterpart of this Credit Agreement Joinder;]

[WHEREAS, pursuant to Section 4.4(c) of the Credit Agreement, it is a condition precedent to the effectiveness of the designation of the Joining Party as a Designed Borrower, and to the obligation of each Lender to make an initial Loan or an Issuing Bank to issue an initial Letter of Credit to the Joining Party as a Designated Borrower, that the Joining Party execute and deliver a counterpart of this Credit Agreement Joinder;](4)

NOW, THEREFORE, in consideration of the foregoing and the other benefits accruing to the Joining Party, the receipt and sufficiency of which are hereby acknowledged, the Joining Party hereby represents and warrants to, and covenants and agrees with, the Administrative Agent and the Lenders as follows:

[1.           By executing and delivering this Credit Agreement Joinder: (a) the Joining Party shall become, from the date hereof, a party to the Credit Agreement as the “UK Borrower”, “Parent” and the “Lead Borrower” and as a “Borrower” for all purposes under the Credit Agreement and all the other Loan Documents and shall be bound by all the obligations and shall have all the rights of the UK Borrower, Parent, the Lead Borrower and a Borrower under the Credit Agreement and all the other Loan Documents and (b) each reference to the “UK Borrower”, “Parent” and the “Lead Borrower” in the Credit Agreement and in all the other Loan Documents shall, from the date hereof, be deemed to be a reference to the Joining Party and each reference to the “Borrowers” in the Credit Agreement and in all the other Loan Documents shall, from the date hereof, be deemed to include the Joining Party.]

[1.           By executing and delivering this Credit Agreement Joinder: (a) the Joining Party shall become, from the date hereof, a party to the Credit Agreement as a “Designated Borrower” and as a “Borrower” for all purposes under the Credit Agreement and all other Loan Documents and shall be bound by all the obligations and shall have all the rights of a Designated Borrower and a Borrower under the Credit Agreement and all other Loan Documents and (b) each reference to the “Designated Borrowers” or the “Borrowers” in the Credit Agreement and in all other Loan Documents shall, from the date hereof, be deemed to include the Joining Party.]

[2.           Without limiting the foregoing, the Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms contained in the Credit Agreement that are applicable to the UK Borrower, Parent and the Lead Borrower, including without limitation (a) all of the representations and warranties made by the UK Borrower, Parent and the Lead Borrower set forth in Article III of the Credit Agreement and (b) all of the covenants set forth in Articles V and VI of the Credit Agreement. The Joining Party represents and warrants as of the date hereof

(4)           Include this “Whereas” clause only in the case of a Credit Agreement Joinder entered into by a Designated Borrower as the Joining Party.

2

that the Joining Party has duly executed and delivered this Credit Agreement Joinder and that this Credit Agreement Joinder constitutes its legal, valid and binding obligations, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.]

[2.           Without limiting the foregoing, the Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms contained in the Credit Agreement that are applicable to a Designated Borrower and a Borrower, including without limitation (a) all of the representations and warranties made by the Borrowers set forth in Article III of the Credit Agreement and (b) all of the covenants set forth in Articles V and VI of the Credit Agreement. The Joining Party represents and warrants as of the date hereof that the Joining Party has duly executed and delivered this Credit Agreement Joinder and that this Credit Agreement Joinder constitutes its legal, valid and binding obligations, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.]

3.             Each of Holdings[,] [and] the Company[,] [and the UK Borrower] [and each other Borrower (other than the Joining Party) party hereto] [and each other Guarantor party hereto] hereby consents to the terms of this Credit Agreement Joinder and agrees that this Credit Agreement Joinder shall not affect in any way its obligations and liabilities under the Credit Agreement or any other Loan Document to which it is a party, all of which obligations and liabilities shall remain in full force and effect and each of which is hereby reaffirmed in all respects.  Without limiting the foregoing, each party hereto hereby confirms that the obligations of the Joining Party under the Credit Agreement and under all the other Loan Documents (in each case, after giving effect to this Credit Agreement Joinder) constitute “Obligations” and “Guaranteed Obligations” (as defined in the Guaranty) and are entitled to all the benefits of the Guarantees set forth in the Guaranty, and each Guaranty is, and continues to be, in full force and effect and is hereby reaffirmed in all respects.

4.             This Credit Agreement Joinder shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of and be enforceable by each of the parties hereto and its successors and assigns, provided, however, the Joining Party may not assign any of its rights, obligations or interest hereunder except as permitted by the Credit Agreement.  THIS CREDIT AGREEMENT JOINDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.  This Credit Agreement Joinder may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Credit Agreement Joinder by telecopy or other electronic imaging means (including in .pdf format) shall be effective as delivery of a manually executed counterpart of this Credit Agreement Joinder.  In the event that any provision of this Credit Agreement Joinder shall prove to be invalid or unenforceable, such provision shall be deemed to be severable from the other provisions of this Credit Agreement Joinder which shall remain binding on all parties hereto.

3

5.             From and after the execution and delivery hereof by the parties hereto, this Credit Agreement Joinder shall constitute a “Loan Document” for all purposes of the Credit Agreement and any other Loan Document.

[Signature Page Follows]

4

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement Joinder to be duly executed as of the date first above written.

Address:

[ ]	[ ],
[ ]	as the Joining Party
Tel:[ ]
Fax:[ ]	By: ,
Name:
Title:

CF INDUSTRIES HOLDINGS, INC.,
as Holdings

By: ,
Name:
Title:

[CF INDUSTRIES, INC.,
as the Company

By: ,
Name:
Title:]

[[DARWIN HOLDINGS LIMITED],
as the UK Borrower

By: ,
Name:
Title:]

5

[[ ],
as a Borrower

By: ,
Name:
Title:]

[[ ],
as a Guarantor

By: ,
Name:
Title:]

6

Accepted and Acknowledged by:

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent

By:
Name:
Title:

7

EXHIBIT J

FORM OF

GUARANTY JOINDER AGREEMENT

THIS GUARANTY JOINDER AGREEMENT (this “Guaranty Joinder Agreement “) is executed as of [       ], 20[    ], by [[DARWIN HOLDINGS LIMITED], a [type of entity] incorporated under the laws of England and Wales][name and jurisdiction of Person joining as Guarantor pursuant to Section 5.9 of the Credit Agreement] (the “Joining Party”) and delivered to Morgan Stanley Senior Funding, Inc., as Administrative Agent under the Credit Agreement referred to below (the “Administrative Agent”).

Reference is made to (i) the Third Amended and Restated Revolving Credit Agreement, dated as of September 18, 2015 (as amended, modified, restated, amended and restated, and/or supplemented from time to time, the “Credit Agreement”), among CF Industries Holdings, Inc.  (“Holdings”) prior to the Darwin Acquisition Closing Date, CF Industries, Inc.  (the “Company”)[, the Joining Party as the UK Borrower (the “UK Borrower”) [(from the date hereof)]] and the Designated Borrowers from time to time party thereto, the lenders from time to time party thereto (the “Lenders”), the Administrative Agent, Morgan Stanley Bank, N.A., Goldman Sachs Bank USA, Bank of Montreal, Royal Bank of Canada, The Bank of Tokyo-Mitsubishi UFJ, Ltd., Wells Fargo Bank, National Association and each Lender that shall have become an Issuing Bank pursuant to Section 2.5(j) of the Credit Agreement (the “Issuing Banks”) and the other parties from time to time party thereto and (ii) the Guaranty Agreement, dated as of September 18, 2015 (as amended, modified, restated, amended and restated, and/or supplemented from time to time, the “Guaranty”), by and among Holdings, the Company[, the UK Borrower (from the date hereof)] and the other Guarantors from time to time party thereto, in favor of the Administrative Agent for its benefit and for the benefit of the Lenders.  Except as otherwise defined herein, all capitalized terms used herein and defined in the Credit Agreement shall be used herein as therein defined.

[WHEREAS, Holdings and the UK Borrower, among others, have entered into the Acquisition Agreement;](1)

[WHEREAS, the Acquisition Agreement provides for the combination of Holdings with OCI’s European, North American and global distribution businesses that will be combined under the UK Borrower;]

[WHEREAS, OCI will transfer, among other things, certain holding companies for its European, North American and global distribution businesses in exchange for Equity Interests in the UK Borrower plus certain additional consideration to be paid in a mix of cash or shares at the UK Borrower’s discretion;]

[WHEREAS, following such transfer, MergerCo, a Wholly-Owned Subsidiary of the UK Borrower, will merge with and into Holdings, with Holdings surviving such merger and continuing as a Wholly-Owned Subsidiary of the UK Borrower;]

(1)           Include the first six “Whereas” clauses only in the case of a Guaranty Joinder Agreement entered into by Darwin Holdings Limited as the Joining Party.

[WHEREAS, at the effective time of the Merger, each issued and outstanding share of Holdings’ common stock will be converted into the right to receive one share of common stock of the UK Borrower;]

[WHEREAS, pursuant to Section 4.3(e) of the Credit Agreement, it is a condition precedent to the Darwin Acquisition Closing Date, that the Joining Party execute and deliver a counterpart of this Guaranty Joinder Agreement;]

[WHEREAS, pursuant to Section 5.9 of the Credit Agreement, the Joining Party is required to execute and deliver a counterpart of this Guaranty Joinder Agreement;] (2)

NOW, THEREFORE, in consideration of the foregoing and the other benefits accruing to the Joining Party, the receipt and sufficiency of which are hereby acknowledged, the Joining Party hereby represents and warrants to, and covenants and agrees with, the Administrative Agent and the Lenders as follows:

1.             Pursuant to Section 5.9 of the Credit Agreement, by executing and delivering this Guaranty Joinder Agreement: (a) the Joining Party shall become, from the date hereof, a party to the Guaranty as a “Guarantor” for all purposes under the Guaranty and all the other Loan Documents and shall be bound by all the obligations and shall have all the rights of a Guarantor under the Guaranty and all the other Loan Documents and (b) each reference to the “Guarantors” in the Credit Agreement, the Guaranty and in all the other Loan Documents shall, from the date hereof, subject to Section 9.17 of the Credit Agreement, be deemed to include the Joining Party.

2.             Without limiting the foregoing, the Joining Party hereby (a) makes and undertakes, as the case may be, each covenant, waiver, representation and warranty made by the other Guarantors pursuant to the Guaranty and any other Loan Document, each of which is hereby incorporated by reference, and agrees to be bound by all covenants, waivers, agreements and obligations of the other Guarantors pursuant to the Guaranty and any other Loan Document and (b) represents and warrants that the Joining Party has duly executed and delivered this Guaranty Joinder Agreement and that this Guaranty Joinder Agreement constitutes its legal, valid and binding obligations, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

3.             This Guaranty Joinder Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of and be enforceable by each of the parties hereto and its successors and assigns, provided, however, the Joining Party may not assign any of its rights, obligations or interest hereunder except as permitted by the Guaranty or the Credit Agreement, as applicable.  THIS GUARANTY JOINDER AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.  This Guaranty Joinder Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this

(2)           Include this “Whereas” clause only if the Joining Party is a Person joining as a Guarantor pursuant to Section 5.9 of the Credit Agreement.

2

Guaranty Joinder Agreement by telecopy or other electronic imaging means (including in .pdf format) shall be effective as delivery of a manually executed counterpart of this Guaranty Joinder Agreement.  In the event that any provision of this Guaranty Joinder Agreement shall prove to be invalid or unenforceable, such provision shall be deemed to be severable from the other provisions of this Guaranty Joinder Agreement which shall remain binding on all parties hereto.

4.             From and after the execution and delivery hereof by the parties hereto, this Guaranty Joinder Agreement shall constitute a “Loan Document” for all purposes of the Guaranty and any other Loan Document.

5.             Notwithstanding any other provision of this Guaranty Joinder Agreement or any other Loan Document, any guarantee, indemnity or other obligation (including any joint and several liability for the Obligations) of the UK Borrower and any other Guarantor that is a Foreign Subsidiary contained in this Guaranty Joinder Agreement or in any other Loan Document shall not apply to the extent (and solely to the extent) that it would result in such guarantee, indemnity or other obligation constituting unlawful financial assistance within the meaning of sections 678 or 679 of the UK Companies Act 2006 or any equivalent and applicable provisions under the laws of the jurisdiction in which such Guarantor is incorporated or established.

[Signature Page Follows]

3

IN WITNESS WHEREOF, the parties hereto have caused this Guaranty Joinder Agreement to be duly executed as of the date first above written.

Address:

[ ]	[ ],
[ ]	as the Joining Party
Tel:[ ]
Fax:[ ]	By: ,
Name:
Title:

4

Accepted and Acknowledged by:

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent

By:
Name:
Title:

5